Exhibit 10.16
Execution Copy
Text omitted and submitted separately pursuant to confidential treatment request under 17 C.F.R. Sections 200.80(b)(4) and 230.406
EXCLUSIVE LICENSE AND SUPPLY AGREEMENT
by and between
PFIZER INC.
and
PROTALIX LTD.
November 30, 2009

TABLE OF CONTENTS

Section 1. DEFINITIONS	1

Section 2. INTENTIONALLY OMITTED	15

Section 3. LICENSE	15

3.1. Exclusive License	15
3.2. Other License Provisions	16
3.3. Non-Assertion of Rights	17
3.4. Sublicensing and Subcontracting	17
3.5. Improvements	18
3.6. Patent Challenges	19
3.7. No Implied License	19

Section 4. DEVELOPMENT, REGULATORY APPROVALS AND MARKETING	19

4.1. Development Plan	19
4.2. Development Responsibilities	20
4.3. Steering Committee	20
4.4. Records	23
4.5. Diligence	23
4.6. Regulatory Affairs	24
4.7. Commercialization and Pricing	27
4.8. Early Access Programs	28
4.9. Trademarks	28
4.10. Use of Names	30
4.11. Access to Information	31
4.12. Information Rights	31
4.13. [***]	31
4.14. Scope of Sections 4.12 and 4.13	31

Section 5. MANUFACTURE AND SUPPLY	31

5.1. Supply Chain Committee	31
5.2. Capacity	33
5.3. Development Supply of Drug Substance	34
[***] Redacted pursuant to a confidential treatment request.

i

5.4. Commercial Supply of Drug Substance	34
5.5. Fill/Finish; Certain Other Manufacturing Activities	34
5.6. Forecasting and Ordering.	34
5.7. Pricing, Invoicing and Supply Price Reconciliation	36
5.8. Shipping and Delivery.	37
5.9. Compliance; Quality Control Obligations	37
5.10. Certificate of Analysis; Acceptance and Returns	37
5.11. Product Specification and Manufacturing Changes	39
5.12. Master Cell Bank	39
5.13. Shortages	39
5.14. Safety Stock Obligations	39
5.15. Certain Supply Chain Issues	40
5.16. Other Assistance by Pfizer	41
5.17. Failure to Supply	42
5.18. Manufacturing Covenants	42
5.19. Amendment to [***]	43
5.20. Certain References to Licensed Product	43

Section 6. FINANCIAL PROVISIONS	43

6.1. Effective Date Payment	43
6.2. Event Milestone Payments	43
6.3. Development Costs	44
6.4. Sharing of Net Profit and Net Loss	46

Section 7. ACCOUNTING AND PROCEDURES FOR PAYMENT	46

7.1. Periodic Reporting and Reconciliation Payments	46
7.2. Inter-Company Sales	49
7.3. Currency	49
7.4. Method of Payments	50
7.5. Inspection of Records	50
7.6. Tax Matters	51
[***]    Redacted pursuant to a confidential treatment request.

Section 8. PATENTS AND INFRINGEMENT	52

8.1. Filing and Prosecution	52
8.2. Correspondence	53
8.3. Maintenance	54
8.4. Notices and Encumbrances	54
8.5. Patent Term Extensions	54
8.6. Interpretation of Patent Judgments	55
8.7. Third Party Royalty Obligations	55
8.8. Third Party Infringement	56
8.9. Paragraph IV Notices	57
8.10. Other Actions by a Third Party	57
8.11. Compensation to Inventors	58
8.12. Patent Marking	58
8.13. In-Licensed Patents	58

Section 9. CONFIDENTIALITY; PUBLICATION	58

9.1. Confidential Information.	58
9.2. Permitted Disclosure of Confidential Information.	58
9.3. Publication.	60
9.4. Publicity.	60
9.5. Filing, Registration or Notification of the Agreement	61

Section 10. REPRESENTATIONS, WARRANTIES AND COVENANTS	62

10.1. Protalix Representations, Warranties and Covenants	62
10.2. Manufacturing Representations, Warranties and Covenants	65
10.3. Environmental Representations, Warranties and Covenants	67
10.4. Pfizer Representations, Warranties and Covenants	68
10.5. Disclaimer of Warranty	69

Section 11. ADDITIONAL COVENANTS	70

11.1. Restrictions on Transfers and Liens	70
11.2. Third Party Licenses and Agreements	70
11.3. [***] Letter Agreement	70
[***]    Redacted pursuant to a confidential treatment request.

11.4. Compliance with Laws	71
11.5. Coordination outside the Territory	71
11.6. Operational Plan	71

Section 12.NON-COMPETITION	71

12.1. Pfizer Non-Compete	71
12.2. Protalix Non-Compete	71
12.3. Acquisition of Competing Product	71

Section 13.TERM	72

Section 14.TERMINATION	72

14.1. INTENTIONALLY OMITTED	72
14.2. Termination Rights	72
14.3. Continuing and Accrued Obligations and Surviving Provisions	73
14.4. Effects of Termination	74
14.5. Bankruptcy	76

Section 15.INDEMNIFICATION AND INSURANCE	77

15.1. Indemnification.	77
15.2. Losses	78
15.3. Defense Procedures; Procedures for Third Party Claims	78
15.4. Certain Other Losses.	79
15.5. Disclaimer of Liability for Consequential Damages	80
15.6. Sole Remedy	80
15.7. Insurance Requirements	80

Section 16.STANDSTILL	83

16.1. Standstill Provisions	83
16.2. Exceptions	84
16.3. Termination of Standstill Provisions	84
16.4. Sales Process	85

Section 17.GOVERNING LAW AND JURISDICTION	86

17.1. Governing Law	86
17.2. Jurisdiction	86

Section 18.MISCELLANEOUS	86

18.1. Force Majeure	86
18.2. Severability	87
18.3. Waivers	87
18.4. Entire Agreements; Amendments	87
18.5. Survival	87
18.6. Assignment; Binding Effect	88
18.7. Independent Contractor	88
18.8. Notices	88
18.9. Third Party Beneficiaries	89
18.10. Binding Effect	89
18.11. Performance by Affiliates	89
18.12. Corporate Integrity Agreement	89
18.13. Counterparts	89
18.14. Headings	89
18.15. Equitable Remedies	89
EXHIBITS

•	EXHIBIT A — AMINO ACID SEQUENCE FOR DRUG SUBSTANCE
•	EXHIBIT B — PROTALIX PATENT RIGHTS
•	EXHIBIT C — THIRD PARTY LICENSES
•	EXHIBIT D — DEVELOPMENT PLAN
•	EXHIBIT E — CALCULATION OF NET PROFIT/NET LOSS
•	EXHIBIT F — PRESS RELEASE
•	EXHIBIT G — INITIAL COMMERCIALIZATION PLAN
•	EXHIBIT H — FORM OF TRADEMARK ASSIGNMENT
•	EXHIBIT I — COMPLIANCE CERTIFICATE
•	EXHIBIT J — FORM OF [***] LETTER AGREEMENT
•	EXHIBIT K — AMENDMENT TO[***]
APPENDICES
Appendix 7.4(a) — Protalix Account Information
Appendix 7.4(b) — Pfizer Account Information
Appendix 10.1(t) — Pfizer’s Anti-Bribery and Anti-Corruption Principles
Appendix 11.6 — Operational Plan
Appendix 15.1(c) — Other Matters
[***]    Redacted pursuant to a confidential treatment request.

v

EXCLUSIVE LICENSE AND SUPPLY AGREEMENT
     Exclusive License and Supply Agreement (this “Agreement”) dated as of November 30, 2009 between Protalix Ltd., a limited liability company incorporated under the laws of Israel with offices located at 2 Snunit Street, Science Park, P.O.B 455, Carmiel 20100, Israel (“Protalix”), and Pfizer Inc., a Delaware corporation with offices located at 235 East 42nd Street, New York, New York, 10017, U.S.A. (“Pfizer”).
     WHEREAS, Protalix owns or otherwise controls certain patents, patent applications, technology, know-how and scientific and technical information relating to an enzyme replacement therapy for the treatment of Gaucher Disease;
     WHEREAS, Pfizer has extensive experience and expertise in the development and commercialization of drug products, and desires to acquire an exclusive license in the Territory (as defined below) to such patents, patent applications, technology, know how and scientific and technical information, upon the terms and subject to the conditions set forth herein; and
     WHEREAS, Protalix desires to grant such license to Pfizer;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein, Protalix and Pfizer hereby agree as follows:
Section 1. DEFINITIONS
     For purposes of this Agreement, the following definitions shall be applicable:
     1.1 “Accumulated Net Loss” shall have the meaning assigned to it in Section 6.4(b)(ii).
     1.2 “Actual Price” shall have the meaning assigned to it in Section 5.7(a)(iii).
     1.3 “Additional Development Costs” has the meaning set forth in Section 6.3(h).
     1.4 “Affiliate” means any entity directly or indirectly controlled by, controlling, or under common control with, a party to this Agreement, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means (a) possession, direct or indirect, of the power to direct or cause direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract or otherwise), or (b) beneficial ownership of at least 50% of the voting securities or other ownership interest (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of an entity, it being understood and agreed that for purposes of clause (a), neither ownership of voting securities or other ownership interests of an entity nor membership or representation on (if less than half of the members of) an entity’s board of directors shall, by themselves, be presumed to constitute the power to direct or cause direction of the management or policies of such entity; provided, further, that solely for purposes of Section 16.3 and 16.4, a Person (other than Protalix) who would otherwise be deemed to be an Affiliate of Protalix Parent solely by virtue of clause (a) of this definition shall be deemed to be a Third Party. With respect to the grant of license rights by Protalix to Pfizer under Section 3,

“Affiliate” shall exclude any Third Party that becomes an Affiliate due to such Third Party’s acquisition of Protalix.
     1.5 “Allocation Percentage” shall have the meaning set forth in Section 5.2(c).
     1.6 “Allowable Expenses” shall have the meaning set forth in Exhibit E.
     1.7 “Business Associates” shall have the meaning set forth in Appendix 10.1(t).
     1.8 “Business Combination Transaction” shall have the meaning set forth in Section 16.1(d).
     1.9 “Business Day” means a day other than a Saturday, Sunday, or bank or other public holiday in New York, New York.
     1.10 “Capacity Cap” shall have the meaning set forth in Section 5.2(c).
     1.11 “Commence” or “Commencement” when used with respect to a clinical trial, means the first dosing of the first patient for such trial.
     1.12 “Commercialization” means any and all activities directed to and including marketing, promoting, distributing, offering for sale and selling a Licensed Product, importing a Licensed Product (to the extent applicable) and conducting [***]. When used as a verb, “Commercialize” means to engage in Commercialization.
     1.13 “Commercialization Plan” shall have the meaning set forth in Section 4.7(a).
     1.14 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a party with respect to the objective that is the subject of such efforts, reasonable, good faith efforts and resources to accomplish such objective that such party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that with respect to the Development or Commercialization of the Licensed Product in the Territory by Pfizer, such efforts shall be similar to those efforts and resources consistent with the usual practice of Pfizer in pursuing the Development or Commercialization of drug products owned by it or to which it otherwise has rights that are of similar market potential as a Licensed Product in the Territory, taking into account all relevant factors, including the orphan drug status (if any) of the Licensed Product and other regulatory matters, safety and efficacy matters, product labeling or anticipated labeling, pricing, present and future market potential, past performance of the Licensed Product, past performance of Pfizer’s own drug products that are of similar market potential (taking into account that the Licensed Product is intended for the treatment of a rare disease), financial return [***], medical and clinical considerations, present and future regulatory environment and competitive market conditions, all as measured by the facts and circumstances at the time such efforts are due. It is anticipated that the level of effort constituting Commercially Reasonable Efforts may change over time.
[***]    Redacted pursuant to a confidential treatment request.

     1.15 “Competing Product” means [***].
     1.16 “Compound” means (a) prGCD and (b) any analogs, derivatives and variants thereof.
     1.17 “Confidential Information” means the Protalix Confidential Information or the Pfizer Confidential Information, as applicable.
     1.18 “Control” or “Controlled” means, with respect to any compound, material, information, or intellectual property right, that a party owns or has a license to use, commercialize, manufacture, market, distribute or sell, and has the ability to grant to the other party access and/or a license or a sublicense (as applicable under this Agreement) to such compound, material, information, or intellectual property right as provided for herein without violating (a) the terms of any agreement or other arrangements with any Third Party existing before or after the Effective Date or (b) any law or governmental regulation applicable to such license or sublicense.
     1.19 “Cost of Goods Sold” or “COGS” shall have the meaning set forth in Exhibit E.
     1.20 “Costs of Early Access Programs” means costs and expenses related to conducting Early Access Programs in the Territory, including the cost of (a) manufacturing, shipping and storing Licensed Product (or any intermediary) used in the Early Access Programs, (b) clinical laboratory testing, (c) patient visits to the relevant healthcare professional, (d) monitoring adverse events, and any other payments to a Third Party or contract research organization engaged to assist in the conduct of the Early Access Programs.
     1.21 “Country” means any generally recognized sovereign entity.
     1.22 “Court” shall have the meaning set forth in Section 17.2.
     1.23 “Current Capacity Cap” shall have the meaning set forth in Section 5.2(a).
     1.24 “Development” or “Develop” means conducting pre-clinical studies and clinical trials, collecting, validating and analyzing pre-clinical and clinical trial data, preparing and submitting regulatory filings, obtaining Regulatory Approvals, and regulatory affairs related to the foregoing. When used as a verb, “Develop” means to engage in Development. For clarity, Development does not include Phase 4 Trials or any of the foregoing in connection therewith.
     1.25 “Development Costs” means all costs and expenses related to the Development of Licensed Product including (a) direct, out-of-pocket costs and expenses, including [***], and (b) the conduct of clinical studies, including [***]..
     1.26 “Development Plan” shall have the meaning assigned to it in Section 4.1.
[***] Redacted pursuant to a confidential treatment request.

     1.27 “Drug Substance” means the Compound component of a pharmaceutical drug product.
     1.28 “Early Access Program” means any program to provide patients with the Licensed Product prior to Regulatory Approval and prior to Launch in any Country in the Territory. Early Access Programs include Treatment INDs / Protocols in the United States, Named Patient Programs in the EU and Compassionate Use programs in other Countries in the Territory.
     1.29 “Effective Date” means the date of this Agreement.
     1.30 “EMEA” means the European Agency for the Evaluation of Medicinal Products or any successor agency thereto.
     1.31 “Environmental Laws” means all applicable Laws relating to (a) safety (including occupational health and safety); conservation, preservation or protection of human health, drinking water, natural resources, biota and the environment; (b) the generation, use, storage, handling, treatment, transportation or disposal of Hazardous Materials or Waste, (c) Releases and threatened Releases of Hazardous Materials, or (d) chemical classification and labeling.
     1.32 “Environmental Permits” shall have the meaning set forth in Section 10.3(a)(ii).
     1.33 “Estimated Price” shall have the meaning set forth in Section 5.7(a)(i).
     1.34 “European Union” or “EU” means the Countries that are members of the European Union as of the Effective Date or that become members of the European Union thereafter.
     1.35 “Event Milestone” shall have the meaning set forth in Section 6.2(a).
     1.36 “Event Milestone Payments” means the amounts set forth in Section 6.2(a) opposite the respective Event Milestones, subject to Section 6.2(d).
     1.37 “Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof.
     1.38 “Ex-US/EU Development Costs” has the meaning set forth in Section 6.3(f).
     1.39 “Facility” means, as applicable, a party’s Manufacturing facility and such other facilities used by such party (or its Affiliates) in the Manufacture or storage of (a) Drug Substance, (b) Licensed Product or (c) materials utilized in the Manufacture of Drug Substance or Licensed Product.
     1.40 “Failure to Supply” shall have the meaning assigned to it in Section 5.15.
     1.41 “Field” means enzyme replacement therapy for the treatment of Gaucher Disease.
     1.42 “FCPA” shall have the meaning set forth in Appendix 10.1(t).
     1.43 “FDA” means the United States Food and Drug Administration or any successor agency thereto.
     1.44 “FDA Approval Date” means the date Protalix receives the first Regulatory Approval for the Licensed Product in the Field from the FDA.
     1.45 “FDCA” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.
     1.46 “Fill/Finish” means (a) formulating the Licensed Product using Drug Substance and other excipients, (b) filling the Licensed Product into vials, (c) lyophilization of the Drug Substance for incorporation into the Licensed Product, and (d) testing, including ongoing stability testing, and release of the Licensed Product. For the avoidance of doubt, Fill/Finish shall not include any activities included in the definition of Labeling and Packaging.
     1.47 “Force Majeure Event” shall have the meaning assigned to it in Section 18.1.
     1.48 “Forecast” shall have the meaning assigned to it in Section 5.6(a).
     1.49 “Fully Absorbed Cost of Goods” shall have the meaning set forth in Exhibit E.
     1.50 “GAAP” means United States generally accepted accounting principles consistently applied.
     1.51 “GMP Audit” shall have the meaning set forth in Section 5.9(a).
     1.52 “Good Manufacturing Practices” or “GMP” means all applicable Good Manufacturing Practices including, (i) the applicable part of quality assurance to ensure that products are consistently produced and controlled in accordance with the quality standards appropriate for their intended use, as defined in European Commission Directive 2003/94/EC laying down the principals and guidelines of good manufacturing practice, (ii) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601 and 610, (iii) the Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products, (iv) the principles detailed in the ICH Q7A guidelines, and (v) the equivalent Laws in any relevant Country, each as may be amended and applicable from time to time.
     1.53 “Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.
     1.54 “Government Official” shall have the meaning assigned to it in Section 10.1(r).
     1.55 “Gross Sales” shall have the meaning set forth in the definition of Net Sales.
     1.56 “Hazardous Materials” means any and all materials (including substances, chemicals compounds, mixtures, products, byproducts, biologic agents, living or genetically modified materials, wastes, pollutants and contaminants), that are (a) (i) listed, classified, characterized or regulated pursuant to Environmental Laws; (ii) identified or classified as “hazardous”, “dangerous”, “toxic”, “pollutant”, “contaminant”, “waste”, “irritant”, “corrosive”, “flammable”, “radioactive”, “reactive”, “carcinogenic”, “mutagenic”, “bioaccumulative”, or

“persistent” in the environment; or (iii) in quantity or concentration capable of causing harm or injury to human health, natural resources or the environment, if Released or resulting in human exposure; or (b) petroleum products and their derivatives, asbestos-containing material, lead-based paint, polychlorinated biphenyls, urea formaldehyde, or viral, bacterial or fungal material.
     1.57 [***]
     1.58 “Hold Separate Transaction” means any “hold separate” transaction (whether through the establishment of a trust or otherwise) involving the proposed sale of a Competing Product pursuant to an agreement with any Governmental Authority responsible for antitrust laws.
     1.59 “Improvement Notice” shall have the meaning assigned to it in Section 3.5(a).
     1.60 “Increased Capacity Cap” shall have the meaning set forth in Section 5.2(b).
     1.61 “Indemnified Party” shall have the meaning assigned to it in Section 15.3.
     1.62 “Indemnifying Party” shall have the meaning assigned to it in Section 15.3.
     1.63 “Initial Commercialization Plan” shall have the meaning assigned to it in Section 4.7(a).
     1.64 “Initial Forecast” shall have the meaning assigned to it in Section 5.6(a).
     1.65 [***].
     1.66 “Labeling and Packaging” means the final product labeling and packaging of the Licensed Product (whether in commercial or clinical packaging presentation), including materials to be inserted such as patient inserts, patient medication guides, professional inserts and any other written, printed or graphic materials accompanying the Licensed Product.
     1.67 “Labeling and Packaging Costs” shall have the meaning set forth in Exhibit E.
     1.68 “Launch” means the first shipment of a Licensed Product in commercial quantities for commercial sale by Pfizer, its Affiliates or its Sublicensees to a Third Party in a Country in the Territory after receipt by Pfizer of the first Regulatory Approval (and, in any Country in which Price Approval is necessary or relevant for a majority of the population to obtain access to drug products, Price Approval) for such Licensed Product in such Country.
[***] Redacted pursuant to a confidential treatment request.

     1.69 “Laws” means all laws, statutes, rules, regulations, codes, administrative or judicial orders, judgments, decrees, injunctions and/or ordinances of any Governmental Authority, and common law or other legal requirements of any kind, whether currently in existence or hereafter promulgated, enacted, adopted or amended.
     1.70 “Licensed Product” means any finished dosage form of a drug product that contains Drug Substance (excluding any Oral Formulation) and either: (a) the manufacture, sale, offer for sale, importation, or use of such drug product (i) would, absent the license granted by Protalix to Pfizer herein, infringe at least one Valid Claim of a Protalix Patent Right, or (ii) embodies, incorporates or uses Protalix Technology; or (b) such drug product is supplied by Protalix to Pfizer under this Agreement (or is manufactured using Drug Substance supplied by Protalix to Pfizer under this Agreement) or is manufactured by Pfizer or a Third Party pursuant to Pfizer’s exercise of its rights under Section 5.17 (or is manufactured using Drug Substance manufactured by Pfizer or a Third Party pursuant to Pfizer’s exercise of its rights under Section 5.17).
     1.71 “Long Range Forecast” shall have the meaning assigned to it in Section 5.6(a).
     1.72 “Losses” shall have the meaning assigned to it in Section 15.2.
     1.73 “Major EU Countries” means [***].
     1.74 “Major Market Country” means each of [***].
     1.75 “Manufacture” or “Manufacturing” means all activities related to the manufacturing of the Drug Substance or Licensed Product, and/or any ingredient thereof, including manufacturing for clinical use or commercial sale, in-process and finished product testing, Fill/Finish, Labeling and Packaging, release of product, quality assurance activities related to manufacturing and release of product and ongoing stability tests and regulatory activities related to any of the foregoing.
     1.76 “Manufacturing Certificate of Analysis” shall have the meaning assigned to it in Section 5.10(a)(i).
     1.77 “NDA” means a New Drug Application filed with the FDA in accordance with the FDCA with respect to a drug product or an analogous application or filing with any Regulatory Authority outside of the United States (including any supra-national agency such as the European Union) for the purpose of obtaining approval to market and sell a drug product in such jurisdiction.
     1.78 “Net Profit or Loss” shall be calculated in accordance with Exhibit E.
[***] Redacted pursuant to a confidential treatment request.

     1.79 “Net Sales” means, with respect to a Licensed Product, the gross amount invoiced by Pfizer, its Affiliates and its Sublicensees of such Licensed Product to Third Parties (“Gross Sales”), less (a) bad debts related to such Licensed Product, (b) sales returns and allowances actually paid, granted or accrued, including, trade, quantity and cash discounts, any other adjustments, including, those granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates, reimbursement, fees or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, Governmental Authorities, or other institutions or health care organizations, (c) adjustments arising from consumer discount programs or other similar programs or arising in connection with any Pfizer Discount or Savings Program, (d) customs or excise duties, sales tax, consumption tax, value added tax, and other taxes (except income taxes) or duties relating to sales, any payment in respect of sales to the United States government, any state government or any foreign government, or to any other Governmental Authority, or with respect to any government-subsidized program or managed care organization, and (e) charges for freight and insurance (to the extent that Pfizer bears the cost of freight and insurance for a Licensed Product). Net Sales shall be determined from books and records maintained in accordance with GAAP, as consistently applied by Pfizer with respect to sales of all its drug products.
     1.80 “Non-Conformance Period” shall have the meaning assigned to it in Section 5.10(b).
     1.81 “Notice of Non-Conformance” shall have the meaning assigned to it in Section 5.10(a)(i).
     1.82 “Ongoing Clinical Study” means each of the clinical studies of the Licensed Product identified as an ongoing clinical study and described in the Development Plan.
     1.83 “Oral Formulation” means an oral formulation of a drug product for the treatment of Gaucher Disease which contains any Compound as the active pharmaceutical ingredient.
     1.84 “Other Regulatory Commitments” means all [***] as a condition of [***].
     1.85 “Outside of the Scope Product” shall have the meaning set forth in Section 8.2.
     1.86 “Patent Application” means any application for a Patent.
     1.87 “Patent Rights” means Patents and Patent Applications.
[***] Redacted pursuant to a confidential treatment request.

     1.88 “Patents” means issued patents, whether domestic or foreign, including all continuations, continuations-in-part, divisions, provisionals and renewals, and letters of patent granted with respect to any of the foregoing, patents of addition, supplementary protection certificates, registration or confirmation patents and all reissues, re-examination and extensiont thereof.
     1.89 “[***] Study” means the clinical study of the Licensed Product [***] identified as such and described in [***] with respect to [***].
     1.90 “[***] Study Development Costs” has the meaning set forth in Section 6.3(c).
     1.91 “Person” means an individual, corporation, partnership, company, joint venture, unincorporated organization, limited liability company or partnership, sole proprietorship, association, bank, trust company or trust, whether or not legal entities, or any Governmental Authority.
     1.92 “Pfizer Chair” shall have the meaning assigned to it in Section 4.3(a).
     1.93 “Pfizer Confidential Information” means all information relating to the Compound or Licensed Product, as well as any other information regarding the business and operations of Pfizer, that is or has been disclosed (whether orally or in writing) by Pfizer to Protalix or its Affiliates to the extent that such information is not: (a) as of the date of disclosure known to Protalix or its Affiliates; or (b) disclosed in published literature, or otherwise generally known to the public through no breach by or Protalix; of this Agreement or (c) obtained by Protalix or its Affiliates from a Third Party free from any obligation of confidentiality to Pfizer; or (d) independently developed by Protalix or its Affiliates without use of the Pfizer Confidential Information; or (e) in the good faith judgment of Protalix, after consultation with legal counsel, is required to be disclosed under Law; provided that, in the case of (e), Protalix provides Pfizer prior notice (to the extent practicable) of such disclosure and agrees to cooperate, at the request and sole expense of Pfizer, with Pfizer’s efforts to preserve the confidentiality of such information.
     1.94 “Pfizer Discount or Savings Program” means any discount, rebate or reimbursement program under which either party or its Affiliates provides to low income, uninsured or other patients the opportunity to purchase Licensed Product at discounted prices.
     1.95 “Pfizer Quarter” means each of the four (4) thirteen (13) week periods (a) with respect to the United States, commencing on January 1 of any calendar year, and (b) with respect to any Country in the Territory other than the United States, commencing on December 1 of any calendar year.
[***] Redacted pursuant to a confidential treatment request.

     1.96 “Pfizer Third Party Fill/Finish Agreement” means any agreement between Pfizer and a Third Party entered into after the Effective Date with respect to Fill/Finish and/or Labeling and Packaging activities for the Licensed Product.
     1.97 “Pfizer Year” means the twelve (12) month period (i) with respect to the United States, commencing on January 1 of any calendar year, and (ii) with respect to any Country in the Territory other than the United States, commencing on December 1 of any calendar year.
     1.98 “Phase 4 Trial” means a clinical trial for the Licensed Product that is initiated in a Country after receipt of Regulatory Approval for the Licensed Product in such Country and is principally intended to support the marketing and Commercialization of the Licensed Product, including investigator initiated trials and clinical experience trials. [***].
     1.99 “prGCD” means a plant cell expressed recombinant human Glucocerebrosidase enzyme having the sequence set forth in Exhibit A to this Agreement.
     1.100 “Price Approval” means, in any Country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, drug products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).
     1.101 “Price for Drug Substance” means the price per unit of Drug Substance, which equals the sum of (a) all direct costs actually accrued or incurred by Protalix to Manufacture Drug Substance, including [***], and (b) all indirect costs (including [***]) to the extent directly or indirectly related to the Manufacture of Drug Substance, allocated based upon the proportion of such costs and time directly attributable to the support of the applicable activity (such allocation to be consistent with the allocation percentages historically applied by Protalix prior to the Effective Date to the extent consistent with applicable accounting standards), including overhead variances and/or over or under absorption of costs. All such cost determinations shall be made in accordance with GAAP as consistently practiced by Protalix and used in Protalix’s accounting reports and shall be supported by appropriate documentation. [***].
     1.102 “Product Specifications” means those Manufacturing, performance, quality - control release, and Fill/Finish specifications for Drug Substance or Licensed Product in the Territory, which are initially as set forth in the applicable Regulatory Approval for a Licensed Product, as such specifications may be amended from time to time pursuant to the terms of this Agreement.
     1.103 “Profit Sharing Term” means the period commencing on January 1, 2010 and ending on the date this Agreement is terminated pursuant to Section 14, subject to Section 14.4(c).
     [***] Redacted pursuant to a confidential treatment request.

     1.104 “Protalix Chair” means one of the Protalix representatives on the Steering Committee designated by Protalix as Protalix’s chair for Steering Committee Meetings.
     1.105 “Protalix Change of Control” means the occurrence of any of the following events:
          (a) the acquisition by (i) any Person that is a Large Pharmaceutical Company or (ii) any Persons including a Large Pharmaceutical Company that together (x) are a group (within the meaning of Section 13(d)(3), Section 14(d)(2) of the Exchange Act, or any successor provision) or (y) are acting, for purposes of acquiring, holding or disposing of securities, as a group (within the meaning of Rule 13d-5(b)(1) of the Exchange Act, or any successor provision), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of securities representing fifty percent (50%) or more of the total voting power of (1) Protalix (or the surviving company of such merger, consolidation or other business combination transaction, as applicable) or (2) any one or more Persons who are direct or indirect parent holding companies of Protalix or Affiliates controlling Protalix (Protalix, together with the Persons described in clause (2), each hereinafter referred to individually as a “Protalix Group Company” and collectively as the “Protalix Group Companies”); or
          (b) the sale or disposition, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets or business of a Protalix Group Company to any Person or group that is or contains a Large Pharmaceutical Company; or
          (c) any Protalix Group Company enters into an agreement with any Person or group that is or contains a Large Pharmaceutical Company providing for the matters described in clauses (a) or (b) above.
For purposes of this definition of “Protalix Change of Control,” “Large Pharmaceutical Company” means (x) any pharmaceutical, biotechnology or biopharmaceutical company that (A) is either developing or commercializing a product for the treatment of Gaucher Disease or (B) has at least [***] in annual aggregate net sales of drug products (based on data provided by IMS International, or, if such data is not available, such other reliable data source as reasonably determined by Pfizer and reasonably agreed to by Protalix), (y) any one or more Persons that are direct or indirect parent holding companies or subsidiaries of the pharmaceutical, biotechnology or biopharmaceutical company described in subclause (x) above or (z) any Affiliate of the pharmaceutical, biotechnology or biopharmaceutical company described in subclause (x) above.
     1.106 “Protalix Confidential Information” means all information relating to the Protalix Technology, Compound or Licensed Product as well as any other information regarding the
[***] Redacted pursuant to a confidential treatment request.

business, operations, research and Development activities of Protalix, that is or has been disclosed (whether orally or in writing) by Protalix to Pfizer or its Affiliates to the extent that such information is not: (a) as of the date of disclosure to Pfizer, known to Pfizer or its Affiliates; or (b) disclosed in published literature, or otherwise generally known to the public through no breach by Pfizer of this Agreement; or (c) obtained by Pfizer or its Affiliates from a Third Party free from any obligation of confidentiality to Protalix; or (d) independently developed by Pfizer or its Affiliates without use of the Protalix Confidential Information; or (e) in the good faith judgment of Pfizer, after consultation with legal counsel, is required to be disclosed under Law; provided that, in the case of (e), Pfizer provides Protalix prior notice (to the extent practicable) of such disclosure and agrees to cooperate, at the request and sole expense of Protalix, with Protalix’s efforts to preserve the confidentiality of such information.
     1.107 “Protalix Improvement” means any necessary or useful improvement, change, or modification to the Drug Substance, Licensed Product or Protalix Technology which may be developed, created, or acquired by Protalix after the Effective Date and before termination of this Agreement, including new or improved methods of Manufacturing, means of delivery (other than an Oral Formulation), dosage, formulation (other than an Oral Formulation), and analysis. To the extent an improvement, change or modification to prGCD also constitutes an analog, derivative or variant of prGCD, such improvement, change or modification shall be deemed to be a Compound and not a Protalix Improvement.
     1.108 “Protalix Patent Rights” means all Patent Rights owned or otherwise Controlled by Protalix or any of its Affiliates as of the Effective Date or at any time during the Term that claim the composition of matter, manufacture or use of the Compound, Drug Substance or a drug product that contains Drug Substance, including the Patent Rights listed in Exhibit B.
     1.109 “Protalix System Patent Rights” means Protalix Patent Rights that relate primarily to the System.
     1.110 “Protalix Technology” means any Technology owned or otherwise Controlled by Protalix or any of its Affiliates as of the Effective Date or at any time during the Term that is necessary or useful for the Development, Manufacture, use or Commercialization of Compound, Drug Substance or a drug product that contains Drug Substance, including the System.
     1.111 [***].
     1.112 “Purchase Order” shall have the meaning assigned to it in Section 5.6(a).
     1.113 “Quality Agreement” means the Quality Agreement(s) to be entered into between Protalix and Pfizer with respect to the Drug Substance [***] being Manufactured by Protalix [***] requirements in the Territory.
[***] Redacted pursuant to a confidential treatment request.

     1.114 “Redacted Agreement” shall have the meaning assigned to it in Section 9.5.
     1.115 “Regulatory Approval” means any and all approvals, with respect to any Country, or authorizations (other than Price Approvals) of a Regulatory Authority, that are necessary for the commercial Manufacture, distribution, use, marketing or sale of a drug product in such Country.
     1.116 “Regulatory Authority” means, in respect of a particular Country or jurisdiction, the Governmental Authority having responsibility for granting Regulatory Approvals in such Country or jurisdiction.
     1.117 “Regulatory Exclusivity” means any rights or protections which are recognized, afforded or granted by a Regulatory Authority in any Country or region of the Territory, in association with the Regulatory Approval of a Licensed Product, providing such Licensed Product: (a) a period of marketing exclusivity, during which the Regulatory Authority recognizing, affording or granting such marketing exclusivity will refrain from either reviewing or approving a marketing authorization application or similar regulatory submission, submitted by a party other than Pfizer, its Affiliates or Sublicensees seeking to market a drug product in which the Drug Substance is the primary ingredient, or during which such an application or submission may be reviewed or approved by a Regulatory Authority, but the product may not be placed on the market or (b) a period of data exclusivity, during which a party, other than Pfizer, its Affiliates or Sublicensees, seeking to market a drug product in which the Drug Substance is the primary ingredient, is precluded from either referencing or relying upon a Licensed Product’s clinical dossier or relying on previous findings of safety or effectiveness with respect to a Licensed Product to support the submission, review or approval of a marketing authorization application or similar regulatory submission before the applicable Regulatory Authority. Regulatory Exclusivity shall include rights conferred in the United States pursuant to the Hatch-Waxman Act or the FDA Modernization Act of 1997 or in the European Union/European Economic Area pursuant to Section 10.1 of Directive 2001/EC/83 or section 14.11 of Regulation (EC) No. 726/2004.
     1.118 “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the uncontrolled presence or the movement of Hazardous Materials through the ambient air, soil, subsurface water, groundwater, wetlands, lands or subsurface strata.
     1.119 “Reporting Period” shall have the meaning assigned to it in Section 7.1(a).
     1.120 “Required Studies” means all pre-clinical or clinical studies for a Licensed Product (other than [***]) required by any Regulatory Authority in any Country in the European Union or the United States as a condition of obtaining Regulatory Approval for the Licensed Product in such Country, whether conducted prior to or after receipt of Regulatory Approval.
[***] Redacted pursuant to a confidential treatment request.

     1.121 “Safety Stock” shall have the meaning assigned to it in Section 5.14(a).
     1.122 “Sales and Marketing Expenses” shall have the meaning set forth in Exhibit E.
     1.123 “Steering Committee” shall have the meaning assigned to it in Section 4.3(a).
     1.124 “Steering Committee Meeting” shall have the meaning assigned to it in Section 4.3(b).
     1.125 “Sublicense” means the grant by Pfizer of a sublicense under, or an agreement of Pfizer not to assert, any of the rights licensed by Protalix to Pfizer pursuant to Section 3.1.
     1.126 “Sublicensee” means a Third Party to whom Pfizer has granted a Sublicense.
     1.127 “Supply Failure” shall have the meaning assigned to it in Section 5.17(a).
     1.128 “System” means Protalix’s proprietary protein expression system, ProCellEx™.
     1.129 “Technology” means proprietary materials, technology, data, results and non-public technical, scientific and clinical information, in any tangible or intangible form, including know-how, expertise, trade secrets, practices, techniques, methods, processes, developments, specifications, formulations, formulae, including any intellectual property rights embodying any of the foregoing, but excluding any Patent Rights.
     1.130 “Term” shall have the meaning assigned to it in Section 13.
     1.131 “Territory” means the entire world, excluding Israel.
     1.132 [***].
     1.133 “Third Party” means any Person other than Pfizer, Protalix, or any of their respective Affiliates.
     1.134 “Third Party Claim” shall have the meaning assigned to it in Section 15.3.
     1.135 “Third Party License” means each license agreement between Protalix and a Third Party pursuant to which or from which Protalix licenses Protalix Patent Rights or Protalix Technology, including the license agreements listed on Exhibit C.
     1.136 [***].
     1.137 “Uncapped Expenses” shall have the meaning assigned to it in Exhibit E.
[***] Redacted pursuant to a confidential treatment request.

     1.138 “Uplyso Trademarks” means the trademark “UPLYSO™” in certain countries in the world, as set forth in the schedule attached to Exhibit H.
     1.139 “Valid Claim” means (a) a claim of an issued and unexpired Patent (including the term of any patent term extension, supplemental protection certificate, renewal or other extension) which has not been held unpatentable, invalid or unenforceable in a final decision of a court or other Governmental Authority of competent jurisdiction from which no appeal may be or has been taken, and which has not been admitted to be invalid or unenforceable through reissue, re-examination or disclaimer; or (b) a claim of a Patent Application, which claim has been pending less than five (5) years from the original priority date of such claim in a given jurisdiction, unless or until such claim thereafter issues as a claim of an issued Patent (from and after which time the same shall be deemed a Valid Claim subject to paragraph (a) above).
     1.140 “[***]” means [***].
     1.141 “[***]License Agreement” means that License Agreement by and between Protalix and [***]effective as of [***], as amended from time to time.
     1.142 “Waste” means all wastes which arise from the Manufacture, handling or storage of Drug Substance hereunder, or which is otherwise produced through the implementation of this Agreement, including Hazardous Materials.
     Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting and mean include, includes and including, without limitation; (b) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (c) references to an agreement, statute or instrument mean such agreement, statute or instrument as from time to time amended, modified or supplemented; (d) references to a Person are also to its permitted successors and assigns; (e) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or any Exhibit or Schedule to, this Agreement unless otherwise indicated; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (g) the word “any” shall mean “any and all” unless otherwise indicated by context.
Section 2. [INTENTIONALLY OMITTED]

Section 3. LICENSE
     3.1. Exclusive License. Subject to the terms of this Agreement, including Section 3.2, Protalix hereby grants to Pfizer and Pfizer hereby accepts an exclusive (including as to Protalix and its Affiliates, except as set forth in Section 3.2) license in the Territory and within the Field, including the right to Sublicense (subject to Section 3.4):
[***] Redacted pursuant to a confidential treatment request.

          (a) under the Protalix Patent Rights to (i) use, sell, offer for sale, supply, cause to be supplied, and import the Licensed Product, (ii) conduct the Fill/Finish activities and Labeling and Packaging activities, (iii) engage in Development activities with respect to the Licensed Product, and (iv) make and have made the Drug Substance solely for incorporation in the Licensed Product; and
          (b) to use Protalix Technology and Protalix Confidential Information in connection with (i) the conduct of the Fill/Finish activities and Labeling and Packaging activities, (ii) preparing and submitting regulatory filings and communicating with Regulatory Authorities with respect to the Licensed Product, (iii) the use, sale, offer for sale, supply and importation of the Licensed Product, (iv) Development activities with respect to the Licensed Product, and (v) making and having made the Drug Substance solely for incorporation in the Licensed Product.
     3.2. Other License Provisions.
          (a) The licenses granted to Pfizer pursuant to Section 3.1 shall be co-exclusive with Protalix only to the extent it is necessary for Protalix to perform its obligations under this Agreement. In addition, in the event that Pfizer provides Protalix with a Section 14.2(c) Notice, during the Section 14.2(c) Termination Notice Period, the licenses granted to Pfizer pursuant to Section 3.1 shall be co-exclusive with Protalix to the extent reasonably necessary for Protalix to prepare for transition activities mutually agreed upon by the parties pursuant to Section 14.2(c) and Commercialization of the Licensed Product by Protalix upon the effective date of termination; provided that Protalix shall not be entitled to commence Commercialization prior to the effective date of termination. During the Term, and without limiting the scope of the licenses granted to Pfizer pursuant to Section 3.1, neither Protalix nor any of its Affiliates shall, directly or indirectly, alone or in collaboration with any Third Party, Commercialize the Compound (other than the Oral Formulation), a drug product containing the [***]. The parties expressly acknowledge and agree that, subject to Section 12, the exclusivity grant in favor of Pfizer in Section 3.1 shall not be construed as limiting Protalix’s right to Develop, Manufacture or Commercialize[***].
          (b) Notwithstanding the licenses granted to Pfizer pursuant to Section 3.1, Pfizer hereby covenants that it shall not exercise its rights to make and have made the Drug Substance unless and until there has been a Failure to Supply.
          (c) For purposes of clarity, and without limiting the licenses granted under Section 3.1, Pfizer acknowledges that in the event Protalix does not have exclusive rights to Protalix Patent Rights licensed by Protalix from Third Parties [***] vis à vis the Third Party licensor, Pfizer’s rights to such Protalix Patent Rights under the sublicenses granted under Section 3.1 would not be exclusive vis à vis the Third Party licensor.
[***] Redacted pursuant to a confidential treatment request.

     3.3. Non-Assertion of Rights.
          (a) During the Term, Pfizer shall not, and shall cause its Affiliates not to, assert any Patent Rights or Technology owned or Controlled by Pfizer and its Affiliates against Protalix, its Affiliates or permitted sublicensees for (i) exercising its rights and performing its obligations pursuant to this Agreement or (ii) using, making, having made, selling, offering for sale, supplying, causing to be supplied and importing the Drug Substance or Licensed Product outside the Territory. After the Term (except if this Agreement is terminated by Pfizer pursuant to Section 14.2(a)), Pfizer shall not, and shall cause its Affiliates not to, assert any Patent Rights that are owned or Controlled by Pfizer and its Affiliates on the effective date of termination against Protalix and its Affiliates for using, making, having made, selling, offering for sale, supplying, causing to be supplied and importing the Drug Substance or Licensed Product (as such Drug Substance or Licensed Product was constituted as of the effective date of termination) in the Field. For the purposes of this Section 3.3(a), the term “Technology” shall be limited to that which is necessary for Protalix and its Affiliates to use, make, have made, sell, offer for sale, supply, cause to be supplied, and import Drug Substance or Licensed Product (as such Drug Substance or Licensed Product was constituted as of the effective date of termination) in the Field.
          (b) The covenant not to sue in Section 3.3(a) shall inure to the benefit of the respective successors and permitted assigns of Protalix and its Affiliates, and may be extended by Protalix and its Affiliates to a Third Party successor to all or substantially all of the assets of Protalix or its Affiliates, whether by merger, consolidation, sale of stock, or sale of all or substantially all of Protalix’s assets, so long as such Third Party agrees in writing to be bound by the terms of this Agreement.
     3.4. Sublicensing and Subcontracting.
          (a) Pfizer may not grant a Sublicense without the prior written consent of Protalix, such consent not to be unreasonably delayed or withheld, except that Pfizer may, without prior written consent of Protalix, grant Sublicenses to (i) its Affiliates, which Sublicense shall automatically terminate when such Affiliate ceases to be an Affiliate of Pfizer; and (ii) Third Parties, solely with respect to rights to use, import, offer to sell or sell the Licensed Product in any Country other than a Major Market Country. Any Sublicensee obligations required by the Third Party License to be included in a sublicense shall be deemed to be included in this Agreement as obligations of Pfizer.
          (b) Each Sublicense granted by Pfizer pursuant to Section 3.4(a) shall be subject and subordinate to the terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement, and shall not in any way diminish, reduce or eliminate any of Pfizer’s obligations under this Agreement. Without limiting the foregoing, each Sublicense agreement with permitted Sublicensees shall contain the following provisions: (i) a requirement that such Sublicensee submit applicable sales or other reports consistent with the requirements set forth in Section 7.1, (ii) a requirement to keep books and records, and permit Protalix to audit (either directly or through an independent auditor) such books and records, consistent with the requirement set forth in Section 7.5, (iii) a requirement that such Sublicensee comply with the confidentiality and non-use provisions of Section 9 with respect to both parties’ Confidential Information, (iv) a requirement to comply with all other applicable terms of this Agreement, and (v) a provision prohibiting such Sublicensee from further sublicensing. Pfizer shall provide Protalix with a copy of each such Sublicense agreement within thirty (30) days after the execution thereof, provided that Pfizer may redact confidential information from such Sublicense agreement that is not reasonably necessary to demonstrate Pfizer’s compliance with the obligations set forth in clauses (i) through (v) of this Section 3.4(b).
          (c) Right to Subcontract. Each party may, subject to Section 9, subcontract its obligations under this Agreement to an Affiliate or Third Party as it would in the normal course of its business without the prior written consent of the other party, except that, in the Major Market Countries:
               (i) neither party may subcontract its obligations to a Third Party to create, oversee and manage the execution of the Development Plan without the prior written consent of the other party, such consent not to be unreasonably delayed or withheld; and
               (ii) Pfizer may not subcontract to any Third Party (including sub-distributors and contract sales organizations), without the prior written consent of Protalix, such consent not to be unreasonably delayed or withheld, its obligations to:
                    (A) promote the Licensed Product, and all members of Pfizer’s sales force shall be employees of Pfizer or its Affiliate; provided that Pfizer does not need Protalix’s consent to use a subcontractor to act as a Medical Science Liaison for the Licensed Product in any Major Market Country; and
                    (B) prepare and submit regulatory filings and communicate with Regulatory Authorities with respect to the Licensed Product; provided that Pfizer does not need Protalix’s consent to use Target Health to conduct such activities. Notwithstanding the foregoing, this Section 3.4(c)(ii) shall not obligate Pfizer to obtain Protalix’s consent to use a Third Party subcontractor for Development activities in the Major Market Countries other than for preparing and submitting regulatory filings and communicating with Regulatory Authorities.
          (d) Liability for Affiliates, Sublicensees and Subcontractors. Each party shall ensure that each of its Affiliates, permitted Sublicensees (in the case of Pfizer) and permitted subcontractors accepts and complies with all of the applicable terms and conditions of this Agreement as if such Affiliates or permitted Sublicensees or subcontractors were parties to this Agreement and each party shall remain fully responsible for its Affiliates’ and permitted sublicensees’ or subcontractors’ performance under this Agreement.
     3.5. Improvements.
          (a) During the Term, Protalix shall give written notice (an “Improvement Notice”) to Pfizer within thirty (30) days of any actual or constructive reduction to practice of any Protalix Improvement. The Improvement Notice shall set forth the nature and details of the Protalix Improvement and any data obtained or generated by Protalix. Where such Protalix Improvements are to an invention, Protalix shall state in the Improvement Notice whether it intends to prepare and file patent applications related thereto.

          (b) Each Protalix Improvement shall be deemed to be included within the Protalix Technology licensed to Pfizer pursuant to Section 3.1 of this Agreement, without the payment of any additional fees, milestones, royalties, or adjustments to the profit sharing scheme set forth in Section 6.3. Any Patent Application directed to a Protalix Improvement shall be considered to be a Protalix Patent Right licensed pursuant to Section 3.1 of this Agreement, without the payment of any additional fees, milestones, royalties, or adjustments to the profit sharing scheme set forth in Section 6.4.
     3.6. Patent Challenges.
          (a) During the Term of this Agreement, including during any Section 14.2(c) Termination Notice Period, Pfizer and its Affiliates hereby covenant and agree not to, directly or indirectly, commence any legal proceeding that challenges the validity, enforceability or ownership of any Protalix Patent Right, including any Protalix System Patent Right, to the extent such Protalix Patent Right relates to the Compound or Licensed Product or the Development, Manufacture or Commercialization of the Compound or Licensed Product (a “Patent Challenge”).
          (b) If Pfizer, its Affiliate or Sublicensee directly or indirectly commences any Patent Challenge, Protalix shall have the right to immediately terminate this Agreement by written notice effective upon receipt by Pfizer. The foregoing right of Protalix to terminate this Agreement shall not apply to any such challenge that arises out of or is in connection with any legal action commenced by Protalix against Pfizer, in which Protalix asserts any Protalix Patent Rights or other Patent Rights against Pfizer, whether arising out of or in connection with this Agreement or otherwise.
     3.7. No Implied License. Except for the licenses and other rights granted to Pfizer herein, all right, title and interest in and to the Protalix Patent Rights, Protalix Technology, Protalix Confidential Information and Protalix Improvements shall remain solely with Protalix and its Third Party licensors, as applicable. Except as expressly provided in this Section 3 or elsewhere in this Agreement, neither party will be deemed by this Agreement to have been granted any license or other rights to the other party’s intellectual property rights, either expressly or by implication, estoppel or otherwise.
Section 4. DEVELOPMENT, REGULATORY APPROVALS AND MARKETING
     4.1. Development Plan. The Development of the Licensed Product in the United States and the Major EU Countries shall be governed by a Development Plan that describes (a) the proposed overall program of Development of the Licensed Product in the Field in the United States and the Major EU Countries, including [***], (b) with respect to the [***], the anticipated scope (including number of patients) and other material parameters that will determine the
[***] Redacted pursuant to a confidential treatment request.

aggregate Development Cost for such [***], and (c) the respective Development responsibilities of the parties with respect to such Development program (the “Development Plan”). The initial Development Plan is attached hereto as Exhibit D. All material amendments to the Development Plan shall be approved by the Steering Committee in accordance with Section 4.3(c)(ii). [***].
     4.2. Development Responsibilities. Pursuant to the Development Plan, and subject to the oversight of the Steering Committee (but without limitation of and subject to Sections 4.3(d)(i) and 4.3(d)(iii)), Protalix will be responsible for[***]. Protalix will also be responsible for [***]. Except as described in the foregoing sentences of this Section 4.2, Pfizer will be solely responsible for all Development of the Licensed Product in the United States and Major EU Countries in accordance with the Development Plan, as amended from time to time, and for all other Development of the Licensed Product in the Territory. Each party’s responsibility for paying the costs associated with such Development activities is set forth in Section 6.3.
     4.3. Steering Committee.
          (a) Formation and Membership. The parties shall, within thirty (30) days after the Effective Date, form a steering committee (the “Steering Committee”). The Steering Committee shall consist of three (3) representatives appointed by Protalix and three (3) representatives appointed by Pfizer. The Steering Committee shall be chaired by one of the Pfizer representatives (the “Pfizer Chair”). From time to time, each party may substitute its representatives on the Steering Committee in its sole discretion, effective upon notice to the other party of such change. Additional representatives or consultants may from time to time, by mutual consent of the parties, be invited to attend Steering Committee Meetings, subject to such representatives’ and consultants’ written agreement to comply with the requirements of Section 9.
          (b) Meetings. During the Term, the Steering Committee shall meet quarterly or as otherwise determined by the parties (each such meeting, a “Steering Committee Meeting”). Upon the request of the Steering Committee, each party will provide written materials relating to its activities under the Development Plan in advance of a Steering Committee Meeting. All Steering Committee Meetings may be conducted in person, by videoconference or by teleconference at such times and such Pfizer or Protalix locations as shall be determined by the Steering Committee. In-person meetings of the Steering Committee will alternate between appropriate offices of each party. The parties shall each bear all expenses of their respective representatives relating to their participation on the Steering Committee. The members of the Steering Committee also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.
[***] Redacted pursuant to a confidential treatment request.

          (c) Responsibilities. The Steering Committee shall have the following roles and responsibilities:
               (i) Discuss and approve the final design and conduct of [***];
               (ii) Review and approve any material amendments to the Development Plan, including material amendments that provide for pre-clinical or clinical studies in addition to [***];
               (iii) Provide updates, data and other information regarding each party’s activities under the Development Plan;
               (iv) Discuss the timing of [***] with respect to the Compound or Licensed Product [***];
               (v) Act as a forum pursuant to which the parties will review and discuss plans and strategies relating to (w) the Development of the Licensed Product in the Field in the Territory, (x) regulatory matters with respect to the Licensed Product in the Field in the Territory, (y) Pfizer Discount or Savings Programs in the Territory, and (z) Commercialization of the Licensed Product in the Field in the Territory, including plans and strategies for, and the parties’ responsibility for [***];
               (vi) Act as a forum pursuant to which the parties will review and discuss plans and strategies relating to (x) the Development of the Licensed Product in the Field outside the Territory, (y) regulatory matters with respect to the Licensed Product in the Field outside the Territory, and (z) Commercialization of the Licensed Product in the Field outside the Territory, in order to coordinate activities described in subsections (x), (y) and (z) of this Section 4.3(c)(vi) with respect to the Licensed Product outside the Territory with the plans and strategies for the Licensed Product in the Territory;
               (vii) Oversee Early Access Programs for Licensed Product;
               (viii) [***];
               (ix) Discuss the possibility, from time to time, of sharing promotional materials for the Licensed Product in the Field inside and outside the Territory;
               (x) Discuss any request by Pfizer that Protalix build additional Manufacturing capacity in accordance with Section 5.2(b); and
               (xi) Such other roles and responsibilities provided for in this Agreement or as may be assigned to the Steering Committee in writing by mutual agreement of the parties.
[***] Redacted pursuant to a confidential treatment request.

          (d) Decision-Making by the Steering Committee. All decisions of the Steering Committee made pursuant to this Agreement shall be made by consensus with each party having one vote; provided, however, that in the event of a disagreement between Pfizer and Protalix with respect to any such proposed decision, the Pfizer Chair shall have the final decision-making authority; provided, further, however that:
               (i) the Protalix Chair shall have the final decision-making authority with respect to [***];
               (ii) prior to the Pfizer Chair exercising final decision-making authority with respect to the matters discussed pursuant to Section 4.3[***]
               (iii) with respect to [***], the final decision-making authority of the Pfizer Chair shall not be exercisable if such decision would have [***].
For the avoidance of doubt: (x) Pfizer will have [***]; and (y) Protalix will have [***].
          (e) Minutes. The Pfizer Chair will appoint a secretary who will be responsible for preparing and distributing to all members of the Steering Committee minutes of each meeting reasonably promptly after a Steering Committee Meeting. Such minutes will report in reasonable detail actions taken by the Steering Committee during such meeting, issues requiring resolution and resolutions of previously reported issues. Such minutes will be reviewed and, if reasonably complete and accurate, signed by one Steering Committee member from each party. The secretary shall revise such minutes as necessary to obtain such signatures.
          (f) [***]. If Protalix (i) [***] or (ii) [***], Pfizer shall have the right to [***] by submitting written notice to Protalix (x) in the case of [***], no later than [***], or (y) in the case Protalix [***].
          (g) Protalix Withdrawal from Steering Committee. At any time during the Term and for any reason, Protalix shall have the right to withdraw from participation on the Steering Committee upon written notice to Pfizer, which notice shall be effective immediately upon receipt (“Withdrawal Notice”). Following the issuance of a Withdrawal Notice and subject to this Section 4.3(g), Protalix’s representatives on the Steering Committee shall not participate in any meetings of the Steering Committee, nor shall Protalix have any right to vote on decisions within the authority of the Steering Committee. If, at any time following the issuance of a Withdrawal Notice, Protalix wishes to resume participating on the Steering Committee, Protalix shall notify Pfizer in writing and, thereafter, Protalix representatives on the Steering Committee shall be entitled to attend any subsequent meeting of the Steering Committee and to participate in the activities of, and decision-making by, the Steering Committee as provided in this Section 4 as if a Withdrawal Notice had not been issued by Protalix pursuant to this Section 4.3(g). Following Protalix’s issuance of a Withdrawal Notice pursuant to this Section 4.3(g), unless and
[***] Redacted pursuant to a confidential treatment request.

until Protalix resumes participation in the Steering Committee in accordance with this Section 4.3(g): (i) all meetings of the Steering Committee shall be held at Pfizer’s facilities; (ii) subject to Section 4.3(d), Pfizer shall have the right to make the final decision on all matters within the scope of authority of the Steering Committee; (iii) Protalix shall have the right to continue to receive all reports and materials provided to the Steering Committee hereunder as well as reasonable advance notice of any pending Steering Committee decisions, but shall not have the right to approve the minutes for any Steering Committee meeting held after Protalix’s issuance of a Withdrawal Notice; and (iv) Protalix shall report to Pfizer in writing regarding the matters in Section 4.3(c)(vi) and Section 4.12 that would have otherwise been discussed by the Steering Committee. For clarity, the withdrawal by Protalix under this Section 4.3(g) shall only limit Protalix’s rights under this Section 4 with respect to participation on the Steering Committee; notwithstanding any obligation to the contrary contained herein, Protalix’s attendance at Steering Committee meetings shall be optional and Protalix’s withdrawal or nonattendance at Steering Committee meetings shall have no impact on the consideration provided for or due to Protalix under this Agreement.
     4.4. Records. During the Term, each party will prepare and maintain accurate records and books relating to the progress and status of its activities under the Development Plan and otherwise in relation to the development of the Drug Substance and Licensed Product.
     4.5. Diligence. Each party will use Commercially Reasonable Efforts to carry out the Development activities contemplated by the Development Plan to be carried out by such party in order to Develop the Licensed Product in the Field in the Territory as soon as reasonably practicable. Pfizer will use Commercially Reasonable Efforts to seek as soon as reasonably practicable Regulatory Approval (and Price Approval and Governmental Authority or Third Party reimbursement approval where applicable) for the Licensed Product in the Field in the Territory. Pfizer will Launch and Commercialize the Licensed Product in the United States and each of the Major EU Countries promptly following Regulatory Approval (and Price Approval and Governmental Authority or Third Party reimbursement approval where applicable) of the Licensed Product in the Field in such Country, provided that (a) such Launch and Commercialization will not, in the good faith judgment of Pfizer, after consultation with legal counsel, [***], and (b) Protalix has complied with and, at the time of Launch is complying with, Section 5.6 with respect to fulfilling Purchase Orders; provided, further, however that with respect to subclause (a), Pfizer will Launch and Commercialize in each such Country when (i) the Steering Committee determines in accordance with Section 8.7 that [***] and (ii) Pfizer [***] after using Commercially Reasonable Efforts to do so. Notwithstanding the foregoing, Pfizer shall not be in breach of its obligation to Launch and Commercialize the Licensed Product in the United States promptly following Regulatory Approval in the United States if Pfizer does not have a Launch supply because Pfizer has not issued Purchase Orders pursuant to Section 5.6(a) because the GMP Audit, mitigation plan (if any) and Quality Agreement(s) have not been completed pursuant to Section 5.9. Pfizer will use Commercially Reasonable Efforts to Launch and Commercialize as soon as reasonably practicable the Licensed Product in the Field in each
[***] Redacted pursuant to a confidential treatment request.

Country in the Territory other than the United States and the Major EU Countries in which Regulatory Approval (and Price Approval and Governmental Authority or Third Party reimbursement approval where applicable) for the Licensed Product in the Field is obtained.
     4.6. Regulatory Affairs.
          (a) Copies of Regulatory Filings. Protalix shall provide to Pfizer, at Pfizer’s expense, complete copies of any regulatory filings in the Territory relating to the Licensed Product, including INDs, filings with FDA or other Regulatory Authorities, supplements or amendments thereto, all written correspondence with FDA or other Regulatory Authorities regarding such regulatory filings, and all existing written minutes of meetings and memoranda of conversations between Protalix (including, to the extent practicable, Protalix’s investigators) and FDA or other Regulatory Authorities in Protalix’s possession (or in the possession of any of Protalix’s agents and subcontractors, such as contract research organizations used by Protalix), to the extent Protalix has the right to access and provide to Pfizer such materials. To the extent available, Protalix shall provide such copies to Pfizer in electronic form.
          (b) [***].
               (i) [***].
                    (A) To the extent permitted by applicable Law, as of the [***], Protalix shall [***]. The parties shall take all actions necessary to accomplish the foregoing, including [***].
                    (B) To the extent permitted by applicable Law, upon Pfizer’s request, [***].
               (ii) [***]. To the extent permitted by applicable Law, upon Pfizer’s request, [***].
               (iii) Cooperation. The parties shall cooperate through the Steering Committee to ensure that [***].
          (c) Rights of Reference and Access to Data.
               (i) [***].
               (ii) [***].
[***] Redacted pursuant to a confidential treatment request.

               (iii) As the manufacturer and supplier of Drug Substance, Protalix shall provide to Pfizer original copies of any Certificate of Pharmaceutical Product (“CPP”) issued to Protalix as necessary to support Pfizer’s regulatory filings for the Licensed Product in the Field in the Territory. Protalix shall use Commercially Reasonable Efforts to apply for and obtain such CPP.
          (d) Assignment of Contracts. Upon Pfizer’s reasonable request, Protalix shall assign to Pfizer any contract Protalix has entered into with a Third Party that solely relates to the Development of the Licensed Product in the Territory, to the extent Pfizer requests such contract to be assigned and such contract is assignable. If any such contract relates to the Development of the Licensed Product in the United States, Pfizer shall not request assignment of such contract until the FDA Approval Date.
          (e) Responsibility. Subject to Sections 4.3(d)(i) and 4.3(d)(iii), Pfizer shall have the sole authority and exclusive right to determine all regulatory plans and strategies for the Licensed Product in the Field in the Territory; provided that Pfizer shall reasonably consider any comments on such plans and strategies that Protalix may communicate through the Steering Committee or otherwise. Without limiting the foregoing, subject to Section 4.6(b), Pfizer (or, in any Country in the Territory, one or more of its designated Affiliates) will own and be responsible for preparing, seeking, submitting and maintaining all regulatory filings and Regulatory Approvals for the Licensed Product in Field in the Territory, including preparing all reports necessary as part of a regulatory filing or Regulatory Approval. Protalix shall provide such assistance as Pfizer reasonably requires to obtain Regulatory Approvals for the Licensed Product in the Field in the Territory. Pfizer shall have the sole right to apply for and secure exclusivity rights that may be available under the Law of Countries in the Territory, including any Regulatory Exclusivity. Protalix shall use Commercially Reasonable Efforts to cooperate with Pfizer and to take such reasonable actions to assist Pfizer, in obtaining such exclusivity rights in each Country, as Pfizer may reasonably request from time to time.
          (f) Pharmacovigilance. After the Effective Date and prior [***], the safety units of each of the parties shall meet and agree upon a written pharmacovigilance agreement that defines Pfizer’s pharmacovigilance responsibilities for the Licensed Product in the Territory and Protalix’s pharmacovigilance responsibilities for the Licensed Product outside the Territory and the process for exchanging adverse event reports and other safety information relating to a Licensed Product that will permit each party to comply with applicable Laws and requirements of Regulatory Authorities.
          (g) Communications with Regulatory Authorities.
               (i) For so long [***], Protalix, and [***], Pfizer, shall provide the other party with notice of all meetings, conferences, and discussions (including Advisory
[***] Redacted pursuant to a confidential treatment request.

Committee meetings or any other meeting of experts convened by the FDA concerning any topic relevant to the Licensed Product) scheduled with the FDA concerning any regulatory matters relating to the Licensed Product promptly after the scheduling of such meeting, conference, or discussion. The party that [***] shall be entitled to have one or more representatives present at all such meetings. Protalix and Pfizer shall use all reasonable efforts to agree in advance on the scheduling of such meetings, conferences and discussions and on the objectives to be accomplished at such meetings, conferences and discussions and the agenda for the meetings, conferences and discussions with the FDA, and with respect to Advisory Committee meetings, if any; provided that [***].
               (ii) For so long as [***], shall provide the other party with copies, which copies may be in draft form, of all material submissions to the FDA relating to the Licensed Product. Such copies shall be provided sufficiently in advance of such planned submission to the FDA in order to allow such other party to provide comments regarding such submission. The party making the submission shall consider the other party’s comments in good faith with respect to such submission; provided that [***] with copies, which copies may be in draft form, of all material submissions to the EMEA relating to the Licensed Product. [***] such copies sufficiently in advance of such planned submission to the EMEA [***] will consider [***] comments in good faith with respect to such submission; provided that [***].
               (iii) Each party shall provide to the other party, as soon as reasonably practicable but in no event more than three (3) Business Days after its receipt, copies of any material documents or other material correspondence received from the FDA or the EMEA pertaining to the Licensed Product.
               (iv) Protalix shall use reasonable efforts to notify Pfizer in advance of material meetings with Regulatory Authorities outside the Territory with respect to the Licensed Product in the Field, and, upon request by Pfizer, Protalix shall not unreasonably withhold its consent for an appropriate representative of Pfizer to attend such meetings; provided that Protalix shall have final decision-making authority over such matters. Protalix shall provide Pfizer with copies, which copies may be in draft form, of all material submissions to the Regulatory Authority outside the Territory relating to the Licensed Product. Such copies shall be provided sufficiently in advance of such planned submission to such Regulatory Authority in order to allow Pfizer to provide comments regarding such submission. Protalix shall consider Pfizer’s comments in good faith with respect to such submission; provided that Protalix shall have final decision-making authority over such matters.
          (h) Regulatory Information. Each party agrees to provide the other with all reasonable assistance and take all actions reasonably requested by the other party that are necessary or desirable to enable the other party to comply with any Law applicable to the Licensed Product, including, but not limited to, Pfizer’s meeting its reporting and other obligations to maintain and update any Regulatory Approval for the Licensed Product in the Territory.
[***] Redacted pursuant to a confidential treatment request.

          (i) Recalls or Other Corrective Action. Pfizer shall promptly notify Protalix of any material actions to be taken by Pfizer in the Territory with respect to any recall or market withdrawal or other corrective action related to the Licensed Product prior to such action, if reasonably practicable under the circumstances, to permit Protalix a reasonable opportunity to consult with Pfizer with respect thereto. All costs and expenses with respect to a recall, market withdrawal or other corrective action shall be borne by Pfizer; provided, however, that the out-of-pocket costs and expenses of any such recall shall be [***] to the extent not resulting from or related to Pfizer’s breach of its obligations under this Agreement or its negligence or intentional misconduct.
     4.7. Commercialization and Pricing.
          (a) An initial Commercialization plan for the Licensed Product in the Field in the Territory prepared by Pfizer is attached hereto as Exhibit G (the“Initial Commercialization Plan”). Pfizer shall update such plan (any such updated plan, the “Commercialization Plan”) at least once per calendar year in accordance with Pfizer’s U.S. operating plan calendar for its other drug products. Each such subsequent Commercialization Plan shall be submitted to the Steering Committee for review and discussion no later than thirty (30) days prior to the beginning of the immediately succeeding calendar year. Protalix may, through its representatives on the Steering Committee, propose to Pfizer revisions to any such subsequent Commercialization Plan, and any proposed material updates or amendments to the Initial Commercialization Plan and any subsequent Commercialization Plan, that Protalix reasonably believes are appropriate, and Pfizer shall consider any such proposed revisions in good faith, but such Initial Commercialization Plan or Commercialization Plan, or any material amendments or updates thereto, shall not require approval of the Steering Committee.
          (b) Pfizer shall have the sole authority and exclusive right to Commercialize, and shall be responsible for paying all costs and expenses associated with the Commercialization of, the Licensed Product in the Field in the Territory, including marketing, promoting, selling, distributing and [***] of sale for the Licensed Product and obtaining any necessary Price Approvals, and such costs and expenses shall constitute [***]. Protalix hereby agrees to refrain from selling Licensed Product outside the Territory to any Person if Protalix has knowledge or reason to believe that such Licensed Product is intended for transshipment or delivery by such Person in the Territory. Pfizer hereby agrees to refrain from selling the Licensed Product in the Territory to any Person if Pfizer has knowledge or reason to believe that such Licensed Product is intended for transshipment or delivery by such Person outside the Territory.
          (c) At meetings of the Steering Committee, Pfizer will provide Protalix with periodic updates regarding the status and details of Price Approvals and Governmental and Third Party reimbursement approvals in each applicable Country in the Territory.
[***] Redacted pursuant to a confidential treatment request.

     4.8. Early Access Programs. The parties shall discuss at the Steering Committee the appropriate mechanism for transferring control of all Early Access Programs from Protalix to Pfizer with the goal of transferring such control as soon as reasonably practicable after the Effective Date.
     4.9. Trademarks.
          (a) Assignment. As of the Effective Date, Protalix hereby transfers and assigns to Pfizer all of its worldwide rights, title and interest to the Uplyso Trademarks, including any goodwill associated with the Uplyso Trademarks. In connection with and in furtherance of the transfer of the Uplyso Trademarks, the Parties on the Effective Date will execute a trademark assignment instrument in the form attached hereto as Exhibit H. Pfizer shall be responsible for paying all costs and expenses associated with recording the trademark assignment instrument with the appropriate governmental authorities throughout the world, and such costs and expenses shall constitute [***].
          (b) Choice of Trademarks. Pfizer may choose, in its sole discretion, to use the Uplyso Trademarks or any other trademarks to Commercialize the Licensed Product in the Field in the Territory and Pfizer shall own all such trademarks (the “Product Marks”).
          (c) License to Protalix. Pfizer hereby grants to Protalix an exclusive (except as to Pfizer) license, free of charge, to use the Product Marks outside the Territory solely in connection with the packaging, sale, marketing, promotion, advertising, disposition and distribution of the Licensed Product in the Field during the Term outside the Territory.
          (d) Quality Control.
               (i) The quality of the Licensed Product sold by Protalix outside the Territory under or in connection with the Product Marks must be of a sufficiently high quality to be generally comparable to the quality of the Licensed Product sold by Pfizer in the Territory under or in connection with the Product Marks.
               (ii) Protalix shall comply with all applicable Laws pertaining to the proper use and designation of the Product Marks.
               (iii) Protalix agrees to use the Product Marks only in the form and manner and with appropriate legends as prescribed from time to time during the Term by Pfizer.
               (iv) Additionally, Protalix shall:
                    (A) display the proper form of trademark notice associated with the Product Marks;
[***] Redacted pursuant to a confidential treatment request.

                    (B) on any item which bears a Product Mark, include where practicable a statement identifying Pfizer or its Affiliate, as applicable, as the owner of such Product Mark and where possible indicating that Protalix or its Affiliate, as applicable, is an authorized user of such Product Mark;
                    (C) not use any Product Mark as a corporate name, business name, or trade name;
                    (D) not use any Product Mark in a manner that would reasonably be expected to materially impair the validity, reputation, or distinctiveness of any Product Mark; and
                    (E) not use any Product Mark in a manner that would reasonably be expected to materially impair the reputation of Pfizer or any of its Affiliates.
          (e) Prosecution and Maintenance of Product Marks.
               (i) Pfizer shall have the sole right, but not the obligation, through counsel of its choosing, to prosecute and maintain the Product Marks in the Territory and the first right, but not the obligation, through counsel of its choosing, to prosecute and maintain the Product Marks outside the Territory. In the event Pfizer elects not to prosecute or maintain any Product Mark outside the Territory, Pfizer shall provide reasonable prior written notice to Protalix of its intention not to prosecute or maintain any such Product Mark outside the Territory, and Protalix shall have the right to do so on behalf of Pfizer. All costs and expenses incurred by Pfizer in the filing, prosecution and maintenance of Product Marks in the Territory shall be treated as [***]. All costs and expenses incurred by either party in the filing, prosecution and maintenance of Product Marks outside the Territory as provided in this Section 4.8(e) shall be treated as [***].
               (ii) Notwithstanding anything to the contrary in Section 4.9(e)(i), if, after providing a Section 14.2(c) Notice to Protalix, Pfizer elects not to prosecute or maintain any Product Mark the Territory, Pfizer shall provide reasonable prior written notice to Protalix of its intention not to prosecute or maintain any such Product Mark in the Territory, and Protalix shall have the right to do so on behalf of Pfizer, and all costs and expenses incurred by Protalix in the prosecution and maintenance of Product Marks in the Territory shall be treated as [***].
          (f) Enforcement of Product Marks.
               (i) Each party will promptly notify the other in the event of any actual, potential or suspected infringement of a Product Mark by any Third Party. Pfizer shall have the sole right, but not the obligation, to institute litigation or take other remedial measures in connection with Third Party infringement of Product Marks in the Territory and the first right, but not the obligation, to institute litigation or take other remedial measures in connection with
[***] Redacted pursuant to a confidential treatment request.

Third Party infringement of Product Marks outside the Territory. If Pfizer fails to initiate litigation or take other remedial measures against a Third Party who is infringing a Product Mark outside the Territory within ninety (90) days after becoming aware of the basis for such litigation or action, then Protalix may, in its discretion, provide Pfizer with written notice of Protalix’s intent to initiate a suit or take other appropriate action. If Protalix provides such notice and Pfizer fails to initiate litigation or take such other appropriate action within thirty (30) days after receipt of such notice from Protalix, then Protalix shall have the right to initiate litigation or take other appropriate action that it believes is reasonably required to protect its right to use the Product Mark outside the Territory. Upon request of Protalix, Pfizer agrees to timely join as party-plaintiff in any such litigation, and in any event to cooperate with Protalix in connection with such infringement action. All costs and expenses incurred by Pfizer in enforcing the Product Marks in the Territory shall be treated as [***] and any recoveries resulting from such litigation or other appropriate action, in pursuing such litigation or other appropriate action, will be deemed Net Sales. All costs and expenses incurred by Protalix in enforcing the Product Mark outside the Territory shall be at Protalix’s sole expense and Protalix shall reimburse Pfizer for any and all costs or expenses incurred by Pfizer in connection with such enforcement by Protalix outside the Territory. Protalix shall retain all recoveries received by Protalix as a result of its enforcement of Product Mark rights outside the Territory.
               (ii) Notwithstanding anything to the contrary in Section 4.9(f)(i), if, after providing a Section 14.2(c) Notice to Protalix, Pfizer fails to initiate litigation or take other remedial measures against a Third Party who is infringing a Product Mark in the Territory within ninety (90) days after becoming aware of the basis for such litigation or action, then Protalix may, in its discretion, provide Pfizer with written notice of Protalix’s intent to initiate a suit or take other appropriate action. If Protalix provides such notice and Pfizer fails to initiate litigation or take such other appropriate action within thirty (30) days after receipt of such notice from Protalix, then Protalix shall have the right to initiate litigation or take other appropriate action that it believes is reasonably required to protect its right to use the Product Mark in the Territory. Upon request of Protalix and at Protalix’s expense, Pfizer agrees to timely join as party-plaintiff in any such litigation, and in any event to cooperate with Protalix in connection with such infringement action. Protalix shall be responsible for all costs and expenses incurred by Protalix in enforcing the Product Marks in the Territory and shall be entitled to retain all recoveries resulting from such litigation or other appropriate action.
     4.10. Use of Names.
          (a) No right, expressed or implied, is granted by this Agreement to a party to use in any manner the name or any other trade name of the other party or its Affiliates in connection with this Agreement. Notwithstanding the foregoing:
               (i) Protalix shall have the right to use the Pfizer corporate name, subject to Pfizer’s trademark usage guidelines provided to Protalix from time to time during the Term, including at least sixty (60) days prior to the date of Protalix’s first use of the Pfizer corporate name, on package inserts, packaging or trade packaging associated with the Licensed
[***] Redacted pursuant to a confidential treatment request.

Product outside the Territory solely as required by applicable Laws outside the Territory. Protalix will submit for Pfizer’s approval (which approval shall not be unreasonably withheld or delayed) a sample of each such proposed use of the Pfizer corporate name within sixty (60) days before the first use permitted pursuant to this Section.
               (ii) Pfizer agrees, during the Term, to display as prominently as reasonably practicable the Protalix corporate name on the trade packaging used for the Licensed Product in the Field in the Territory unless to do so would be prohibited under applicable Laws or is not in accordance with the request of a Regulatory Authority, subject to Protalix’s trademark usage guidelines applicable to the Protalix corporate name provided from time to time during the Term, including at least sixty (60) days prior to the date of Pfizer’s first use of the Protalix corporate name. Upon the written request of Protalix, Pfizer shall submit to Protalix a sample of each proposed use of the Protalix corporate name.
     4.11. Access to Information. Within thirty (30) days after the Effective Date, and from time-to-time throughout the Term, and at any time during the Term at Pfizer’s request, Protalix shall provide Pfizer, its designated Affiliate or its agents and representatives with reasonable access, during regular business hours to (a) information concerning the Drug Substance, Licensed Product, Protalix Patent Rights and/or Protalix Technology that may be reasonably necessary or useful for Pfizer to seek Regulatory Approval for, perform Fill/Finish activities on or Commercialize the Licensed Product in the Field in the Territory and (b) Protalix-designated employees who possess the information described in clause (a) of this Section 4.11.
     4.12. Information Rights. At each Steering Committee Meeting (or on a quarterly basis if the Steering Committee meets less frequently than once per quarter), Protalix will provide to Pfizer written information regarding [***]. Protalix will provide notice to Pfizer of [***].
     4.13. [***]
     4.14. Scope of Sections 4.12 and 4.13. For the avoidance of doubt, it is understood and agreed that Sections 4.12 and 14.13 do not apply with respect to any offer, proposal, due diligence, proposed term sheet or any other documents or actions in connection with a possible Business Combination Transaction or a possible investment in Protalix Parent.
Section 5. MANUFACTURE AND SUPPLY
     5.1. Supply Chain Committee.
          (a) Formation and Membership. The parties shall, within thirty (30) days after the Effective Date, form a Supply Chain Committee (the “Supply Chain Committee”). The Supply Chain Committee shall consist of up to three (3) representatives appointed by each party. The Supply Chain Committee will provide a forum for the discussion of matters related to the Manufacture of and supply chain for the Drug Substance and Licensed Product.
[***] Redacted pursuant to a confidential treatment request.

          (b) Meetings. During the Term, the Supply Chain Committee shall meet monthly or as otherwise determined by the parties (each such meeting, a “Supply Chain Committee Meeting”). Upon the request of the Supply Chain Committee, each party will provide written materials relating to its Manufacturing and related activities in advance of a Supply Chain Committee Meeting. All Supply Chain Committee Meetings may be conducted in person, by videoconference or by teleconference at such times and such Pfizer or Protalix locations as shall be determined by the Supply Chain Committee. In-person meetings of the Supply Chain Committee will alternate between appropriate offices of each party. The parties shall each bear all expenses of their respective representatives relating to their participation on the Supply Chain Committee. The members of the Supply Chain Committee also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.
          (c) Responsibilities. The Supply Chain Committee will have the following roles and responsibilities:
               (i) Discuss each party’s requirements for Drug Substance and Licensed Product for Development activities in accordance with Section 5.3;
               (ii) Act as a forum pursuant to which the parties may discuss Manufacturing issues, Fill/Finish activities (including Pfizer’s timing for assuming responsibility for Fill/Finish activities in accordance with Section 5.5(b)), and any issues that may affect patient access to the Licensed Product in the Territory;
               (iii) Receive monthly summaries of Safety Stock levels held in accordance with Section 5.14;
               (iv) Be informed of requests for and results of regulatory inspections related to Drug Substance and Licensed Product and review steps to be taken by Protalix to address any deficiencies noted;
               (v) Monitor logistical strategies, Protalix’s capacity for Manufacturing Drug Substance and inventory levels for Drug Substance and Licensed Product for consistency with the Forecasts and Long Range Forecasts;
               (vi) Be informed of and discuss proposed changes in Manufacturing sites, testing sites, and responsibilities in the supply chain for Drug Substance and Licensed Product;
               (vii) Be informed of any quality-related issues concerning the Drug Substance and Licensed Product;
               (viii) Provide updates on the Supply Chain Committee’s activities and achievements to the Steering Committee, as applicable, no less frequently than once each quarter after the Effective Date;

               (ix) Act as a forum pursuant to which (A) Protalix will update Pfizer regarding significant deviations reasonably expected by Protalix between the Estimated Price for a Pfizer Year and Protalix’s reasonable estimate of the Actual Price for such Pfizer Year and (B) Protalix will provide a non-binding estimate of the aggregate deviation between the Estimated Price and Actual Price for such Pfizer Year no later than September 1 of such Pfizer Year.
               (x) Such other roles and responsibilities provided for in this Agreement or as may be assigned to the Supply Chain Committee in writing by mutual agreement of the parties.
          (d) Decision-Making. Except for a decision to create a Technical Subcommittee as described in Section 5.1(e), the Supply Chain Committee will have no decision-making authority, but instead will act in an advisory capacity to the Steering Committee and the parties, unless otherwise agreed by the parties in writing.
          (e) Technical Subcommittee. The Supply Chain Committee may, from time to time, create a subcommittee (a “Technical Subcommittee”) to analyze and advise the Supply Chain Committee and the parties on any technical issues relating to Manufacturing Drug Substance or Licensed Product, including issues relating to quality or process, identified by either party or by the Supply Chain Committee. Any Technical Subcommittee shall consist of representatives from each party with the appropriate technical expertise to analyze and provide advice with respect to any such technical issues, and such representatives may or may not also be representatives on the Supply Chain Committee. Each Technical Subcommittee will continue to operate until resolution of the identified problem, as determined by the Supply Chain Committee.
     5.2. Capacity.
          (a) On or before [***], Protalix will [***].
          (b) At any time during the Term, Pfizer may make a written request that Protalix [***] Along with such request, Pfizer shall submit to Protalix [***] The Steering Committee shall consider and discuss Pfizer’s request and supporting documentation, and determine whether or not [***]. If the Steering Committee determines that [***], Protalix shall [***] Protalix shall notify Pfizer in writing[***]. If this Agreement is terminated for any reason after Protalix has [***], Pfizer shall reimburse Protalix for [***].
          (c) Protalix shall dedicate at least [***] percent ([***]%) of its Drug Substance Manufacturing capacity in order to Manufacture Drug Substance for Pfizer’s clinical and commercial use in the Field in the Territory and may dedicate all remaining capacity to Manufacture Drug Substance for Protalix’s clinical and commercial use in the Field outside the Territory (such allocation between the Territory and outside the Territory, the “Allocation Percentage”). Subject to the Current Capacity Cap or, after achieving the Increased Capacity Goal, the Increased Capacity Cap (collectively, the “Capacity Cap”), subject to the Allocation
[***] Redacted pursuant to a confidential treatment request.

Percentage, and subject to and in accordance with the terms of this Section 5 and the Quality Agreement, Protalix shall supply all quantities of the Drug Substance ordered by Pfizer under this Agreement for clinical and commercial use in the Field in the Territory.
          (d) In the event either party reasonably believes that capacity for the Manufacture of Drug Substance in excess of the Increased Capacity Cap is necessary to meet projected future clinical and commercial need for Licensed Product in the Territory, the parties shall discuss such matter in good faith, including the funding of any capital expenditures necessary to increase such Manufacturing capacity beyond the Increased Capacity Cap.
     5.3. Development Supply of Drug Substance. Subject to the Capacity Cap and the Allocation Percentage, Protalix shall Manufacture and supply all requirements of the Drug Substance for incorporation into Licensed Product for activities to be performed by either party in accordance with the Development Plan, which supply shall be subject to and in accordance with the terms of this Section 5. The cost of Manufacturing Licensed Product (including Fill/Finish) for the [***] and any other clinical studies referred to in Section 6.3 shall be borne by the parties and treated in the same manner as Development Costs for such studies are borne and treated pursuant to Section 6.3. For the avoidance of doubt, in no event shall Protalix be obligated to Manufacture or supply quantities of Drug Substance in excess of the Capacity Cap unless otherwise agreed by the parties.
     5.4. Commercial Supply of Drug Substance. Subject to the Capacity Cap and the Allocation Percentage, Protalix shall Manufacture and supply Pfizer’s requirements of the Drug Substance for incorporation into Licensed Product and commercial sale in the Field in the Territory pursuant to this Agreement, which supply shall be subject to and in accordance with the terms of this Section 5 and the Quality Agreement. For the avoidance of doubt, in no event shall Protalix be obligated to Manufacture or supply quantities of Drug Substance in excess of the Capacity Cap unless otherwise agreed by the parties.
     5.5. Fill/Finish; Certain Other Manufacturing Activities.
          (a) [***].
          (b) [***].
          (c) [***].
          (d) [***]
          (e) [***].
     5.6. Forecasting and Ordering.
          (a) Forecasts; Purchase Orders. [***], Pfizer shall deliver to Protalix Pfizer’s quarterly projection of the quantities of Drug Substance that Pfizer anticipates ordering from
[***] Redacted pursuant to a confidential treatment request.

Protalix pursuant to this Agreement (including Drug Substance that will be used as Safety Stock in accordance with Section 5.14) for the four (4) calendar quarters commencing with the first quarter that includes the first requested delivery date (the “Initial Forecast”), together with a firm purchase order (a “Purchase Order”) for Drug Substance for the first calendar quarter covered by such Initial Forecast. The quantities of Drug Substance specified for the following quarter of such Initial Forecast shall be binding as provided in Section 5.6(d) and the remaining two (2) quarters of such Initial Forecast shall be non-binding. Thereafter, ninety (90) days prior to the first business day of each subsequent calendar quarter during the Term, Pfizer shall deliver to Protalix a rolling four (4) calendar quarter forecast updating the prior forecast (together with the Initial Forecast, each a “Forecast”), together with a Purchase Order for the first calendar quarter of such Forecast. The quantities of Drug Substance specified for the following quarter of such Forecast shall be binding as provided in Section 5.6(d) and the remaining two (2) quarters of such Forecast shall be non-binding. Unless agreed separately between the parties, each Purchase Order shall specify no more than three (3) delivery dates for the Drug Substance in each calendar quarter. Purchase Orders shall be in writing, and no verbal communications or e-mail shall be construed to mean a commitment to purchase or sell. Each Purchase Order delivered by Pfizer to Protalix pursuant to this Section 5.6(a) shall be binding on Protalix to the extent provided by Section 5.6(c). Protalix shall confirm receipt of any [***]. [***], Pfizer shall also submit Forecasts and Purchase Orders for Licensed Product and the provisions of this Section 5.6(a) shall apply to such Forecasts and Purchase Orders as they do for Forecasts and Purchase Orders for Drug Substance.
          (b) Long Range Capacity Planning. Concurrent with the Initial Forecast, for the purposes of discussion and planning of Manufacturing capacity, Pfizer shall provide a non-binding forecast of its projected Drug Substance needs for the eight (8) calendar quarters following that specified in the Initial Forecast as described in Section 5.6(a) (a “Long Range Forecast”). Each Long Range Forecast shall be deemed to be revised by any subsequent Forecast. In the event Protalix anticipates that it will be unable to supply the quantities of Drug Substance reflected in a Long Range Forecast, Protalix shall promptly notify Pfizer and the Supply Chain Committee shall work to remedy the shortfall in accordance with and subject to the terms of this Section 5 in an effort to assure that the necessary capacity exists. Unless otherwise agreed to by the parties during the Term, the Long Range Forecast shall be updated by Pfizer annually by July 1 of each calendar year during the Term. During [***], Pfizer’s Long Range Forecast shall also include[***].
          (c) Maximum Quantities. Unless otherwise agreed in writing by Protalix, in no event shall Protalix be obligated to deliver quantities of Drug Substance [***] of the quantities specified by Pfizer for the same period in the Forecast delivered in the prior calendar quarter. The foregoing limitation shall be in addition to the Capacity Cap. Protalix shall, however, use Commercially Reasonable Efforts, but will be under no obligation, to supply Drug [***] of such quantities specified in such Forecast.
[***] Redacted pursuant to a confidential treatment request.

          (d) Minimum Quantities. If the quantities of Drug Substance [***] specified in a Purchase Order for a quarter are less than [***] of the quantities specified by Pfizer for the same period in the Forecast delivered [***], then, at the election of Pfizer set forth in a notice which Pfizer shall deliver to Protalix within [***] (i) Protalix shall within [***]or (ii) Pfizer shall[***]
          (e) Receipt and Acceptance. Subject to Sections 5.6(c) and 5.6(d), Pfizer shall purchase all Drug Substance [***] ordered and specified in a Purchase Order. Purchase Orders may be delivered electronically or by other means to such location as Protalix shall designate. Nothing in any such Purchase Order or written acceptance shall supersede the terms and conditions of this Agreement or the Quality Agreement. All Purchase Orders, confirmations of receipt of Purchase Orders and other notices contemplated under this Section 5.6(e) shall be sent to the attention of such persons as each party may identify to the other in writing from time to time in accordance with Section 18.8.
     5.7. Pricing, Invoicing and Supply Price Reconciliation.
          (a) Supply Delivery Price; Invoices.
               (i) On the Effective Date, or such later date that is at least sixty (60) days preceding the first requested delivery date for Drug Substance [***], Protalix shall, based on the Initial Forecast and Long Range Forecast delivered concurrently with the Initial Forecast, estimate in good faith the Price for Drug Substance for the remainder of the Pfizer Year in which the first Launch occurs. Thereafter, Protalix shall, based on the then-current Forecast and Long Range Forecast, estimate in good faith the Price for Drug Substance for such successive Pfizer Year (such initial or revised estimated Price for Drug Substance, the “Estimated Price”), and shall notify Pfizer in writing prior to September 1 of each successive Pfizer Year of such Estimated Price with reasonable supporting documentation regarding the calculation of such Estimated Price.
               (ii) Each delivery of Drug Substance [***] under a Purchase Order hereunder shall be accompanied by an invoice. Protalix shall invoice Drug Substance at [***]. Protalix shall include the following information, where applicable, on all invoices: the type, description, and quantity of the product delivered; the date of shipment; the prices; any applicable taxes, transportation charges or other charges provided for in the applicable Purchase Order; and the applicable Purchase Order number.
               (iii) [***] Any financial adjustments necessary because [***] shall be reported and handled as part of the reconciliation pursuant to Section 7.1.
          (b) Taxes. All sales and use taxes which Protalix is required by law to collect from Pfizer with respect to the Manufacture and supply of Drug Substance to Pfizer shall be separately stated in Protalix’s invoice and shall be paid by Pfizer to Protalix unless Pfizer
[***] Redacted pursuant to a confidential treatment request.

provides an exemption to Protalix. Protalix shall be solely responsible for the timely payment of all such taxes to the applicable taxing authority, and Protalix shall pay (without reimbursement by Pfizer), and shall hold Pfizer harmless against, any penalties, interest or additional taxes that may be levied or assessed as a result of the failure or delay of Protalix to pay any such taxes.
          (c) Financial Records; Audits. Pfizer shall have the right to audit Protalix’s [***]. Such audit shall be carried out in the same manner as and limited to the same extent as the audit provisions of Section 7.5.
5.8.	Shipping and Delivery.
          (a) Delivery. Subject to Section 5.6(c), Protalix shall deliver (or have delivered) to Pfizer in accordance with this Section 5.8 the quantities of the Drug Substance [***], Licensed Product) specified for a given delivery date in each Purchase Order with, in the case of Drug Substance, no less than [***] months remaining on the retest period and, during [***], no less than [***] months remaining on the shelf life, on the day it is delivered to Pfizer. All dates for delivery of Drug Substance [***].
          (b) Delivery Terms. The Drug Substance [***] shall be supplied to Pfizer [***]. The Drug Substance [***] shall be shipped at [***]. Pfizer shall be responsible for [***], and for compliance with all applicable Laws and Regulatory Approvals for the Drug Substance and the Licensed Product in the Field in the Territory.
          (c) Retention. Unless the parties agree otherwise, Protalix shall maintain analytical samples of each batch of Drug Substance in storage for a time period based upon Protalix’s sample retention policy.
     5.9. Compliance; Quality Control Obligations.
          (a) [***]
          (b) Within sixty (60) days after the completion of the GMP Audit, the parties shall enter into the Quality Agreement(s). The Quality Agreement(s) shall set forth the parties’ compliance obligations with respect to the Drug Substance Manufactured by Protalix for clinical and commercial requirements in the Territory [***], which compliance obligations with respect to [***] shall not be inconsistent with [***]. To the extent there are any inconsistencies or conflicts between this Agreement and the Quality Agreement(s) with respect to quality issues, the terms and conditions of the Quality Agreement(s) shall control.
     5.10. Certificate of Analysis; Acceptance and Returns.
          (a) P&L Certificate of Analysis; Notice of Non-Conformance.
               (i) Protalix shall supply to Pfizer the applicable batch number for the Drug Substance delivered, as well as such other information as the parties may set forth in the
[***] Redacted pursuant to a confidential treatment request.

Quality Agreement with respect to Manufacture (a “Manufacturing Certificate of Analysis”) for all Drug Substance [***] shipped to Pfizer hereunder. Pfizer shall (within the time period specified in Section 5.10(b)) inspect, or cause to have inspected, each shipment of the Drug Substance [***] for any damage, defect or shortage and give Protalix written notice of any such damaged, defective or short shipment (a “Notice of Non-Conformance”) within the time periods specified in Sections 5.10(a)(ii) and 5.10(b), as applicable.
               (ii) Latent defects shall be communicated to Protalix, together with appropriate detail, within fifteen (15) Business Days of the date on which such latent defect was first discovered by Pfizer or was notified to Pfizer by the relevant party discovering the defect.
          (b) Rejection. Pfizer shall have [***] days following its receipt of each shipment of the Drug Substance [***] (the “Non-Conformance Period”) to inspect such shipment. If Pfizer determines that any shipment of the Drug Substance [***] does not conform to the Product Specifications (or is otherwise a short shipment), it shall promptly notify Protalix within [***]Business Days following such determination in compliance with the procedures set forth in the Quality Agreement(s).
          (c) Disputes. If Pfizer delivers a Notice of Non-Conformance in respect of all or any part of a shipment of the Drug Substance [***], and Protalix does not agree with Pfizer’s determination that such shipment fails to meet the Product Specifications (or is otherwise a short shipment), the parties shall in good faith attempt to resolve such dispute at the Supply Chain Committee. Protalix and Pfizer shall have thirty (30) days, unless otherwise agreed in writing by the parties, from the date of Protalix’s receipt of a Notice of Non-Conformance to resolve such dispute regarding whether all or any part of such shipment was Manufactured in conformance with the Product Specifications (or was otherwise a short shipment). If the dispute regarding whether all or any part of a shipment rejected by Pfizer was Manufactured in conformance with the Product Specifications (or was otherwise a short shipment) is not resolved in such thirty (30) day period, then [***].
          (d) Remedies. In the event any shipment of Drug Substance [***] is rejected pursuant to this Section 5.10 as a result of any act or omission of Protalix, then (i) Pfizer shall, at the direction of Protalix, either (x) destroy such rejected Drug Substance or Licensed Product at Protalix’s expense (in accordance with applicable Law) or (y) return such rejected Drug Substance or Licensed Product to Protalix, at a location designated by Protalix and at Protalix’s expense; provided that if Protalix requests the return of such rejected Drug Substance or Licensed Product, Protalix shall not use such Drug Substance or Licensed Product for any purpose, shall destroy such rejected Drug Substance or Licensed Product and certify to Pfizer that it has destroyed such rejected Drug Substance or Licensed Product, and (ii) Protalix, at no expense to Pfizer, shall (in its sole discretion) either (x) use its Commercially Reasonable Efforts to promptly replace such non-conforming Drug Substance [***] (or short shipment) or (y) give Pfizer a credit in an amount equal to the amount paid or payable by Pfizer with respect to such rejected Drug Substance or Licensed Product (or short shipment).
[***] Redacted pursuant to a confidential treatment request.

     5.11. Product Specification and Manufacturing Changes. Product Specification and Manufacturing changes, including those resulting from a request received by a party from a Governmental Authority, shall be dealt with pursuant to the Quality Agreement; provided that all applicable Regulatory Approvals shall be prepared and filed by the parties in accordance with the provisions of Section 4.
     5.12. Master Cell Bank. During the Term, Protalix shall, as the supplier of Drug Substance, maintain half of the master cell bank relating to the Drug Substance in a location selected by Protalix and the other half of the master cell bank relating to the Drug Substance at a different location selected by Protalix and approved by Pfizer (such approval not to be unreasonably withheld or delayed), which may include the Facility where Pfizer performs Fill/Finish activities (provided that Pfizer obtains all required approvals from the applicable Regulatory Authority necessary to store the master cell bank in such Facility).
     5.13. Shortages. In the event that the materials and/or Manufacturing capacity required to Manufacture and to deliver in a timely manner to Pfizer the Drug Substance ([***]) required under outstanding Purchase Orders are in short supply, Protalix shall notify Pfizer of such shortage and the Supply Chain Committee shall promptly meet to discuss the shortage. Protalix shall provide to the Supply Chain Committee a written plan of action stating in reasonable detail the proposed measures to address such shortage and the date such shortage is expected to end. Protalix shall use its Commercially Reasonable Efforts to minimize the duration of any shortage, including using all capacity at its Facility to Manufacture Drug Substance and not other products for sales by Protalix or Third Parties. During any such shortage, Protalix shall allocate the materials and resources used in the supply of the Drug Substance [***] such that Pfizer receives [***] percent ([***]%) for the Territory and Protalix receives [***] percent ([***]%) for outside the Territory.
     5.14. Safety Stock Obligations.
          (a) Build-Up. From and after the Effective Date, and subject to the limitations set forth in Section 5.14(c), unless otherwise agreed in writing by the parties, Protalix shall operate its Facility at maximum capacity in order to start building inventory of Drug Substance (the “Safety Stock”) with the quantity of Drug Substance remaining after Protalix supplies the quantities of Drug Substance necessary to conduct clinical trials and Early Access Programs and, after the first Launch in the Territory, to meet commercial demand. Protalix shall operate its Facility at maximum capacity until there is a quantity of Safety Stock [***]. Thereafter, subject to Section 5.14(b), Protalix shall operate its Facility as necessary to maintain [***]. The Safety Stock may be used to fulfill Protalix’s obligations to supply in the event there is a shortage as described in Section 5.13 or a Supply Failure.
[***] Redacted pursuant to a confidential treatment request.

          (b) Sharing of Responsibility and Cost.
               (i) The parties shall share equally the responsibility and cost of building and maintaining the Safety Stock. Pfizer shall include in Purchase Orders placed in accordance with Section 5.6 an order for its [***] percent ([***]%) share of the Safety Stock, Pfizer shall pay for its share of the Safety Stock in accordance with Section 5.7, and Protalix shall deliver such Safety Stock to Pfizer in accordance with Section 5.8.
               (ii) The Forecasts submitted by Pfizer pursuant to Section 5.6 shall make a distinction between the amounts of Drug Substance required by Pfizer for clinical and commercial needs in the Territory (the “Clinical and Commercial Forecast”) and the amounts of Drug Substance needed for Safety Stock. Protalix will hold and keep its [***] percent ([***]%) share of the Safety Stock based on Pfizer’s Clinical and Commercial Forecast.
               (iii) Each party shall use its inventory of Safety Stock on a first-in first-out (FIFO) basis in order to ensure that the Safety Stock always has the maximum period of time remaining on the retest period. On a monthly basis, each party shall provide to the Supply Chain Committee updates as to the status of its share of the Safety Stock. Protalix shall, upon reasonable request and during regular business hours, allow Pfizer to audit the quantity of Safety Stock in Protalix’s possession at least once in each calendar year.
          (c) Limitations. Notwithstanding Sections 5.14(a) and 5.14(b), and unless otherwise agreed by the parties, neither party shall have any obligations with respect to the Safety Stock until [***].
     5.15. Certain Supply Chain Issues.
          (a) If (i) prior to the time the parties have built-up [***] (but following compliance with the limitations set forth in Section 5.14(c)), the output of Protalix’s Facility falls to less than [***] percent ([***]%) of its maximum capacity output, or (ii) after the parties have built-up [***], the aggregate Safety Stock maintained by the parties is less than [***] (each, a “Significant Supply Chain Event”), then the Supply Chain Committee shall meet as soon as reasonably practicable to discuss the matter, identify the causes of the Significant Supply Chain Event and discuss possible solutions. If the Supply Chain Committee believes one cause of the Significant Supply Chain Event may be a technical issue relating to Manufacturing Drug Substance, including issues relating to quality or process, the Supply Chain Committee shall also form a Technical Subcommittee to address such issue. In addition, in the event of any Significant Supply Chain Event, the following shall apply until the cause of the Significant Supply Chain Event has been identified and resolved:
                    (A) Pfizer shall have the right to provide technical assistance and advice to Protalix on an ongoing basis, including in person at Protalix’s Facility;
[***] Redacted pursuant to a confidential treatment request.

                    (B) Pfizer may physically inspect Protalix’s Facility, including being present during Manufacturing operations, quality control, quality assurance, pack out and shipping;
                    (C) Protalix will provide Pfizer with ongoing access to its Facility and all relevant Manufacturing records and personnel (wherever located) of Protalix and will use Commercially Reasonable Efforts to facilitate access to any Third Party suppliers of materials for the Drug Substance and Licensed Product; and
                    (D) Protalix will reasonably cooperate with Pfizer and its representatives in connection with the activities described above and, upon mutual agreement of the parties as to any deficiencies, Protalix will use its Commercially Reasonable Efforts to promptly correct any such deficiencies if and to the extent mutually agreed by the parties.
Pfizer and its representatives will carry out the activities described in this Section 5.15(a) during Protalix’s regular business hours with as minimal disruption to Protalix’s operations as reasonably practicable.
          (b) Any costs incurred by Pfizer in providing technical assistance and advice to Protalix, inspecting Protalix’s facility, or otherwise facilitating the resolution of the Significant Supply Chain Event, shall be paid for by Pfizer and treated as [***].
     5.16. Other Assistance by Pfizer. Protalix acknowledges that Pfizer has expertise with respect to manufacturing and pharmaceutical sciences and is able to provide assistance to Protalix in the following areas: (a) registering with the FDA and EMEA a manufacturing technology for commercial supply of Drug Substance, including the preparation of a complete, approvable chemistry, manufacturing, and controls section of an NDA and other regulatory filings packages, (b) the regulatory review process, (c) addressing regulatory review feedback or post-approval requirements by any Regulatory Authority, (d) bioprocess, analytical or formulation development, (e) validation, (f) characterization and stability studies, (g) preparing for and supporting pre-approval inspections; and (h) preparing Protalix’s Facility to make it suitable for Regulatory Approval, including finalizing any required changes to the facility or equipment train, IQ/OQ/PQ, and equipment cleaning and cleaning validation (collectively, the “Advisory Services”). At any time during the Term, Pfizer shall have the right to provide Advisory Services to Protalix and upon reasonable notice from Pfizer, Protalix will reasonably consider in good faith the recommendations of Pfizer with respect to such Advisory Services. Pfizer shall be responsible for and bear [***] percent ([***]%) of the costs and expenses it incurs in providing Advisory Services to Protalix.
[***] Redacted pursuant to a confidential treatment request.

     5.17. Failure to Supply.
          (a) “Failure to Supply” shall occur in the event that Protalix does not supply according to the terms of this Agreement, including the Capacity Cap, the Allocation Percentage and Section 5.6(c), at least [***] percent ([***]%) of the quantities of Drug Substance[***] specified by Pfizer on any Purchase Order for a particular calendar quarter, whether caused by a Force Majeure Event or otherwise (a “Supply Failure”), and (i) such Supply Failure is not cured in the following calendar quarter (whether by using Protalix’s share of Safety Stock or otherwise), (ii) such Supply Failure is cured in the following calendar quarter using Protalix’s share of Safety Stock and another Supply Failure occurs within [***] months after the initial Supply Failure, or (iii) such Supply Failure is cured in the following calendar quarter without using Protalix’s share of Safety Stock, another Supply Failure occurs within [***] months after the initial Supply Failure and the second Supply Failure is not cured in the following calendar quarter (whether by using Protalix’s share of Safety Stock or otherwise). In no event may Protalix use its share of Safety Stock to cure a Supply Failure more than once per [***] month period. Notwithstanding the foregoing, the failure to supply at least [***] percent ([***]%) of the quantities of Licensed Product specified by Pfizer on any Purchase Order for a particular calendar quarter [***]. For the sake of clarity, if Protalix uses its share of Safety Stock to cure a Supply Failure, that will be a Significant Supply Chain Event and the provisions of Section 5.15 shall apply. For the sake of this Section 5.17(a), “cure” means supplying [***] percent ([***]%) of the quantities of Drug Substance ([***]) specified by Pfizer on a Purchase Order that is in compliance with the Capacity Cap, the Allocation Percentage and Section 5.6(c).
          (b) [***].
          (c) Allocation of Costs.
               (i) Capital Expenditure. Protalix shall be responsible for [***].
               (ii) Operating Costs. Notwithstanding Section 7.1(c)(iv), if the cost of making Drug Substance through the alternative source of supply pursuant to Section 5.17(b) exceeds Protalix’s Actual Price for making Drug Substance at the time of Failure to Supply, the parties will share such excess costs [***].
          (d) [***].
     5.18. Manufacturing Covenants.
          (a) Protalix will, within sixty (60) days after the Effective Date, reasonably cooperate with Pfizer to allow Pfizer, at its sole cost and expense, to review Protalix’s supply chain security procedures and their implementation with a view to determining whether such procedures and Protalix’s implementation thereof meet the importer security criteria set forth by
[***] Redacted pursuant to a confidential treatment request.

the Customs-Trade Partnership Against Terrorism (“C-TPAT”) program of the U.S. Bureau of Customs and Border Protection.
          (b) Protalix acknowledges that Pfizer has advised Protalix that (i) Pfizer is a certified member of C-TPAT, (ii) importers that have joined C-TPAT are expected to have substantially fewer of their imports inspected and, hence, fewer supply chain delays (the “C-TPAT Benefits”) and (iii) as a C-TPAT member, Pfizer is required to make periodic assessment of its international supply chain based up C-TPAT security criteria. Protalix agrees that, after completion of the review referred to in Section 5.18(a), it will reasonably cooperate with Pfizer to allow Pfizer, at its sole cost and expense, to conduct an annual security audit at any Protalix Facility and will consider in good faith any corrective actions recommended by Pfizer as a result of such audit intended to ensure the continued eligibility of Pfizer to participate in C-TPAT. Pfizer agrees to share with Protalix the results of such annual audits, and Protalix agrees to advise Pfizer of any corrective actions taken in response thereto and to notify Pfizer if it becomes aware of an event that it knows jeopardizes Pfizer’s retention of its C-TPAT Benefits. Protalix agrees to use Commercially Reasonable Efforts to become a member of a supply chain security program administered by the customs administration in Israel if such a program exists and (a) Protalix determines in its good faith judgment that such a program will advance the parties’ mutual objective of securing each part of the supply chain or (b) Pfizer has determined in good faith that Protalix’s failure to become a member of such a program will jeopardize the continued eligibility of Pfizer to participate in C-TPAT and Pfizer has notified Protalix in writing reasonably setting forth the basis for such determination.
     5.19. [***].
     5.20. [***].
Section 6. FINANCIAL PROVISIONS
     6.1. Effective Date Payment. Within fifteen (15) days after the Effective Date, Pfizer shall pay to Protalix the non-refundable, non-creditable amount of Sixty Million Dollars (US $60,000,000).
     6.2. Event Milestone Payments.
     (a) Subject to the terms and conditions of this Agreement, Pfizer shall pay to Protalix the amount set forth in the table below opposite the corresponding event milestone (each an “Event Milestone”) within forty-five (45) days after the occurrence of such Event Milestone:

Event Milestone	Event Milestone Payment
Commencement of [***] (“Event Milestone 1”)	$[***]
Regulatory Approval of the first Licensed Product in the United States (“Event Milestone 2”)	$[***]
     [***] Redacted pursuant to a confidential treatment request.

Regulatory Approval of the first Licensed Product in the European Union via the centralized approval procedure (“Event Milestone 3”)	$[***]
Earlier of (a) [***]and (b) [***]	$[***]
Submission of [***] for the Licensed Product to [***] (“Event Milestone 5”)	$[***]
          (b) If Protalix [***].
          (c) If the Steering Committee decides to [***] payment shall become payable upon the [***].
          (d) Notwithstanding Section 6.2(a), if it is determined after the Effective Date that [***].
          (e) Notwithstanding any other provision of this Agreement, Pfizer shall not be entitled to exercise its final decision-making authority at the Steering Committee if such exercise would have the effect of delaying or preventing Protalix’s achievement of Event Milestone 5.
          (f) For the avoidance of doubt: (i) each Event Milestone Payment shall be payable only on the first occurrence of the corresponding Event Milestone; (ii) none of the Event Milestone Payments shall be payable more than once; and (iii) should the first Licensed Product be replaced or succeeded by another Licensed Product, no additional Event Milestone Payments shall be due for Event Milestones already met with respect to any other Licensed Product.
          (g) NOTWITHSTANDING THIS SECTION 6.2, PFIZER MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY DEVELOP OR COMMERCIALIZE THE LICENSED PRODUCT.
     6.3. Development Costs.
          (a) [***]. Protalix shall be responsible [***]; provided that after [***], Protalix’s responsibility for such costs shall be limited to those necessary to conduct and complete [***] activities described in the initial Development Plan attached hereto as Exhibit D and any excess costs shall be paid for by Pfizer and treated as [***].
          (b) [***]. Protalix shall be responsible for paying [***]percent ([***]%) of the Development Costs incurred to conduct and complete [***] activities set forth in the
[***] Redacted pursuant to a confidential treatment request.

Development Plan (if [***]). Pfizer shall be responsible for paying any Development Costs incurred to conduct and complete any [***] activities not set forth in the Development Plan (“[***]Development Costs”), and all [***] Development Costs shall be treated as [***].
          (c) [***]. Pfizer shall be responsible for paying [***] percent ([***]%) of the Development Costs incurred to conduct and complete [***] set forth in the Development Plan (“[***] Development Costs”), and all such [***] Development Costs shall be treated as [***].
          (d) Combined [***]. If the Steering Committee decides to combine [***] and [***], then the parties shall amend the Development Plan to reflect [***] and Protalix shall be responsible for paying [***] percent ([***]%) of the Development Costs necessary to perform [***] portion of [***]; provided that such activities are set forth in the Development Plan, and any additional costs incurred in conducting and completing such combined study shall be paid for by Pfizer and treated as [***].
          (e) Combined [***]. If the Steering Committee decides to combine [***] and, then the parties shall amend the Development Plan to reflect [***] and Protalix shall be responsible for paying [***] percent ([***]%) of the Development Costs necessary to perform [***] portion of the combined study; provided that such activities are set forth in the Development Plan, and any additional costs incurred in conducting and completing such combined study shall be paid for by Pfizer and treated as [***].
          (f) [***]. Pfizer shall be responsible for paying [***] percent ([***]%) of the Development Costs incurred to conduct and complete [***], and all such Development Costs shall be treated as [***].
          (g) Development Costs Outside the United States and the European Union. Pfizer shall be responsible for paying [***] percent ([***]%) of the Development Costs incurred to conduct [***] outside the United States and the European Union (“Ex-US/EU Development Costs”); provided that in the eight Reporting Periods following receipt of Regulatory Approval in such Country, Pfizer shall be entitled to deduct from the Net Profit payable to Protalix pursuant to Section 6.4(a) amounts which together total [***] ([***]%) of all Ex-US/EU Development Costs incurred to obtain Regulatory Approval for the Licensed Product in such Country through the date such Regulatory Approval is obtained, and provided further that Pfizer shall make such deductions in eight equal quarterly portions. If Pfizer is unable to offset [***] percent ([***]%) of all Ex-US/EU Development Costs after the eight Reporting Periods following receipt of Regulatory Approval in such Country, any such remaining amounts will be [***].
          (h) Other Development Costs. Pfizer shall be responsible for paying [***] percent ([***]%) of any Development Costs which are not referenced in Section 6.3(a) through Section 6.3(g) above (“Additional Development Costs”), and such Additional Development Costs shall be treated as [***].
[***] Redacted pursuant to a confidential treatment request.

          (i) [***]. For the avoidance of doubt, Pfizer shall be responsible for paying [***]percent ([***]%) of all costs and expenses for conducting and completing any [***], and such costs and expenses shall be treated as [***].
          (j) Payments. If Protalix has incurred certain Development Costs but Pfizer is responsible for paying such Development Costs pursuant to this Section 6.3, then Protalix may, on a monthly basis, send an invoice to Pfizer with respect to such Development Costs, along with reasonable evidence that such Development Costs were payable and have been paid by Protalix, and Pfizer shall issue payment against such invoices within forty-five (45) days of the invoice date.
     6.4. Sharing of Net Profit and Net Loss.
          (a) Sharing of Net Profits. For any Reporting Period during the Profit Sharing Term in which there is a Net Profit, the parties will share such Net Profit such that Pfizer receives sixty percent (60%) and Protalix receives forty percent (40%), subject to any adjustment pursuant to Section 5.7(a)(iii) (adjustment based on Actual Price of Drug Substance).
          (b) Sharing of Net Loss.
               (i) Subject to Section 6.4(b)(ii), for any Reporting Period during the Profit Sharing Term in which there is a Net Loss, the parties will share such Net Loss such that Pfizer bears sixty percent (60%) and Protalix bears forty percent (40%), subject to any adjustment pursuant to Section 5.7(a)(iii) (adjustment based on Actual Price of Drug Substance).
               (ii) In the event a Net Loss occurs in any Reporting Period between the commencement of the Profit Sharing Term and [***] (the aggregate of such Net Losses over such period, “Accumulated Net Loss”), Pfizer will be responsible for [***] percent ([***]%) of such Net Loss in each such Reporting Period; provided that the Accumulated Net Loss will be [***].
Section 7. ACCOUNTING AND PROCEDURES FOR PAYMENT
     7.1. Periodic Reporting and Reconciliation Payments.
          (a) Quarterly Reports; Annual Reports.
               (i) Within [***] (a “Reporting Period”), Pfizer will submit to Protalix a written report setting forth in reasonable detail (A) Net Sales and number of units of Licensed Product sold in each Country in the Territory and in the aggregate during the Reporting Period, as well as the computation of such Net Sales amounts, (B) by category and in the aggregate, Allowable Expenses for the Reporting Period, as well as the computation thereof, (C)
[***] Redacted pursuant to a confidential treatment request.

by category and in the aggregate, Uncapped Expenses for the Reporting Period, as well as the computation thereof, (D) the Fully Absorbed Cost of Goods, Labeling and Packaging Costs and COGS for the Reporting Period, as well as the computation thereof in accordance with Exhibit E, (E) Net Profit or Net Loss, as the case may be, for the Reporting Period, as well as the computation thereof in accordance with Exhibit E and (F) each party’s share of the Net Profit or Net Loss pursuant to Section 6.4 (without giving effect to any adjustment pursuant to Section 5.7(a)(iii) (adjustment based on Actual Price of Drug Substance)).
               (ii) In addition to the report described in Section 7.1(a)(i), within fifteen (15) days after the end of each Reporting Period, Pfizer will submit to Protalix a written report setting forth an estimate of the amounts described in clauses (A) through (F) of Section 7.1(a)(i). The report submitted by Pfizer under this Section 7.1(a)(ii) for a Reporting Period is for informational purposes only and will be superseded by the report submitted by Pfizer under Section 7.1(a)(i) for such Reporting Period.
               (iii) For each Reporting Period during the Profit Sharing Term, Protalix will submit to Pfizer, within a reasonable period of time prior to the due date of Pfizer’s report referred to above in Section 7.1(a)(i), a written report setting forth in reasonable detail [***] in the applicable Reporting Period setting forth such costs in reasonable detail.
               (iv) Within thirty (30) days after the end of each Pfizer Year during the Profit Sharing Term, Protalix will submit to Pfizer a written report setting forth in reasonable detail the Actual Price, together with a calculation of any adjustment required to be made to the parties’ respective share of Net Profit (if any) or (subject to Section 6.4(b)(ii)) Net Loss (if any) for such Pfizer Year in accordance with Section 5.7(a)(iii) (adjustment based on Actual Price of Drug Substance).
               (v) The reports required by this Section 7.1(a) shall be kept confidential by the recipient party and not disclosed to any Third Party, other than the recipient party’s accountants who shall be obligated to keep such information confidential, and such information and reports shall only be used for purposes of this Agreement, unless otherwise required by Law.
          (b) Quarterly Reconciliation Payment. Within fifteen (15) days following Pfizer’s submission of each quarterly report due under Section 7.1(a)(i), (x) Pfizer shall pay Protalix’s share of the Net Profit for the applicable Reporting Period, if any, to Protalix or (y) subject to Section 6.4(b)(ii), Protalix shall pay Protalix’s share of the Net Loss, if any, to Pfizer.
          (c) Annual Reconciliation Payment. Within thirty (30) days following Protalix’s submission of each annual report due under Section 7.1(a)(iv) for any applicable Pfizer Year:
               (i) if the Allowable Expenses deducted from Net Sales in such Pfizer Year exceed the greater of [***] Dollars (US $[***]) or [***] percent ([***]%) of Net Sales for such Pfizer Year, Pfizer shall pay to Protalix the amount of the difference; provided that such payment shall be made, to the extent possible, by a deduction from Pfizer’s share of the Net
[***] Redacted pursuant to a confidential treatment request.

Profit (if any) (and corresponding increase in Protalix’s share of the Net Profit), or (subject to Section 6.4(b)(ii)) by an addition to Pfizer’s share of the Net Loss (if any) (and corresponding decrease in Protalix’s share of the Net Loss), for the final Reporting Period during such Pfizer Year;
               (ii) (x) if the Estimated Price exceeds the Actual Price, Protalix shall pay to Pfizer the amount of the difference, with respect to all Drug Substance purchased over such Pfizer Year; provided that such payment shall be made, to the extent possible, by a deduction from Protalix’s share of the Net Profit (if any) (and corresponding increase in Pfizer’s share of the Net Profit), or (subject to Section 6.4(b)(ii)) by an addition to Protalix’s share of the Net Loss (if any) (and corresponding decrease in Pfizer’s Share of the Net Loss), for the final Reporting Period during such Pfizer Year; and (y) if the Actual Price exceeds the Estimated Price, Pfizer shall pay to Protalix the amount of the difference, with respect to all Drug Substance purchased over such Pfizer Year; provided that such payment shall be made, to the extent possible, by a deduction from Pfizer’s share of the Net Profit (if any) (and corresponding increase in Protalix’s share of the Net Profit), or (subject to Section 6.4(b)(ii)) by an addition to Pfizer’s share of the Net Loss (if any) (and corresponding decrease in Protalix’s share of the Net Loss), for the final Reporting Period during such Pfizer Year;
               (iii) [***] of Net Sales for such Pfizer Year; provided that such payment shall be made, to the extent possible, by a deduction from Protalix’s share of the Net Profit (if any) (and corresponding increase in Pfizer’s share of the Net Profit), or (subject to Section 6.4(b)(ii)) by an addition to Protalix’s share of the Net Loss (if any) (and corresponding decrease in Pfizer’s Share of the Net Loss), for the final Reporting Period during such Pfizer Year;
               (iv) for [***], if (X*Y) + (X*Z) is greater than [***] percent ([***]%) of Net Sales for such Pfizer Year, where “X” is the aggregate number of units of Licensed Product sold in each Country in the Territory in such Pfizer Year, “Y” is the Actual Price for such Pfizer Year, and “Z” is the sum of Fully Absorbed Cost of Goods and the Labeling and Packaging Costs per unit of Licensed Product for such Pfizer Year, then:
                    (A) if (X*Y) is greater than [***] percent ([***]%) of Net Sales for such Pfizer Year, and (X*Z) is greater than [***]% of Net Sales for such Pfizer Year, then (1) Protalix shall pay to Pfizer the difference between (X*Y) and [***] percent ([***]%) of Net Sales for such Pfizer Year and (2) Pfizer shall pay to Protalix the difference between (X*Z) and [***] percent ([***]%) of Net Sales for such Pfizer Year; provided that such payments shall be made, to the extent possible, by adjustments to each party’s share of Net Profit or, (subject to Section 6.4(b)(ii)) Net Loss for the final Reporting Period during such Pfizer Year;
                    (B) if (X*Y) is greater than [***] percent ([***]%) of Net Sales for such Pfizer Year and (X*Z) is less than or equal to [***] percent ([***]%) of Net Sales
[***] Redacted pursuant to a confidential treatment request.

for such Pfizer Year, then Protalix shall pay to Pfizer the difference between [***] percent ([***]%) of Net Sales and the sum of (X*Y) and (X*Z); provided that such payment shall be made, to the extent possible, by a deduction from Protalix’s share of the Net Profit (if any) (and corresponding increase in Pfizer’s share of the Net Profit), or (subject to Section 6.4(b)(ii)) by an addition to Protalix’s share of the Net Loss (if any) (and corresponding decrease in Pfizer’s Share of the Net Loss), for the final Reporting Period during such Pfizer Year; and
                    (C) if (X*Z) is greater than [***] percent ([***]%) of Net Sales for such Pfizer Year and (X*Y) is less than or equal to [***]percent ([***]%) of Net Sales for such Pfizer Year, then Pfizer shall pay to Protalix the difference between [***] percent ([***]%) of Net Sales and the sum of (X*Y) and (X*Z); provided that such payment shall be made, to the extent possible, by a deduction from Pfizer’s share of the Net Profit (if any) (and corresponding increase in Protalix’s share of the Net Profit), or (subject to Section 6.4(b)(ii)) by an addition to Pfizer’s share of the Net Loss (if any) (and corresponding decrease in Protalix’s share of the Net Loss), for the final Reporting Period during such Pfizer Year.
          (d) Reimbursement of Protalix Uncapped Expenses. If Protalix has incurred Uncapped Expenses not covered by Section 6.3(j), then Protalix may, on a monthly basis, send an invoice to Pfizer with respect to such Uncapped Expenses, along with reasonable evidence that such Uncapped Expenses were payable and have been paid by Protalix, and Pfizer shall issue payment against such invoices within forty-five (45) days of the invoice date.
          (e) Disputes. In the event of a dispute regarding any amount reported by a party pursuant to Section 7.1(a) or any amount owed under Section 7.1(b), the parties will promptly meet and negotiate in good faith a resolution to such dispute. In the event that the parties are unable to resolve such dispute within sixty (60) days after notice by the disputing party, the parties will (i) use Commercially Reasonable Efforts to reach agreement on the appointment of one internationally-recognized independent accounting firm to determine the matter or (ii) if the parties cannot reach agreement on such accounting firm, then each party will appoint one internationally-recognized accounting firm and such firms will choose a third internationally-recognized independent accounting firm to make the final determination.
          (f) Reconciliation After Termination. Notwithstanding the time periods set forth in Section 7.1(c), the parties shall make a final reconciliation in accordance with the provisions Section 7.1(c) within a reasonable period of time after the effective date of termination, including any inventory sell-off period described in Section 14.4, as applicable.
     7.2. Inter-Company Sales. Sales of Licensed Product between or among Pfizer, its Affiliates or Sublicensees shall not be included in the calculation of Net Sales.
     7.3. Currency. All payments to be made hereunder by one party to the other party shall be computed and paid in United States dollars. For the purposes of determining Net Sales, Allowable Expenses, Uncapped Expenses or COGs (including, separately, after the [***] Period,
[***] Redacted pursuant to a confidential treatment request.

the Fully Absorbed Cost of Goods and Labeling and Packaging Costs) in the Territory, the amount of Net Sales, Allowable Expenses, Uncapped Expenses or COGs (including, separately, after [***], the Fully Absorbed Cost of Goods and Labeling and Packaging Costs) in any foreign currency shall be converted into United States dollars in a manner consistent with Pfizer’s normal practices used to prepare its audited financial reports; provided that such practices use a widely accepted source of published exchange rates and are in accordance with GAAP. Pfizer shall, upon the request of Protalix, disclose to Protalix such practices for converting foreign currency into U.S. Dollars.
     7.4. Method of Payments.
          (a) Each payment to be made hereunder by Pfizer to Protalix shall be made by electronic transfer in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at Protalix’s election, to the account designated on Appendix 7.4(a). With respect to any payment invoiced by Protalix to Pfizer, Protalix may designate a different bank account on such invoice. With respect to any other payment, Protalix may designate a different bank account at least sixty (60) days before such payment is due.
          (b) Each payment to be made hereunder by Protalix to Pfizer shall be made by electronic transfer in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at Pfizer’s election, to the account designated on Appendix 7.4(b), or to such other bank account as Pfizer shall designate in a notice at least fifteen (15) Business Days before the payment is due.
     7.5. Inspection of Records. Pfizer shall, and shall cause its Affiliates and Sublicensees to, keep accurate books and records setting forth gross sales of the Licensed Product, Net Sales, Allowable Expenses, Uncapped Expenses and COGs (including, separately, after [***], the Fully Absorbed Cost of Goods and Labeling and Packaging Costs) sufficient to enable the calculation of amounts payable hereunder to be verified. Protalix shall, and shall cause its Affiliates and sublicensees to, keep accurate books and records setting forth Uncapped Expenses and the Price for Drug Substance for the Drug Substance purchased by Pfizer from Protalix hereunder, sufficient to enable the calculation of Actual Price to be verified. Each party will retain such books and records for five (5) years after the end of the calendar year in which they are generated in order to enable audit of such records as set forth below. Each party will retain such books and records during the Term and for three (3) years after final payment has been made under the Agreement. Each party will have the right to request that an independent certificate public accountant selected by it, and reasonably acceptable to the other party, examine the other party’s books and records at any reasonable time, upon reasonable notice and at the facility(ies) where the other party’s books and records are normally kept; provided that such examination shall be limited to the pertinent books and records for any calendar year ending not more five (5) years before the date of the request; provided further that after final payment is made, such examination shall be limited to the pertinent books and records for any calendar year ending not
[***] Redacted pursuant to a confidential treatment request.

more than three (3) years after final payment has been made. The foregoing right of examination may be exercised only once during each twelve (12)-month period of the Term and only once during each twelve (12)-month period in the three (3) years after final payment has been made. The audited party may require such accountants to enter into a reasonably acceptable confidentiality agreement. The opinion of said independent accountants regarding such payments shall be binding on the parties, other than in the case of manifest error. Except as set forth below, the auditing party shall bear the cost of any such examination and review.
          (a) If Protalix’s review of Pfizer’s records reveals that Pfizer failed to accurately report information pursuant to Section 7.1(a), then Pfizer shall promptly pay to Protalix the amount of any underpayment of Net Profit due pursuant to Section 6.4 and if the discrepancy is greater than five percent (5%) of the amount due, Pfizer shall promptly reimburse Protalix for all costs incurred in connection with such examination. Any overpayment of Net Profit to Protalix by Pfizer revealed by an examination shall be fully-creditable against Protalix’s future share of Net Profit under Section 6.4(a).
          (b) If Pfizer’s review of Protalix’s records reveals that Pfizer paid more than the Actual Price with respect to units of Drug Substance purchased from Protalix pursuant to Section 5, then any overpayment revealed by an examination shall be fully-creditable against Protalix’s future share of Net Profit under Section 6.4(a) and if the discrepancy is greater than five percent (5%) of the amount due, Protalix shall promptly reimburse Pfizer for all costs incurred in connection with such examination.
     7.6. Tax Matters.
          (a) VAT. It is understood and agreed between the parties that any payments made by Pfizer under this Agreement are inclusive of any value added or similar tax imposed upon such payments.
          (b) Tax Cooperation. Subject to Sections 7.6(c)(c)(i) and (c)(ii), to the extent Pfizer is required to deduct and withhold taxes on any payments to Protalix, Pfizer shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Protalix an official tax certificate or other evidence of such withholding sufficient to enable Protalix to claim credits for such payments of taxes. Protalix shall provide to Pfizer any tax forms that may be reasonably necessary in order for Pfizer not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Protalix shall use reasonable efforts to provide any such tax forms to Pfizer at least thirty (30) days prior to the due date for any payments for which Protalix desires that Pfizer apply a reduced withholding rate. Each party shall provide the other with reasonable assistance to enable the recovery, as permitted by law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the party bearing such withholding tax or VAT. Each party further agrees to provide reasonable cooperation to the other party, at the other party’s expense, in connection with any official or unofficial tax audit or contest relating to payments made by Pfizer to Protalix under this Agreement.
          (c) Withholding Tax Matters.

               (i) Any amount payable by Pfizer to Protalix pursuant to Sections 6.1 or 6.2 shall be paid without any deduction for withholding taxes; [***].
               (ii) Pfizer shall deduct and withhold from any amount payable by Pfizer to Protalix pursuant to Section 6.4 with respect to Net Sales of Licensed Product in the United States at the rate of withholding applicable under the royalty article in the Income Tax Convention between the United States and Israel as in effect from time to time (the “Tax Treaty Rate”). [***].
               (iii) It is the understanding of the parties that, under current Laws, the payments to be made by Pfizer under this Agreement are not subject to withholding tax requirements in any jurisdiction outside of the United States and, accordingly, absent a change in such Laws requiring withholding, Pfizer will not withhold any amounts from such payments. In the event that, as a result of such a change in Law any of the payments made by Pfizer under this Agreement become subject to withholding taxes under the Laws of any jurisdiction outside of the United States, Pfizer shall deduct and withhold the amount of such taxes for the account of Protalix to the extent required by Law, and such payment to Protalix shall be reduced by the amount of taxes deducted and withheld. Any such withholding taxes required under applicable Law to be paid or withheld shall be an expense of, and borne solely by, Protalix.
               (iv) Notwithstanding anything in this Agreement to the contrary, if an action (a “Tax Action”) by one party, including any assignment or sublicense by such party of its rights or obligations under this Agreement, or any failure on the part of such party or its Affiliates to comply with applicable Laws or filing or record retention requirements, leads to the imposition of withholding tax liability on the other party that would not have been imposed in the absence of such Tax Action, or in an increase in such liability above the liability that would have been imposed in the absence of such Tax Action, such party shall indemnify and hold harmless the other party from any such additional or increased tax liability In the event of any such Tax Action, such party shall, or shall cause its assignee to, gross up any payments it makes to the other party to the extent necessary so that the net payment received by the other party after such additional or increased tax liability equals the amount due under this Agreement.
Section 8. PATENTS AND INFRINGEMENT
     8.1. Filing and Prosecution. Protalix shall have the exclusive right, subject to Sections 8.2 through 8.5, to:
          (a) file Patent Applications on any invention included in the Protalix Patent Rights;
          (b) take all reasonable steps to prosecute all pending and new Patent Applications included within the Protalix Patent Rights;
[***] Redacted pursuant to a confidential treatment request.

          (c) respond to oppositions, interferences, nullity actions, re-examinations, revocation actions and similar proceedings filed by Third Parties against the grant of Patents for such Patent Applications; and
          (d) maintain in force any patents in the Territory included within the Protalix Patent Rights by duly filing all necessary papers and paying any fees required by the relevant patent laws and regulations of the particular Country in which the patent was granted.
          (e) [***] shall be responsible for bearing [***] percent ([***]%) of the expenses and costs incurred by [***] in connection with the exercise of its rights under this Section 8.1.
     8.2. Correspondence. [***] will keep[***] fully-informed of the status of the Protalix Patent Rights to the extent the Protalix Patent Rights [***], and will provide [***]with copies of all substantive documentation submitted to, or received from, the patent offices in connection therewith. With respect to any substantive submissions that [***] is required to or otherwise intends to submit to a patent office regarding such Protalix Patent Rights, [***] shall use Commercially Reasonable Efforts to provide a draft of such submission to [***] at least thirty (30) days prior to the deadline or intended filing date, whichever is earlier, for submission of such documentation. [***] shall have the right to review and comment upon any such submission by [***] to a patent office that could affect the scope of coverage or validity of any claim of the Protalix Patent Rights to the extent covering [***], and will provide such comments, if any, no later than ten (10) days prior to the applicable deadline or intended filing date. Notwithstanding the foregoing, when such substantive documentation submitted to or received from the patent offices is solely related to [***],[***] shall have the right, but no obligation, to fully inform [***] of the status of these Protalix Patent Rights.
          (a) Upon [***] written request, provided that [***] submits such written request reasonably in advance of any relevant filing deadline or intended filing date, [***] will file Patent Applications directed to the rights licensed to [***] under this Agreement [***], including, for example, [***].
          (b) With respect to Protalix Patent Rights that are [***] shall consider in good faith all comments provided by [***] with respect to a Protalix Patent Right to the extent relating to [***], and incorporate all such comments that [***] deems reasonable and appropriate. If [***] disagrees with any such comment provided by [***] after giving such comments due consideration, [***] shall provide [***] with an explanation of the basis for such disagreement. If a failure to incorporate [***] comment would reasonably be expected to [***] shall have final-decision making authority with respect to filings and prosecution of such Protalix Patent Rights (other than the Protalix System Patent Rights). [***] shall have final-decision making authority with respect to filings and prosecution of Protalix Patent Rights relating solely to [***] and with respect to filings and prosecution of Protalix Patent Rights that [***].
[***] Redacted pursuant to a confidential treatment request.

          (c) Notwithstanding the foregoing, [***] obligation to keep [***] informed of the status of the Protalix System Patent Rights will be limited to situations where changes to the status of the Protalix System Patent Rights [***]. With respect to the Protalix System Patent Rights, [***] shall reasonably consider all comments provided by [***], but [***] shall have final-decision making authority with respect to filings and prosecution of the Protalix System Patent Rights.
     8.3. Maintenance. Protalix will maintain for the full life thereof all Patent Rights under the Protalix Patent Rights where the abandonment for non-payment would [***]. Protalix will notify Pfizer of any decision (a) not to file applications for, or (b) not to enter the national phase for a PCT patent application (or not to validate a patent in a particular Country) for, or (c) to cease prosecution and/or maintenance of, or (d) not to pursue, or (e) to cease to pay the expenses of prosecution or maintenance of, any Protalix Patent Rights in any Country in the Territory. Protalix will provide such notice upon the earlier of (i) its decision with respect to any of the foregoing, or (ii) ninety (90) days prior to any filing or payment due date, or any other due date that requires action, in connection with such Protalix Patent Rights. In such event, Pfizer shall have the right to make the filing, or to continue the prosecution and maintenance of such Patent Rights (other than [***]) in its own name and at its sole expense, and such Patent Rights shall be assigned to Pfizer and shall no longer be part of the Protalix Patent Rights. Notwithstanding the foregoing, Protalix shall have no obligation to provide such notice where the subject Protalix Patent Rights are directed solely to [***] or otherwise where [***].
     8.4. Notices and Encumbrances. Protalix agrees that it will, and will cause its Affiliates to, (a) execute and file those notices and other filings as Pfizer shall request be made, from time to time with the United States Patent and Trademark Office (or any successor agency) or any analogous patent office in the Territory with respect to the rights granted under this Agreement and, (b) maintain (subject to Section 8.3) at all times during the Term sole ownership of the Patents and Patent Applications under the Protalix Patent Rights (other than Protalix Patent Rights directed solely to [***]), free and clear of any and all mortgages, liens, pledges, security interests, charges or encumbrances. Protalix shall also keep the Protalix Technology (other than Protalix Technology directed solely to or solely embodied in [***]), free and clear of any and all mortgages, liens, pledges, security interests, charges or encumbrances during the Term. For the sake of clarity, encumbrances as contemplated in this Section 8.4 specifically exclude licenses to Protalix Patent Rights and Protalix Technology, wherein such licenses are [***].
     8.5. Patent Term Extensions. Pfizer shall have the first right, but not the obligation, to seek, in Protalix’s name if so required, patent term extensions, and supplemental protection certificates and the like available under Law, including 35 U.S.C. § 156 and applicable foreign counterparts, in any Country in the Territory in relation to the Protalix Patent Rights covering the Compound (other than Protalix Patent Rights directed solely to the Compound [***]) or
[***] Redacted pursuant to a confidential treatment request.

Licensed Products. In the event that Pfizer decides not to seek such patent term extension or supplemental patent protection in any Country in the Territory, Protalix shall have the right to seek such patent term extension or supplemental patent protection in any such Country. Protalix and Pfizer shall cooperate in connection with all such activities, and Pfizer, its agents and attorneys will give due consideration to all suggestions and comments of Protalix regarding any such activities, but in the event of a disagreement between the parties, as it relates to the Compound (other than [***]) or Licensed Product, Pfizer will have the final decision-making authority. Any costs incurred by Pfizer in connection with this Section 8.5 shall constitute [***]. Any costs incurred by Protalix in connection with this Section 8.5 shall be borne [***].
     8.6. Interpretation of Patent Judgments. If any claim relating to a patent under the Protalix Patent Rights becomes the subject of a judgment, decree or decision of a court, tribunal, or other authority of competent jurisdiction in any Country, which judgment, decree, or decision is or becomes final (there being no further right of review) and adjudicates the validity, enforceability, scope, or infringement of the same, the construction of such claim in such judgment, decree or decision shall be followed thereafter in such Country not only as to such claim but also as to all other claims in such Country to which such construction reasonably applies, in determining whether there are any Valid Claims in such Country. If at any time there are two or more conflicting final judgments, decrees, or decisions with respect to the same claim, the decision of the higher tribunal shall thereafter control, but if the tribunal be of equal rank, then the final judgment, decree, or decision more favorable to such claim shall control unless and until the majority of such tribunals of equal rank adopt or follow a less favorable final judgment, decree, or decision, in which event the latter shall control.
     8.7. Third Party Royalty Obligations.
          (a) Subject to Appendix 15.1(c), if Pfizer reasonably determines in good faith that in order to avoid infringement of any Patent Right not licensed hereunder, it is reasonably necessary to obtain a license from a Third Party in order to make, use, sell, offer for sale, supply, cause to be supplied, or import the Licensed Product in a Country in the Territory and to pay a royalty or other consideration under such license (including in connection with the settlement of a patent infringement claim), then the Steering Committee shall discuss the pertinent Third Party Patent Right and Pfizer’s determination. If the Steering Committee decides that Pfizer should enter into such license, Pfizer shall use Commercially Reasonable Efforts to negotiate and enter into a license for such Third Party patent. [***].
          (b) If Pfizer is subject to a final court or other binding order or ruling requiring any payments, including the payment of a royalty to a Third Party patent holder in respect of sales of the Licensed Product in a Country in the Territory, then the amount of such payments made by Pfizer to the Third Party shall be treated as [***].
[***] Redacted pursuant to a confidential treatment request.

     8.8. Third Party Infringement. Each party will promptly notify the other in the event of any actual, potential or suspected infringement of a Patent under the Protalix Patent Rights by any Third Party.
          (a) Infringement of Protalix Patent Rights in the Field.
               (i) Pfizer shall have the sole right, but not the obligation, to institute litigation or take other remedial measures in connection with Third Party infringement of the Protalix Patent Rights occurring in the Field within the Territory (other than Protalix Patent Rights directly solely to [***]), where such Third Party infringement would reasonably be expected to [***]. In order to establish standing, Protalix, upon request of Pfizer, agrees to timely commence or to join in any such litigation, at Pfizer’s expense, and in any event to cooperate with Pfizer at Pfizer’s expense. Any costs and expenses incurred by Pfizer with respect to any such litigation or remedial measures shall be treated as [***] and any recoveries resulting from such litigation or measures relating to a claim of a Third Party infringement in pursuing such claim, will be deemed [***].
               (ii) Notwithstanding anything to the contrary in Section 8.8(a)(i), following receipt by Protalix of a Section 14.2(c) Notice, Protalix shall have the sole right during the Section 14.2(c) Termination Notice Period, but not the obligation, to institute litigation or take other remedial measures in connection with Third Party infringement of the Protalix Patent Rights occurring [***]. In order to establish standing, Pfizer, upon request of Protalix, agrees to timely commence or to join in any such litigation, at Protalix’s expense, and in any event to cooperate with Protalix at Protalix’s expense. Any costs and expenses incurred by Protalix with respect to any such litigation or remedial measures shall be [***]. Protalix shall retain [***] received by Protalix as a result of its enforcement of Protalix Patent Rights under this Section 8.8(a)(ii).
               (iii) Protalix shall have the sole right, but not the obligation, to institute litigation or take other remedial measures in connection with Third Party infringement of any Protalix Patent Rights occurring [***] and with respect to Third Party infringement of any Protalix Patent Rights directed solely to [***] any such litigation or remedial measures shall be [***]. Protalix shall retain [***] received by Protalix as a result of its enforcement of Protalix Patent Rights under this Section 8.8(a)(iii).
          (b) Infringement of Protalix Patent Rights [***]. Protalix shall have the sole right, but not the obligation, to institute litigation or take other remedial measures in connection with Third Party infringement occurring [***] and any such litigation or remedial measures shall be [***]. Protalix shall either (i) provide Pfizer with prior written notice of Protalix’s intent to initiate a suit, take other appropriate action, or to not file suit or seek other redress or (ii) convene
[***] Redacted pursuant to a confidential treatment request.

a meeting of the Steering Committee pursuant to Section 4.3(b) to discuss what would be in the parties’ best interest with respect to the Third Party infringement occurring [***]. Protalix shall retain [***] received by Protalix as a result of its enforcement of Protalix Patent Rights under this Section 8.8(b).
     8.9. Paragraph IV Notices.
          (a) If either party receives a notice under 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) directed to a Compound (other than [***]) or Licensed Product, concerning any Protalix Patent Right (“Paragraph IV Notice”), then it shall provide a copy of such notice to the other party promptly and in any event no later than two (2) Business Days after its receipt thereof. Pfizer shall have the exclusive right, but not the obligation, to initiate patent infringement litigation based on a Paragraph IV Notice directed to a Compound (other than [***]) or Licensed Product, concerning a Protalix Patent Right, and any expenses incurred by Pfizer with respect to such infringement litigation shall constitute [***]. Upon request of Pfizer, Protalix agrees to timely join as party-plaintiff in any such litigation, and in any event to cooperate with Pfizer in connection with such infringement action, including timely filing such action in Protalix’s name if required. Pfizer shall promptly notify Protalix of its intention not to initiate patent infringement litigation based on such Paragraph IV Notice. The amount of any recovery from any such infringement suit with respect to activities in the Field in the Territory will be deemed [***].
          (b) Notwithstanding anything to the contrary in Section 8.9(a), following receipt by Protalix of a Section 14.2(c) Notice, Protalix shall have the sole right during the remainder of the Section 14.2(c) Termination Notice Period, but not the obligation, to initiate patent infringement litigation based on a Paragraph IV Notice directed to a Compound or Licensed Product, concerning a Protalix Patent Right. Upon request of Protalix, Pfizer agrees to timely join as party-plaintiff in any such litigation, [***], and in any event to cooperate with Protalix [***] in connection with such infringement action, including timely filing such action in Pfizer’s name if required. Protalix shall retain [***] received by Protalix as a result of its enforcement of Protalix Patent Rights under this Section 8.9(b).
          (c) [***].
     8.10. Other Actions by a Third Party. Each party shall promptly notify the other in the event of any (a) claims by a Third Party of alleged patent infringement by Pfizer or Protalix or any of their respective Affiliates with respect to [***] of a Compound (other than [***]) or Licensed Product or (b) legal or administrative action by any Third Party involving a Protalix Patent Right (other than Protalix Patent Rights directed solely to [***]) of which it becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding. Pfizer shall have the first right, but no obligation, to defend against any such action involving such Protalix Patent Right in the Territory when the alleged patent infringement would reasonably be expected to [***], and any such defense shall be at [***]. Protalix, upon request
[***] Redacted pursuant to a confidential treatment request.

of Pfizer, agrees to join in any such action [***] and in any event to cooperate with Pfizer [***]. If Pfizer fails to defend Protalix against any such action involving a Protalix Patent Right, then Protalix shall have the right to defend such action, and any such defense shall be [***]. Pfizer, upon request of Protalix, shall reasonably cooperate with Protalix in any such action [***]
     8.11. Compensation [***]
     8.12. Patent Marking. Each party shall comply with the patent marking statutes in each Country in which a Licensed Product in the Field is made, offered for sale, sold or imported by such party, its Affiliates and sublicensees.
     8.13. In-Licensed Patents. With respect to Section 8, “Protalix Patent Rights” shall include Patent Rights that are Controlled by Protalix or any of its Affiliates pursuant to a Third Party License (i.e., such Patent Rights are not owned by Protalix or any of its Affiliates) only if (a) [***]; or (b) [***].
Section 9. CONFIDENTIALITY; PUBLICATION
     9.1. Confidential Information.
          (a) Pfizer and Protalix each agree that during the Term and for five (5) years after the Term, it will keep confidential, and will cause its Affiliates to keep confidential, all of the other party’s Confidential Information that is disclosed to it, or to any of its Affiliates. Pfizer and Protalix each agree to take such action, and to cause its Affiliates to take such action, to preserve the confidentiality of Protalix Confidential Information and Pfizer Confidential Information, respectively, as it would customarily take to preserve the confidentiality of its own similar types of confidential information.
          (b) Each of Pfizer, Protalix and their respective Affiliates agree (i) to use Protalix Confidential Information and Pfizer Confidential Information, respectively, only as expressly permitted in this Agreement and (ii) not to disclose Protalix Confidential Information and Pfizer Confidential Information, respectively, to any Third Parties under any circumstance without the prior consent of the other party, except as expressly permitted in this Agreement.
     9.2. Permitted Disclosure of Confidential Information.
          (a) Disclosure of Protalix Confidential Information.
               (i) Notwithstanding anything to the contrary in this Section 9, Pfizer may disclose Protalix Confidential Information: (A) to Governmental Authorities (x) to the extent desirable to obtain or maintain Regulatory Approvals for the Compound or Licensed Product within the Territory, and (y) in order to respond to inquiries, requests or investigations relating to this Agreement; (B) to outside consultants, contractors, advisory boards, managed care organizations, and non-clinical and clinical investigators, in each case to the extent desirable to develop, register or market the Compound or Licensed Product; provided that Pfizer shall
[***] Redacted pursuant to a confidential treatment request.

obtain the same confidentiality obligations and degree of care from such Third Parties as it obtains with respect to its own similar types of confidential information; (C) in connection with filing or prosecuting Patent Rights or trademark rights as permitted by this Agreement; (D) in connection with prosecuting or defending litigation as permitted by this Agreement; (E) in connection with or included in scientific presentations and publications relating to the Compound or Licensed Product, including abstracts, posters, journal articles and the like, and posting results of and other information about clinical trials to clinicaltrials.gov or PhRMA websites; and (F) to the extent necessary or desirable in order to enforce its rights under this Agreement.
               (ii) If Pfizer is required or requested to disclose Protalix Confidential Information (x) as required by Law or legal proceedings or (y) as required to be contained in Pfizer’s financial statements prepared in accordance with GAAP, as applied on a consistent basis, Pfizer shall (1) with respect to disclosures described in clause (x), use Commercially Reasonable Efforts to obtain confidential treatment of financial and trade secret information, and (2) with respect to disclosures described in clauses (x) and (y), if reasonably practicable under the circumstances, give Protalix sufficient advance notice of the text so that Protalix will have the opportunity to seek, at its own cost, an appropriate protective order or other remedy or waive compliance with the provisions of this Agreement. If Protalix seeks a protective order, Pfizer will cooperate. If Protalix fails to obtain a protective order or waive compliance with the relevant portions of this Agreement, Pfizer will disclose only that portion of information concerning the Compound or Licensed Product which its legal counsel determines it is required to disclose.
          (b) Disclosure of Pfizer Confidential Information.
               (i) Notwithstanding anything to the contrary in this Section 9, Protalix may disclose Pfizer Confidential Information to: (x) Governmental Authorities in order to respond to inquiries, requests or investigations relating to this Agreement or to comply with applicable Laws and (y) to the extent necessary or desirable in order to enforce its rights under this Agreement.
               (ii) If Protalix is required or requested to disclose Pfizer Confidential Information (x) as required by Law or legal proceedings or in connection with Section 9.2(b)(i)above or (y) as required to be contained in Protalix financial statements prepared in accordance with GAAP, as applied on a consistent basis, Protalix shall (1) with respect to disclosures described in clause (x), use Commercially Reasonable Efforts to obtain confidential treatment of financial and trade secret information, and (2) with respect to disclosures described in clauses (x) and (y), if reasonably practicable under the circumstances, give Pfizer sufficient advance notice of the text so that Pfizer will have the opportunity to seek, at its own cost, an appropriate protective order or other remedy or waive compliance with the provisions of this Agreement. If Pfizer seeks a protective order, Protalix will cooperate. If Pfizer fails to obtain a protective order or waive compliance with the relevant portions of this Agreement, Protalix will disclose only that portion of information concerning the Compound or Licensed Product which its legal counsel determines it is required to disclose.
               (iii) If Protalix desires to disclose Pfizer Confidential Information that (x) has been announced previously in accordance with Section 9.4 (Publicity), or (y) has been announced previously by Pfizer, such disclosure is permitted so long as (1) it is consistent with such previously announced statement and (2) Pfizer is permitted a review and comment period of no fewer than sixty (60) days prior to the planned disclosure to redact any Pfizer Confidential Information and ensure the disclosure is within the scope of previous disclosures as set forth in this Section 9.2(b)(iii).
     9.3. Publication.
          (a) Subject to Section 9.3(d), neither Pfizer nor any of its Affiliates or their respective employees, consultants, contractors and agents shall publish or present any information, including the results of any preclinical or clinical studies, with respect to the Compound or Licensed Product unless Pfizer has used Commercially Reasonable Efforts to provide Protalix with thirty (30) days’ notice prior to any such publication or presentation.
          (b) Subject to Section 9.3(c) and Section 9.3(d), neither Protalix nor any of its Affiliates or their respective employees, consultants, contractors and agents shall publish or present any information, including the results of any preclinical or clinical studies, with respect to the Compound [***] or Licensed Product without the prior written approval of Pfizer [***], except as may be required by Law or legal proceedings.
          (c) Section 9.3(b) does not prohibit: (i) Protalix and its Affiliates (and their respective employees, consultants, contractors, licensees and agents) from publishing or presenting information relating to the development or use of the System that does not contain information with respect to the Compound (other than the Oral Formulation) or Licensed Product; (ii) Protalix and its Affiliates (and their respective employees, consultants, contractors, licensees and agents) from publishing or presenting information relating to the Oral Formulation; or (iii) Protalix and its Affiliates (and their respective employees, consultants, contractors, licensees and agents) from publishing or presenting information that has been either previously published or presented by Protalix in accordance with Section 9.3(b) or by Pfizer. Protalix will use Commercially Reasonable Efforts to provide Pfizer a copy of any such proposed publication or presentation described in clauses (i) or (ii) of this Section 9.3(c) at least thirty (30) days prior to any such publication or presentation.
          (d) Nothing in this Section 9.3 shall be construed to (a) limit the rights of either party’s Third Party clinical investigators to publish the results of their studies or (b) prevent either party from complying with applicable Law with respect to the disclosure of clinical study data and results or of any other material matter or information.
     9.4. Publicity.
          (a) The public announcement of the execution of this Agreement is set forth on Exhibit F attached hereto and shall be promptly disseminated as a press release following the execution of this Agreement by both parties.
[***] Redacted pursuant to a confidential treatment request.

          (b) Except as set forth in Sections 9.3, 9.4(a) or 9.4(c), Protalix shall not make (and shall cause its Affiliates not to make) any public statement (written or oral), including in analyst meetings, concerning the terms of, or events related to, this Agreement or concerning the Licensed Product without the prior written approval of Pfizer (which may be withheld in its sole and final discretion) except where such statement: (i) is required by Law or legal proceedings (or to respond to a specific request of the securities exchange upon which Protalix’s securities are listed); (ii) is required to be contained in Protalix financial statements prepared in accordance with GAAP; (iii) has been announced previously in accordance with this Section 9.4; or (iv) has been announced previously by Pfizer; so long as, in the case of (iii) or (iv), such public statement is consistent with such previously announced statement. In the case of any public statement (written or oral) that is required by Law or legal proceedings, Protalix shall (and shall cause its Affiliates to) (x) use Commercially Reasonable Efforts to obtain confidential treatment of financial and trade secret information (except in connection with press releases) and (y) if reasonably practicable under the circumstances, give Pfizer sufficient advance notice of the text so that Pfizer will have the opportunity to comment upon the statement, and give due consideration to any specific reasonable comments of Pfizer on such text timely received from Pfizer.
          (c) Section 9.4(b) does not prohibit Protalix from making public announcements: (i) that any of the following has commenced or has been completed: any Ongoing Clinical Study; [***]; provided that such public announcement complies with all applicable Laws; or (ii) reporting the aggregate worldwide (but not country-by-country or region-by-region) Net Sales amount of Licensed Product (expressed as a dollar amount, not in units of Licensed Product) for a particular quarter after Pfizer has filed with the SEC its quarterly earnings release for such quarter. Protalix will provide Pfizer a copy of any such proposed public announcement at least ten (10) Business Days prior to such announcement so that Pfizer will have the opportunity to comment upon the announcement, and give due consideration to any specific reasonable comments of Pfizer on such text timely received from Pfizer.
          (d) Except as set forth in Sections 9.3 or 9.4(a), Pfizer shall, if reasonably practicable under the circumstances, give Protalix sufficient advance notice of the text of any public statement concerning the terms of, or events related to, this Agreement or concerning the Compound or Licensed Product so that Protalix will have the opportunity to comment upon such statement. Pfizer shall give due consideration to any specific reasonable comments of Protalix on such text timely received from Protalix.
     9.5. Filing, Registration or Notification of the Agreement. The parties shall use reasonable efforts to agree upon a form of redacted copy of this Agreement (the “Redacted Agreement”) as soon as reasonably practicable, but in no event later than fifteen (15) Business Days after the Effective Date. If a party determines that it is required by Law to publicly file, register or notify this Agreement with a Governmental Authority, such party shall (a) initially
[***] Redacted pursuant to a confidential treatment request.

file the Redacted Agreement, (b) request, and use Commercially Reasonable Efforts to obtain, confidential treatment of all terms redacted from this Agreement, as reflected in the Redacted Agreement, for a period of at least ten (10) years, (c) permit the other party to review and approve such request for confidential treatment and any subsequent correspondence with respect thereto at least five (5) Business Days prior to its submission to such Governmental Authority, (d) promptly deliver to the other party any written correspondence received by it or its representatives from such Governmental Authority with respect to such confidential treatment request and promptly advise the other party of any other communications between it or its representatives with such Governmental Authority with respect to such confidential treatment request, (e) upon the written request of the other party, request an appropriate extension of the term of the confidential treatment period, and (vi) if such Governmental Authority requests any changes to the redactions set forth in the Redacted Agreement, use Commercially Reasonable Efforts to support the redactions in the Redacted Agreement as originally filed and shall not agree to any changes to the Redacted Agreement without first discussing such changes with the other party and taking the other party’s comments into consideration when deciding whether to agree to such changes. Each party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.
Section 10. REPRESENTATIONS, WARRANTIES AND COVENANTS
     10.1. Protalix Representations, Warranties and Covenants. Protalix hereby represents and warrants as of the Effective Date and covenants to Pfizer as follows:
          (a) Protalix has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Protalix have been duly and validly authorized and approved by proper corporate action on the part of Protalix, and Protalix has taken all other action required by Law, its certificate of incorporation, by-laws or other organizational documents or any agreement to which it is a party or to which it may be subject, required to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of Pfizer, this Agreement constitutes a legal, valid and binding obligation of Protalix, enforceable against Protalix in accordance with its terms.
          (b) The execution and delivery of this Agreement by Protalix and the performance by Protalix contemplated hereunder does not and will not violate any Laws (as in effect on the Effective Date), except for such violations that would not have an adverse effect on the ability of Protalix to perform its obligations under this Agreement, or any order of any court or Governmental Authority in effect on the Effective Date.
          (c) To the knowledge of Protalix, the Protalix Patent Rights owned by Protalix or its Affiliates are valid and enforceable and no Third Party (i) is infringing any such Protalix Patent Rights or (ii) has challenged the validity or enforceability of the Protalix Patent Rights owned by Protalix or its Affiliates (including by way of example through the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign entity).
          (d) To the knowledge of Protalix, neither (i) the Manufacture, use or Development (including the use or provision of Licensed Product in Early Access Programs) by Protalix (or its Affiliates) of the Drug Substance or Licensed Product on or prior to the Effective

Date has infringed nor (ii) the Manufacture, use, Development, sale, offer for sale, supply or importation by Protalix or Pfizer (or their respective Affiliates) of the Drug Substance or Licensed Product (as currently constituted) as contemplated by this Agreement would infringe any issued Patent of any Third Party that exists on the Effective Date or, if and when issued, any valid claim within any Third Party Patent Application published before the Effective Date
          (e) Exhibit B contains a complete and correct list as of the Effective Date of all Patents and Patent Applications owned by or otherwise Controlled by Protalix (and indicating which entity owns or controls each Patent and Patent Application and which are owned and which are Controlled) covering the Compound, any Licensed Product and the System.
          (f) Protalix is the sole and exclusive owner of all the Protalix Patent Rights and Protalix Technology (other than Patent Rights licensed to Protalix as described in Exhibit B), free of any lien, encumbrance, charge, security interest, mortgage or other similar restriction, and no Person (including any Affiliate of Protalix) has any right, interest or claim in or to, and neither Protalix nor any of its Affiliates has entered into any agreement granting any right, interest or claim in or to any Protalix Patent Rights owned by Protalix or its Affiliates or Protalix Technology to any Third Party, including any academic organization or agency.
          (g) Protalix has complied in all material respects with all applicable Laws, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the Protalix Patent Rights (other than Patent Rights licensed to Protalix) in the Territory.
          (h) Prior to the Effective Date, the Compound, Drug Substance and Licensed Product have been Developed, Manufactured, stored, labeled, distributed and tested by Protalix and its Affiliates and, to the knowledge of Protalix, by any Third Parties acting on behalf of Protalix, in compliance in all material respects with all applicable Laws.
          (i) Other than Patent Rights licensed to Protalix as described in Exhibit B, none of the rights of Protalix or its Affiliates under the Protalix Patent Rights were developed with federal funding from the United States government or any other Governmental Authority, other than grants received by Protalix from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor.
          (j) Protalix has obtained assignments from the inventors of all inventorship rights relating to the Protalix Patent Rights (other than Patent Rights licensed to Protalix), and all such assignments of inventorship rights covering the Protalix Patent Rights (other than Patent Rights licensed to Protalix) are valid and enforceable.
          (k) Each Third Party License as heretofore delivered by Protalix to Pfizer represents the complete agreement and understanding between the Third Party licensor(s) under such Third Party License and Protalix relating to the Protalix Patent Rights and Protalix Technology which are the subject of such Third Party License. No Third Party License has been modified, supplemented or amended, other than by amendments thereto provided to Pfizer prior to the Effective Date. Except for the Third Party Licenses listed on Exhibit C, there are no agreements to which Protalix or any of its Affiliates is a party pursuant to which Protalix or any of its Affiliates has a license, or an option to obtain a license, or holds an immunity from suit, with respect to patents which (i) are pending, applied for, granted or registered, and (ii) but for

Protalix’s rights under such agreements, could be asserted by Third Parties to be infringed by the Manufacture, distribution, use, marketing or sale of the Drug Substance or Licensed Product. Each Third Party License is in full force and effect, all payments to date required to be made thereunder by Protalix have been made, and Protalix is in compliance in all respects with its respective obligations thereunder.
          (l) Protalix has previously delivered to Pfizer all of its material agreements with any Third Parties regarding the Development, supply and Manufacture of all goods and services relating to the Drug Substance and Licensed Product to the extent requested by Pfizer, none of which have been modified, supplemented or amended in any material respect, other than by amendments thereto provided to Pfizer prior to the Effective Date. Each such agreement is in full force and effect, all payments to date required to be made thereunder by Protalix have been made, and Protalix is in compliance in all respects with its respective obligations thereunder.
          (m) Protalix has heretofore disclosed to Pfizer all material scientific and technical information and all material information relating to safety and efficacy known to it or its Affiliates with respect to the Drug Substance and Licensed Product.
          (n) Protalix has heretofore disclosed to Pfizer all material correspondence and contact information between Protalix and the FDA and any other Governmental Authorities regarding the Drug Substance or Licensed Product.
          (o) Neither the execution and delivery of this Agreement nor the performance hereof by Protalix requires Protalix to obtain any permits, authorizations or consents from any Governmental Authority or from any other Person, and such execution, delivery and performance will not result in the breach of or give rise to any right of termination, rescission, renegotiation or acceleration under, or trigger any other rights under, any agreement or contract to which Protalix is a party or to which it may be subject that relates to the Protalix Patent Rights, Protalix Technology, Drug Substance or Licensed Product.
          (p) There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of Protalix, threatened against Protalix, any of its Affiliates or any Third Party, in each case in connection with the Protalix Patent Rights owned by Protalix, Protalix Technology owned by Protalix, Drug Substance, Licensed Product or System or relating to the transactions contemplated by this Agreement.
          (q) To the knowledge of Protalix, information provided by Protalix in response to any of Pfizer’s due diligence requests prior to the Effective Date was in all material respects complete, truthful and accurate.
          (r) Protalix has not and will not directly or indirectly offer or pay, or authorize such offer or payment, of any money or anything of value or improperly seek to influence any Government Official in connection with this Agreement. For purposes of this Section, a “Government Official” is defined as and includes: (i) any elected or appointed government official (e.g., a member of a ministry of health); (ii) any employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function; (iii) any political party, officer, employee, or person acting for or on behalf of a political party or candidate for public office; (iv) an employee or person acting for or on behalf of a public international organization; or (v) any person otherwise categorized as a Government Official under local law where “Government” includes all levels and subdivisions of non-U.S. governments (i.e., local, regional, or national and administrative, legislative, or executive).
          (s) To the knowledge of Protalix, all information provided by Protalix or its Affiliate to Pfizer in the Third Party Entity Due Diligence Questionnaire is in all material respects complete, truthful and accurate. Further, Protalix undertakes to promptly update this representation and warranty if (during the Term) Protalix, or any of its employees, or individuals, or subcontractors who will be primarily responsible for performing under this Agreement, or a relative of such an employee or individual or subcontractor, becomes a Government Official or, if a government or Government Official becomes an owner of ten percent (10%) or more of Protalix.
          (t) Protalix will comply in all material respects with Pfizer’s Anti-Bribery and Anti-Corruption Principles set forth on Appendix 10.1(t).
          (u) Protalix agrees to provide to Pfizer upon request an executed copy of the compliance certification attached hereto as Exhibit I.
     10.2. Manufacturing Representations, Warranties and Covenants. Each party hereby represents and warrants as of the Effective Date and covenants to the other party as follows:
          (a) All Drug Substance and Licensed Product Manufactured and supplied hereunder by, or under authority of, such party shall be Manufactured and supplied such that:
               (i) Any Facility and all equipment, tooling and molds utilized in the Manufacture and supply of Drug Substance and Licensed Product hereunder by such party shall, during the Term, be maintained in good operating condition and shall be maintained and operated in accordance with all applicable Laws. The Manufacturing and storage operations, procedures and processes utilized by such party in Manufacture and supply of Drug Substance and Licensed Product hereunder (including any Facility) shall be in full compliance with all applicable Laws, including GMP and health and safety Laws.
               (ii) Such party shall perform all of its Manufacturing and supply obligations under this Agreement in full compliance with all applicable Laws. Such party shall hold during the Term all licenses, permits and similar authorizations required by any Governmental Authority for such party to perform its Manufacturing and supply obligations under this Agreement.

          (b) The Drug Substance and Licensed Product, as applicable, furnished by such party [***]:
               (i) shall be Manufactured, packaged, labeled, handled, stored and shipped in accordance with, shall be of the quality specified in, and shall conform to, the Product Specifications;
               (ii) shall be Manufactured, packaged, labeled, handled, stored and shipped in compliance with all applicable Laws including GMP, and in accordance with the Quality Agreement (with respect to Drug Substance and/or Licensed Product furnished by Protalix to Pfizer under this Agreement) and any other quality assurance requirements provided in writing to such party by the other party, and this Agreement;
               (iii) shall not contain any material that has not been used, handled or stored in accordance with the Product Specifications, all applicable Laws, the Quality Agreement (with respect to Drug Substance and/or Licensed Product furnished by Protalix to Pfizer under this Agreement) and any other quality assurance requirements of the other party or the supplier of such material, and this Agreement;
               (iv) shall not contain any material that would cause the Drug Substance or Licensed Product to be adulterated or misbranded within the meaning of any Laws;
               (v) shall be free from defects in material and workmanship; and
               (vi) shall, at the time delivered, have a remaining shelf-life as specified in the Quality Agreement (with respect to Drug Substance and/or Licensed Product furnished by Protalix to Pfizer under this Agreement) and Section 5.8(a).
          (c) Such party does not currently employ and will not employ during the Term, and such party does not use as a subcontractor and will not use during the Term, and such party’s subcontractors do not currently employ and will not employ or engage during the Term, any Person that has been debarred or is subject to debarment or has otherwise been disqualified or suspended from performing scientific or clinical investigations or otherwise subjected to any restrictions or sanctions by the FDA or any other Governmental Authority or Regulatory Authority or professional body with respect to the performance of scientific or clinical investigations; any other Person who by virtue of any Laws is or may be disqualified, restricted or prevented in any way from performing the services to be provided under this Agreement; or any Person convicted of a criminal offense in relation to:
[***] Redacted pursuant to a confidential treatment request.

               (i) In respect of a company, partnership or association, the development or approval, including the process for development or approval of an abbreviated drug application;
               (ii) In respect of an individual:
                    (A) the development or approval of any drug product or otherwise relating to the regulation of any drug product; or
                    (B) bribery, payment of illegal gratuities, fraud, perjury, false statement, racketeering, blackmail, extortion, falsification or destruction of records or interference with, obstruction of an investigation into a prosecution of any criminal offense.
          (d) Notwithstanding the foregoing in this Section 10.2: (i) Pfizer shall not be responsible for any failure to conform to the representations and warranties under Sections 10.2(a) and 10.2(b), and shall have no liability to Protalix under this Agreement where Pfizer’s failure to conform to such representations and warranties is as a result of an act or omission of Protalix, Protalix’s Affiliates or their respective agents, consultants or contractors in respect of the Manufacture of Drug Substance; and (ii) to the extent the terms of the [***] as in effect on the Effective Date are not consistent with the representations, warranties and covenants set forth above in this Section 10.2, Protalix shall not be deemed to be in breach of this Section 10.2 on the basis of such inconsistency; provided, however, that in the event the [***]
     10.3. Environmental Representations, Warranties and Covenants. Each party hereby represents and warrants as of the Effective Date and covenants to the other party as follows:
          (a) Compliance With Environmental Laws.
               (i) To the knowledge of such party, there is no pending or threatened governmental enforcement action or private claim against such party pursuant to applicable Environmental Law, no Release or threatened Release of Hazardous Materials, nor any other existing environmental conditions, events or circumstances that are reasonably likely to limit, impede or otherwise jeopardize such party’s ability to meet its Manufacturing obligations under this Agreement.
               (ii) Such party shall perform all of the Manufacturing services to be provided by it hereunder in compliance with all Environmental Laws and all licenses, registrations, notifications, certificates, approvals, authorizations or permits required under applicable Environmental Laws (“Environmental Permits”), except where such non-compliance would not be reasonably likely to limit, impede or otherwise jeopardize such party’s ability to meet its Manufacturing obligations under this Agreement. Such party shall abate any condition
[***] Redacted pursuant to a confidential treatment request.

or practice, regardless of whether such condition or practice constitutes non-compliance with Environmental Laws, with respect to its usage, handling, storage or disposal of Hazardous Materials, that would be reasonably likely to limit, impede or otherwise jeopardize such party’s ability to fulfill its Manufacturing obligations under this Agreement.
          (b) Notice to Other Party. Such party shall provide the other party with reasonably prompt notice in the event of any significant event, occurrence or circumstance, including any governmental or private action in connection with such party’s compliance with applicable Environmental Laws or with respect to such party’s usage, handling, storage or disposal of Hazardous Materials, which would be reasonably likely to limit, impede or otherwise jeopardize such party’s ability to fulfill its Manufacturing obligations under this Agreement. These could include, but are not limited to: (i) material revocation or modification of any of such party’s Environmental Permits, (ii) any action by Governmental Authorities that may reasonably lead to the material revocation or modification of such party’s Environmental Permits, (iii) any Third Party claim against the management or ownership of any Facility pursuant to applicable Environmental Law that could reasonably and materially impact such party’s obligations under this Agreement, (iv) any fire, explosion, significant accident (one causing serious injury or fatality), or catastrophic Release of Hazardous Materials, (v) any significant non-compliance with Environmental Laws, and (vi) any environmental condition or operating practice that may reasonably be believed to present a significant threat to human health, safety or the environment.
          (c) Equipment. Such party shall be solely responsible for the safe operation and maintenance of all equipment used to fulfill its Manufacturing obligations under this Agreement, and all associated employee training, regardless of whether the equipment is owned by such party, the other party or a Third Party.
          (d) Environmental, Health and Safety Reviews. Each party shall permit the other party reasonable access to conduct periodic reviews during regular business hours of the environmental and health and safety practices and performance of the Facility(ies) where such party’s performance is occurring. In connection with such audit or evaluation, such party shall assist in the other party’s completion of an Environmental Health & Safety survey of such party or the scheduling of an Environmental Health & Safety audit of any Facility, as applicable. Such party will provide copies of all Environmental Permits to the other party upon request in connection with such review. The other party shall share its findings with such party as soon as practicable and such party shall correct, at no expense to the other party, such deficiencies in its environmental and health and safety management practices that materially jeopardize its ability to fulfill its Manufacturing obligations under this Agreement. Such party acknowledges that such reviews and evaluations conducted by the other party are for the benefit of the other party only; they are not a substitute for such party’s own environmental and health and safety management obligations under this Agreement and accordingly, such party may not rely upon them.
     10.4. Pfizer Representations, Warranties and Covenants. Pfizer hereby represents and warrants as of the Effective Date and covenants to Protalix as follows:
          (a) Pfizer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Pfizer have been duly and validly authorized and approved by proper corporate action on the part of Pfizer, and Pfizer has taken all other action required by Law, its certificate of incorporation or by-laws, or any agreement to which it is a party or to which it may be subject, required to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of Protalix, this Agreement constitutes a legal, valid and binding obligation of Pfizer, enforceable against Pfizer in accordance with its terms.
          (b) The execution and delivery of this Agreement by Pfizer and the performance by Pfizer contemplated hereunder does not and will not violate any Laws, except for such violations that would not have an adverse effect on the ability of Pfizer to perform its obligation under this Agreement, or any order of any court or Governmental Authority.
          (c) Neither the execution and delivery of this Agreement nor the performance hereof by Pfizer requires Pfizer to obtain any permits, authorizations or consents from any Governmental Authority (other than any Regulatory Approvals relating to the Manufacture, use, importation or sale of the Compound or Licensed Product) or from any other Person, and such execution, delivery and performance will not result in the breach of or give rise to any right of termination under any agreement or contract to which Pfizer is a party or to which it may be subject, except for those breaches or rights that would not adversely affect the ability of Pfizer to perform its obligations under this Agreement.
          (d) There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of Pfizer, threatened against Pfizer or any of its Affiliates or any Third Party relating to the transactions contemplated by this Agreement.
          (e) To the actual knowledge of Pfizer, without any investigation other than the inquiries expressly described in the next sentence, neither Pfizer nor any of its Affiliates (i) [***] on the Effective Date nor (ii) has in effect on the Effective Date [***]. The representations and warranties in the prior sentence are based solely on inquiries of other Pfizer employees made by phone and e-mail by the following Pfizer employees: [***].
     10.5. Disclaimer of Warranty. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE COMPOUND, DRUG SUBSTANCE, ANY LICENSED PRODUCT, PROTALIX IMPROVEMENT, PROTALIX PATENT RIGHTS, PROTALIX TECHNOLOGY OR CONFIDENTIAL INFORMATION. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.
[***] Redacted pursuant to a confidential treatment request.

Section 11. ADDITIONAL COVENANTS
     11.1. Restrictions on Transfers and Liens. During the Term, Protalix shall not (and shall cause its Affiliates not to) sell, assign or otherwise transfer to any Person any Protalix Patent Rights or any Protalix Technology (or agree to do any of the foregoing), except to the extent permitted by, and in compliance with, Section 18.5. In addition, Protalix hereby covenants and agrees that, during the Term, Protalix shall not incur or permit to exist (and shall cause each of its Affiliates not to incur or permit to exist), with respect to any Protalix Patent Rights owned by Protalix and/or Protalix Technology owned by Protalix, any lien, encumbrance, charge, security interest, mortgage, liability, grant of license to Third Parties in the Field in the Territory or other restriction (including in connection with any indebtedness). For purposes of clarity, this Section 11.1 is not intended to prohibit Protalix from licensing to an Affiliate of Protalix or a Third Party rights under any Protalix Patent Rights or any Protalix Technology to the extent such rights have not been licensed to Pfizer pursuant to this Agreement and to the extent such license by Protalix does not otherwise conflict with the terms of this Agreement.
     11.2. Third Party Licenses and Agreements. Protalix (a) shall not execute or otherwise permit, and shall cause its Affiliates to refrain from executing or otherwise permitting, any amendment, modification or waiver to any of the Third Party Licenses or the [***] without the prior written consent of Pfizer, (b) shall not make any election or exercise any right or option (or omit to take any action) which would, and shall cause its Affiliates to refrain from making any election or exercising any right or option (or omitting to take any action) which would, terminate or relinquish in whole or in part any right under a Third Party License or the [***], (c) shall comply, and shall cause its Affiliates to comply in all respects, with all of its, and its Affiliates’, obligations under the Third Party Licenses and the [***], (d) shall take, and shall cause its Affiliates to take, such actions as shall be necessary to keep in full force and effect the Third Party Licenses and the [***], and (e) shall give prompt notice to Pfizer, together with a detailed summary of outstanding issues if Pfizer so requests, of any notice received from the Third Party, of any actual or alleged defaults, breaches, violations, proposed amendments or proposed modifications of, or any proposed waivers under, any of the Third Party Licenses or the [***] by any of the parties thereto. Protalix shall not assign or otherwise transfer any Third Party License or the [***] or any of its rights or obligations thereunder to any Person (or agree to do any of the foregoing) except to the extent permitted by, and in compliance with, Section 18.5.
     11.3. [***] Letter Agreement. Protalix shall use Commercially Reasonable Efforts to obtain a letter agreement with [***] in substantially the form set forth in Exhibit J into which the parties and [***] will enter and, upon entering such letter agreement, the provisions of Section 11.2 shall apply to such letter agreement to the same extent that they apply to a Third Party License or the [***].
[***] Redacted pursuant to a confidential treatment request.

     11.4. Compliance with Laws. Each of Protalix and Pfizer shall conduct, and shall use reasonable efforts to cause its Affiliates to conduct, all its activities contemplated under this Agreement in accordance with all applicable Laws of the Country in which such activities are conducted.
     11.5. Coordination outside the Territory. Protalix and its Affiliates shall not, unless required by applicable Law, (a) conduct, or consent to or support any activities by a Third Party, with respect to the Licensed Product in the Field outside the Territory (including investigator-initiated research) if, in the good faith and reasonable judgment of Protalix, such activities could impact the market for the Licensed Product in the Field in the Territory or (b) make any revisions to the labeling for the Licensed Product in the Field outside the Territory without first discussing such activities with Pfizer at the Steering Committee.
     11.6. Operational Plan. The parties hereby agree to comply with the provisions of Appendix 11.6 hereto.
Section 12. NON-COMPETITION
     12.1. Pfizer Non-Compete. From the Effective Date until the earlier of (a) (i) the effective date of termination of this Agreement, unless such termination is by Pfizer pursuant to Section 14.2(c) or (ii) the first anniversary of such effective date if such termination is by Pfizer pursuant to Section 14.2(c) or (b) the [***] anniversary of the Effective Date, neither Pfizer nor any of its Affiliates shall, directly or indirectly, alone or in collaboration with any Third Party, Commercialize in any Country in the Territory any Competing Product, subject to the provisions of Section 12.3.
     12.2. Protalix Non-Compete. From the Effective Date until the earlier of (a) the effective date of termination of this Agreement or (b) the [***] anniversary of the Effective Date, neither Protalix nor any of its Affiliates shall, directly or indirectly, alone or in collaboration with any Third Party, Commercialize in any Country in the Territory any Competing Product.
     12.3. Acquisition of Competing Product. Pfizer will not be deemed to be in breach of the restrictions set forth in Section 12.1 if Pfizer or any of its Affiliates acquires a Competing Product through an acquisition of or a merger with the whole or substantially the whole of the business or assets of another entity, so long as Pfizer (or its Affiliate) (a) enters into a definitive agreement with a Third Party to divest such Competing Product (other than as part of any Hold Separate Transaction) within [***] after the closing of such acquisition or merger, or, if such divestiture is subject to the terms of a Hold Separate Transaction, within twelve (12) months after the closing of the acquisition or merger, or (b) discontinues sales of the Competing Product no later than [***] after the closing of such acquisition or merger.
[***] Redacted pursuant to a confidential treatment request.

Section 13. TERM
     This Agreement shall be effective as of the Effective Date and shall remain in effect until it is terminated pursuant to Section 14 (the “Term”).
Section 14. TERMINATION
     14.1. [INTENTIONALLY OMITTED]
     14.2. Termination Rights. This Agreement may be terminated as follows:
          (a) If either Pfizer or Protalix materially breaches or materially defaults in the performance or observance of any of its respective obligations under this Agreement, and such breach or default is not cured within ninety (90) days after the giving of written notice by the other party specifying such breach or default, then such other party shall have the right to terminate this Agreement by providing the breaching party written notice within ten (10) days following the expiration of such ninety (90)-day period (such termination to be effective upon receipt of such termination notice). Notwithstanding the foregoing or any other term or provision of this Agreement, with respect to any particular Failure to Supply, if Pfizer is entitled and elects to exercise the rights provided for in Section 5.17(b), and Protalix complies in all material respects with its obligations under such Section, Pfizer shall have no right to terminate this Agreement pursuant to this Section 14.2(a) based on such Failure to Supply.
          (b) Pfizer may terminate this Agreement in its entirety, or with respect to a particular Country or Countries, effective as provided below in this Section 14.2(b), if Pfizer reasonably determines, based on information from credible sources, that payments in violation of applicable Laws are being or have been made to Government Officials by Protalix either with respect to services performed on behalf of Pfizer or in connection with Protalix’s provision of services to any Third Party. In order to terminate pursuant to this Section 14.2(b) Pfizer must give written notice of termination to Protalix within fifteen (15) Business Days after Pfizer’s termination right pursuant to this Section 14.2(b) first arises, stating in reasonable detail the factual basis for such termination and specifying whether such termination is with respect to this Agreement in its entirety or only as to a particular Country or particular Countries. Termination pursuant to this Section 14.2(b) shall be effective ten (10) Business Days after such written notice of termination is given in accordance with this Section 14.2(b), provided such notice is not rescinded within such ten (10) day period.
          (c) At any time (subject to the proviso in this sentence) and for any reason, Pfizer, upon [***] prior written notice to Protalix (a “Section 14.2(c) Notice”), shall have the right, at Pfizer’s sole discretion, to terminate this Agreement, such termination to be effective upon the expiration of such [***] period (such [***] period, the “Section 14.2(c) Termination
[***] Redacted pursuant to a confidential treatment request.

Notice Period”); provided, however, that a Section 14.2(c)Notice may not be given prior to [***]. In order to ensure the smooth transition of the Development, Manufacture (to the extent being performed by Pfizer or a Third Party on Pfizer’s behalf at the time notice of termination is given), including Fill/Finish, and/or Commercialization of the Drug Substance or Licensed Product from Pfizer to Protalix or a Third Party designated by Protalix, promptly after receipt by Protalix of such written notice, Pfizer and Protalix will develop a transition plan with respect to all then-current as well as planned activities relating to the Development, Manufacture (to the extent being performed by Pfizer or a Third Party on Pfizer’s behalf at the time notice of termination is given), including Fill/Finish, and/or Commercialization of the Drug Substance or the Licensed Product so as to minimize disruption to the continued Development, Manufacture (including Fill/Finish) and Commercialization of the Licensed Product. The transition plan shall include a mutually agreed-upon schedule for transition activities. The parties shall conduct transition activities pursuant to such transition plan and Section 14.4(a).
          (d) Protalix may terminate this Agreement as provided in and in accordance with Section 3.6(b).
     14.3. Continuing and Accrued Obligations and Surviving Provisions. After notice of termination is given and, subject to the further provisions of this Section 14.3, prior to the effective date of termination, this Agreement, including all payment obligations hereunder, shall continue in full force and effect, and the parties shall continue to carry out and perform their respective Development, Manufacturing and Commercialization activities in accordance with this Agreement through the effective date of termination. Without limitation of the foregoing, termination of this Agreement for any reason (i) shall be without prejudice to and shall not impair or limit in any manner (A) Protalix’s right to receive payment from Pfizer of Protalix’s share of Net Profit under Section 6.4(a) in respect of sales of Licensed Product in the Territory occurring prior to the effective date of such termination, whether or not the due date for such payment is after such effective date of termination, as well as Protalix’s share of Net Profit with respect to sales of Licensed Product contemplated by Section 14.4(c), (B) Protalix’s right to receive the applicable Event Milestone Payment in respect of any Event Milestone which occurs prior to the effective date of termination, whether or not the due date for such payment is after such effective date of termination, (C) Protalix’s right to receive payment from Pfizer in accordance with this Agreement for any Drug Substance ordered by Pfizer pursuant to this Agreement prior to the effective date of such termination, whether or not the due date for such payment is after such effective date of termination, and (D) any remedies that either party may have and (ii) shall not release a party hereto from any indebtedness, liability, payment or other obligation incurred hereunder (including liability for breach of this Agreement) by such party prior to the effective date of termination, including Protalix’s obligation to pay its share of Net Loss accrued under Section 6.4(b), as well as its share of any Net Loss with respect to sales of Licensed Product in the Territory contemplated by Section 14.4(c).
[***] Redacted pursuant to a confidential treatment request.

     14.4. Effects of Termination. Upon the effective date of termination of this Agreement in accordance with this Section 14, except as otherwise provided in Section 14.3, this Section 14.4 and Section 18.5, all licenses and rights provided for herein, and all obligations of the parties hereunder, shall terminate and this Agreement shall cease to be of further force or effect.
          (a) Upon termination of this Agreement for any reason in accordance with Section 14.2, then except as otherwise provided in Section 14.4(b):
               (i) Pfizer shall, promptly after such termination, provide to Protalix or its designee the following materials, provided that such materials shall be provided in the form and format in which such materials are maintained by Pfizer in the ordinary course of business (provided that Pfizer shall use Commercially Reasonable Efforts to provide such materials in a form and format useable by Protalix), and Pfizer shall not be required to prepare any new data, reports or information solely for purposes of transfer to Protalix:
                    (A) all regulatory filings, Regulatory Approvals, Price Approvals and Governmental and Third Party reimbursement approvals to the extent related to the Drug Substance or Licensed Product, including to the extent related to the Fill/Finish step in the Manufacture of the Licensed Product;
                    (B) all pre-clinical and clinical data, reports and information (including drug master files) in Pfizer’s possession or control to the extent relating to a Licensed Product or Drug Substance;
                    (C) all reports, records, regulatory correspondence and other materials in Pfizer’s possession or control to the extent relating to the pre-clinical and clinical development of the Drug Substance or Licensed Product, including the Fill/Finish step in the manufacture of the Licensed Product, and also including, if applicable, any information contained in the global safety database established and maintained by Pfizer for the Licensed Product; and
                    (D) all Product Marks actually used in commerce by Pfizer or its Affiliates for the Licensed Product, excluding the corporate or trade name or logo of Pfizer or its Affiliates.
               (ii) Effective upon such termination:
                    (A) Pfizer assigns to Protalix, or a Protalix Affiliate identified by Protalix, all of Pfizer’s right, title and interest in and to the materials transferred or delivered or deliverable by Pfizer pursuant to Section 14.4(a)(i), including the goodwill attendant to any Product Marks, to the extent Pfizer Controls such materials; with respect to the Product Marks, Pfizer shall execute an assignment of such Product Marks in favor of Protalix and Protalix shall be responsible for recording such assignment with the appropriate governmental trademark authorities. Protalix shall bear all costs associated with such recordation, unless this Agreement is terminated by Protalix pursuant to Section 14.2(a) or by Pfizer pursuant to Section 14.2(c), in which event Pfizer shall bear all such recordation costs. Pfizer shall cooperate in facilitating such assignment and recordation by timely executing all necessary documents provided to it by Protalix;
                    (B) If such termination is by Protalix pursuant to Section 14.2(a) or (d), or by Pfizer pursuant to Section 14.2(c), then the license granted by Pfizer to Protalix pursuant to Section 4.10(a)(i) shall survive such termination solely to the extent, if any, necessary for Protalix to sell outside the Territory its inventory of Licensed Product in existence as of the effective date of termination and shall automatically terminate upon the earlier of the date of the sale of the last Licensed Product in such inventory or 180 days after such effective date of termination; and
                    (C) Pfizer assigns to Protalix any applicable sublicenses to the extent related to the Licensed Product and/or Third Party agreements, with respect to significant services to be performed by Third Parties to the extent related to the Development, Manufacture or Commercialization of the Licensed Product in the Field, unless Protalix has advised Pfizer that it will not require such assignment.
               (iii) If such termination is by Protalix pursuant to Section 14.2(a) or Section 14.2(d), then to the extent at the effective date of such termination Pfizer or its Affiliate is performing the Fill/Finish and Labeling and Packaging for, or any other aspect of the Manufacture of, the Licensed Product: (A) Pfizer (or its Affiliate) will continue to do so and will supply Protalix, at the same price, and on such other terms and conditions on which Pfizer was supplying, or in the absence of termination would have been required to supply, through the first anniversary of the effective date of termination of this Agreement or such shorter period if Protalix notifies Pfizer that Protalix is able to perform or have performed the Fill/Finish and Labeling and Packaging for, or such other aspect(s) of the Manufacture of, the Licensed Product on comparable financial terms; and (B) Protalix will use Commercially Reasonable Efforts to be able to perform or have performed the Fill/Finish and Labeling and Packaging for, or such other aspect(s) of the Manufacture of, the Licensed Product as soon as is reasonably possible after the effective date of termination of this Agreement (including by taking assignment of any then-existing subcontract for Fill/Finish of the Licensed Product to the extent assignable).
               (iv) If such termination is by Pfizer pursuant to Section 14.2(b) solely with respect to a particular Country or Countries, such termination shall have the applicable effects set forth in Section 14.4(a) solely with respect to such Country or Countries.
               (v) Without limitation of the generality of the foregoing, the parties shall use diligent efforts to complete the transition of the Development (if applicable), Manufacture, and Commercialization of the Licensed Product in the Field in the Territory hereunder to Protalix (or its sublicensee or Third Party designee) as soon as is reasonably possible.
          (b) (i) In the event that (x) Pfizer advises Protalix that it has determined that it is not advisable for Pfizer or Protalix to continue Development or Commercialization of the Licensed Product as a result of a serious safety issue, or potential serious safety issue, regarding the use of the Licensed Product, (y) thereafter, at a meeting of the Steering Committee, representatives of Pfizer present in reasonable detail the basis for such determination and representatives of Protalix are afforded an opportunity to consider and discuss such presentation and Pfizer’s determination and (z) following such meeting of the Steering Committee, Pfizer delivers a Section 14.2(c) Notice, then if Protalix agrees with Pfizer that it is not advisable to continue Development or Commercialization of the Licensed Product, (A) the parties will promptly wind-down and terminate all Development and Commercialization of the Licensed Product (including, to the extent permitted by Law, the wind-down and cessation of any then ongoing clinical trials and Post-Approval Commitments) and all costs of such wind-down and termination will be borne [***]% by Pfizer and [***]% by Protalix, (B) this Agreement shall, effective immediately upon Pfizer’s delivery of the Section 14.2(c) Notice, terminate without the requirement of a Section 14.2(c) Termination Notice Period and for purposes of Section 14.4(a) shall be treated as a termination by Pfizer pursuant to Section 14.2(c), except that paragraphs (ii)(B), (ii)(C), (iii) and (v) of Section 14.4(a) shall not be applicable and (C) Protalix agrees not to conduct future Development or Commercialization of the Licensed Product.
               (ii) If, after the parties have complied with the procedures set forth in clauses (x), (y) and (z) of paragraph (b)(i) immediately above, Protalix does not agree with Pfizer that it is not advisable to continue Development or Commercialization of the Licensed Product as contemplated by Section 14.4(c)(i) and Protalix so notifies Pfizer in writing, then this Agreement shall be deemed to have terminated, effective upon Pfizer’s delivery of the Section 14.2(c) Notice without the requirement of a Section 14.2(c) Termination Notice Period, and for purposes of Section 14.4(a) such termination shall be treated as a termination by Pfizer pursuant to Section 14.2(c), except that paragraphs (ii)(B) and (iii) of Section 14.4(a) shall not be applicable.
          (c) Following termination of this Agreement, other than termination by Protalix pursuant to Section 14.2(a) or (d), notwithstanding the termination of the licenses and rights granted by Protalix to Pfizer hereunder, Pfizer and its Affiliates shall have the right to continue to sell their existing inventories of the Licensed Product for a period not to exceed one hundred eighty (180) days after the effective date of such termination and Protalix shall continue to receive its share of the Net Profit and bear its share of any Net Loss with respect to such sales. Following any termination of this Agreement by Protalix pursuant to Section 14.2(a), Pfizer shall promptly return to Protalix or destroy all inventory of Licensed Products in its possession as of the effective date of termination.
     (d) Following any termination of this Agreement, each of Pfizer and Protalix shall, upon request of the other party, return or destroy all Protalix Confidential Information and Pfizer Confidential Information, respectively, disclosed to it pursuant to this Agreement, including all copies and extracts of documents, as promptly as practicable following receipt of such request, except (i) that one (1) copy may be kept for the purpose of complying with continuing obligations under this Agreement and (ii) to the extent and for so long as necessary to perform its obligations or exercise its rights under this Section 14.4.
     14.5. Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Protalix are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S.
[***] Redacted pursuant to a confidential treatment request.

Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that Pfizer, as the licensee of intellectual property under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of a rejection of this Agreement by Protalix in any bankruptcy proceeding by or against Protalix under the U.S. Bankruptcy Code, (a) Pfizer shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the possession of the licensee, shall be promptly delivered to it upon Pfizer’s written request therefor, and (b) Protalix shall not interfere with Pfizer’s rights to intellectual property and all embodiments of intellectual property, and shall assist and not interfere with Pfizer in obtaining intellectual property and all embodiments of intellectual property from another entity. The term “embodiments” of intellectual property includes all tangible, intangible, electronic or other embodiments of rights and licenses hereunder, including all compounds and products embodying intellectual property, Licensed Products, regulatory filings, clinical studies and related rights, and Technology.
Section 15. INDEMNIFICATION AND INSURANCE
     15.1. Indemnification.
          (a) Protalix will indemnify, defend and hold Pfizer and Pfizer’s Affiliates, and their respective directors, officers and employees harmless from and against all Third Party Claims (defined in Section 15.3 below) and associated Losses, in each case to the extent arising out of:
               (i) the breach of any covenant, warranty or representation made by Protalix under this Agreement;
               (ii) the negligence, recklessness, or willful misconduct of, or violation of law by, Protalix or any of its Affiliates; or
               (iii) any acts or omissions of Protalix or any of its Affiliates, agents, consultants or contractors (A) in connection with the research, Development, Manufacture (including Fill/Finish) or Commercialization of the Drug Substance or Licensed Product prior to the Effective Date, (B) in connection with the research, Development or Commercialization of the Drug Substance or Licensed Product outside the Territory or the Manufacture (including Fill/Finish) of the Drug Substance or Licensed Product for sale outside the Territory, or (C) in connection with the research, Development, Manufacture (including Fill/Finish) or Commercialization of the Drug Substance or Licensed Product after termination of this Agreement and the reversion of the applicable rights hereunder to Protalix in accordance with Section 14.4 (including pursuant to Section 14.4(b)(ii)).
Protalix shall be obligated to so indemnify, defend and hold Pfizer harmless only to the extent that such Losses (i) do not arise from the negligence, recklessness or willful misconduct of Pfizer and (ii) are not Losses as to which Protalix is entitled to indemnification pursuant to Section 15.1(b).
          (b) Pfizer will indemnify, defend and hold Protalix, its Affiliates, and their respective directors, officers and employees harmless from and against all Third Party Claims and associated Losses, to the extent arising out of:
               (i) the breach of any covenant, warranty or representation made by Pfizer under this Agreement; or
               (ii) the negligence, recklessness, or willful misconduct of, or violation of law by. Pfizer or any of its Affiliates.
Pfizer shall be obligated to so indemnify, defend and hold Protalix harmless only to the extent that such Losses (i) do not arise from the negligence, recklessness or willful misconduct of Protalix and (ii) are not Losses as to which Pfizer is entitled to indemnification pursuant to Section 15.1(a) or Section 15.1(c).
          (c) In addition to Section 15.1(a), Protalix will indemnify, defend and hold Pfizer and Pfizer’s Affiliates, and their respective directors, officers and employees harmless as described in Appendix 15.1(c).
     15.2. Losses. For purposes of this Agreement, “Losses” means any and all damages (including all incidental, consequential, statutory and treble damages), awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses and expenses incurred by or awarded to Third Parties with respect to a Third Party Claim by reason of any judgment, order, decree, stipulation or injunction, or any settlement entered into, and all other documented costs and expenses incurred in investigating, preparing or defending any Third Party Claim litigation or proceeding, commenced or threatened, or in complying with any judgments, orders, decrees, stipulations and injunctions (including court costs, interest and reasonable fees of attorneys, accountants and other experts).
     15.3. Defense Procedures; Procedures for Third Party Claims.
          (a) For purposes of this Agreement, “Third Party Claim” means a claim asserted by a Third Party (in no event to include any Affiliate of either party) against a party or any of its Affiliates, or any of their respective directors, officers and employees. In the event a Third Party Claim is asserted with respect to any matter for which a party or any of its Affiliates, or any of their respective directors, officers and employees (the “Indemnified Party”) is entitled to indemnification hereunder, then the Indemnified Party shall promptly notify in writing the party obligated to indemnify the Indemnified Party (the “Indemnifying Party”) thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.
          (b) The Indemnifying Party shall assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Third Party Claim (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to join in (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Third Party Claim that the Indemnifying Party is defending as provided in this Agreement. Notwithstanding anything to the contrary contained herein, an Indemnified Party shall be entitled to assume the defense of any Third Party Claim with respect to the Indemnified Party, upon written notice to the Indemnifying Party, in which case the Indemnifying Party shall be relieved of liability under Section 15.1, as applicable, solely for such Third Party Claim and related Losses.
          (c) Neither party will enter into any settlement of any suit involving Licensed Products that materially affects the other party’s rights or obligations with respect to the Licensed Product without the other party’s prior written consent. Without limiting the foregoing, the Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened litigation in which the Indemnified Party has sought indemnification hereunder by the Indemnifying Party, unless such settlement involves solely monetary damages and includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such litigation.
     15.4. Certain Other Losses.
          (a) Any Losses incurred by either party or any of its Affiliates with respect to any Product Liability Claim (other than a Third Party Claim for which Protalix is obligated to indemnify Pfizer under Section 15.1(a) or Section 15.1(c) or Pfizer is obligated to indemnify Protalix under Section 15.1(b)) shall be treated as [***]. Solely for the purposes of coordinating the defense of any litigation relating to such Product Liability Claims, such Product Liability Claims will be treated as if they were Third Party Claims covered by Section 15.3 and Pfizer shall be deemed to be the “Indemnifying Party” under Section 15.3 for such Product Liability Claims. For purposes of this Agreement, “Product Liability Claim” means any Third Party Claim concerning any Licensed Product sold in the Territory in the Field during the Term pursuant to this Agreement (or sold during the period described in Section 14.4(c)) that is a product liability claim, including claims involving the death of or bodily injury to any individual (or allegations thereof) relating to use of the Licensed Product.
          (b) Any Losses incurred by either party or any of its Affiliates with respect to any Third Party Infringement Claim (other than a Third Party Claim for which Protalix is obligated to indemnify Pfizer under Section 15.1(a) or Section 15.1(c) or Pfizer is obligated to indemnify Protalix under Section 15.1(b)) shall be treated as [***]. Solely for the purposes of coordinating the defense of any litigation relating to such Third Party Infringement Claims, such Third Party Infringement Claims will be treated as if they were Third Party Claims covered by Section 15.3 and Pfizer shall be deemed to be the “Indemnifying Party” under Section 15.3 for such Third Party Infringement Claims. For purposes of this Agreement, “Third Party Infringement Claim” means a Third Party Claim that the (i) Development, Manufacture, use, distribution, marketing or sale of a Licensed Product in the Field in the Territory during the Term or (ii) Manufacture of Drug Substance or Licensed Product outside the Territory for sale in the Territory pursuant to this Agreement infringes or misappropriates such Third Party’s intellectual property or other proprietary rights.
[***] Redacted pursuant to a confidential treatment request.

          (c) Any Losses with respect to any Third Party Claim arising out of or relating to the Development, Manufacture, use, distribution, marketing or sale of a Licensed Product in the Field in the Territory during the Term pursuant to this Agreement (other than (i) a Third Party Claim for which Protalix is obligated to indemnify Pfizer under Section 15.1(a) or Section 15.1(c) or Pfizer is obligated to indemnify Protalix under Section 15.1(b), (ii) a Product Liability Claim and (iii) a Third Party Infringement Claim) shall be treated as follows: (x) any such Losses incurred by Pfizer or its Affiliates shall be treated as [***] and (y) any such Losses incurred by Protalix or its Affiliates shall be treated as [***].
          (d) In the event a party or any of its Affiliates incurs any Losses described in this Section 15.4 after the Term and after the final reconciliation of Net Profits and Net Losses pursuant to Section 7.1(c), Pfizer shall be responsible for [***]% of such Losses and Protalix shall be responsible for [***]% of such Losses. Each party will promptly pay the other party its share of such Losses after receipt of detailed supporting documentation evidencing such Losses.
     15.5. Disclaimer of Liability for Consequential Damages. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUE, SUFFERED BY PFIZER, PROTALIX OR ANY OF THEIR RESPECTIVE AFFILIATES. THE FOREGOING SENTENCE SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER SECTION 15 OR LIABILITIES RESULTING FROM A BREACH OF THE CONFIDENTIALITY OBLIGATIONS UNDER SECTION 9 ABOVE AND PROVIDED THAT THIS SECTION 15.5 SHALL NOT RELIEVE EITHER PARTY FROM ITS PAYMENT OBLIGATIONS UNDER THIS AGREEMENT.
     15.6. Sole Remedy. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND EXCEPT FOR ANY EQUITABLE REMEDIES THAT MAY BE AVAILABLE TO A PARTY, INDEMNIFICATION PURSUANT TO SECTION 15 SHALL BE THE SOLE AND EXCLUSIVE REMEDY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY) AVAILABLE TO PROTALIX OR PFIZER FOR THE MATTERS COVERED THEREIN.
     15.7. Insurance Requirements. As of the Effective Date, Protalix shall provide and maintain such insurance coverage, in minimum types and amounts as described in subsection (b) below. As of the Effective Date, Pfizer shall self insure or provide and maintain such insurance coverage, in minimum types and amounts as described in subsection (d) below.
          (a) Protalix Insurance Generally.
[***] Redacted pursuant to a confidential treatment request.

               (i) Any and all deductibles for Protalix’s insurance policies (the “Protalix Insurance Policies”) shall be assumed by, for the account of, and at Protalix’s sole risk. All deductibles and self-insured retention amounts shall be assumed by Protalix.
               (ii) Such Protalix Insurance Policies shall be primary and non-contributing with respect to any other similar insurance policies available to Pfizer or its Affiliates. Except for employers’ liability and property insurance policies, Protalix will add Pfizer and its Affiliates on all such Protalix Insurance Policies as additional insureds with respect to liability incurred by Pfizer or its Affiliates arising from any acts or omissions of Protalix, and Protalix will require that the property insurance policy included in the Protalix Insurance Policies include a waiver of subrogation in favor of Pfizer and its Affiliates.
               (iii) Prior to the Effective Date, Protalix has provided Pfizer with original certificates and additional insurance endorsements evidencing the specified insurance coverage, and at each renewal thereof or expiration of any one coverage, whichever occurs first, Protalix shall furnish to Pfizer original certificates and additional insurance endorsements evidencing the specified insurance coverage. Such certificates shall provide that not less than thirty (30) days prior written notice of any policy cancellation or detrimental change shall be given to Pfizer. The certificate(s) of insurance shall be signed by a person authorized by the insurer(s) to bind coverage on its (their) behalf. Protalix shall provide, pay for, and maintain in effect, the Protalix Insurance Policies with a minimum “A-” A.M. Bests rating or S&P minimum of BBB or their substantial equivalent (in the case of such policies in Israel, to the extent such ratings or substantial equivalents are available).
          (b) Protalix Insurance Requirements. The insurance required under subsection (a) shall be written for not less than any limits of liability specified herein or as required by law, whichever is greater; Protalix has the right to provide the total limits required by any combination of primary and excess/umbrella coverage; said Protalix insurance to include, without limitation, the following:
               (i) Insurance for liability applicable with respect to persons performing the work hereunder and employer’s liability insurance covering all claims by or in respect to the employees of Protalix and all subcontractors, providing:
               (ii) Employer’s liability insurance with a limit of the greater of the equivalent of $[***] for each occurrence and in the aggregate in the Protalix Insurance Policies.
               (iii) Commercial General/Public Liability insurance with the following limits and forms/endorsements:
[***] Redacted pursuant to a confidential treatment request.

                    (A) Each occurrence and in the aggregate: $[***].
                    (B) Clinical Trials Coverage or Products & Completed Operations Aggregate once products are marketed: $[***].
                    (C) Pfizer and its Affiliates as additional insureds with respect to any legal liability of Pfizer or its Affiliates, arising out of Protalix’s performance hereunder.
If Protalix has care, custody or control of Pfizer property or inventory, Protalix shall be responsible for any loss or damage to it, and provide all risk property coverage included within the Protalix Insurance Policies at full replacement cost for same.
          (c) Pfizer Insurance Generally.
               (i) Any and all deductibles for Pfizer’s insurance policies (the “Pfizer Insurance Policies”) shall be assumed by, for the account of, and at Pfizer’s sole risk.
               (ii) To the extent of its negligence, such Pfizer Insurance Policies shall be primary and non-contributing with respect to any other similar insurance policies available to Protalix or its Affiliates. Except for workers compensation/employers’ liability, Pfizer will add Protalix and its Affiliates, as additional insureds, and Pfizer will require that the Pfizer Insurance Policies provide a waiver of subrogation in favor of Protalix and its Affiliates.
               (iii) Prior to the Effective Date of the Agreement and, at Protalix’s request, at each renewal thereof or expiration of any one coverage, whichever occurs first, Pfizer shall furnish to Protalix original certificates evidencing the specified insurance coverage. Such certificates shall provide that not less than thirty (30) days prior written notice of any policy cancellation or detrimental change shall be given to Protalix. The certificate(s) of insurance shall be signed by a person authorized by the insurer(s) to bind coverage on its (their) behalf. Pfizer shall provide, pay for, and maintain in effect the Pfizer Insurance Policies with minimum “A-” A.M. Bests rated insurance carriers.
          (d) Pfizer Insurance Requirements. The insurance required under subsection (c) shall be written for not less than any limits of liability specified herein or as required by law, whichever is greater; Pfizer has the right to provide the total limits required by any combination of self insurance, primary and excess/umbrella coverage; said Pfizer Insurance to include, without limitation, the following:
               (i) Insurance for liability under the workers’ compensation or occupational disease laws of any state or other jurisdiction in which Pfizer performs activities
[***] Redacted pursuant to a confidential treatment request.

pursuant to this Agreement (or be a qualified self-insurer in those states and jurisdictions) or otherwise applicable with respect to persons performing hereunder and employer’s liability insurance covering all claims by or in respect to the employees of Pfizer, providing:
               Employer’s liability insurance with a limit of $[***]
               (ii) Commercial General Liability insurance with the following limits and forms/endorsements:
                    (A) Each occurrence: $[***]
                    (B) Products & Completed Operations Aggregate: $[***]
                    (C) Protalix and its Affiliates as additional insureds with respect to any legal liability of Protalix or its Affiliates, arising out of Pfizer’s performance hereunder.
                    (iii) Umbrella (Excess) Liability Coverage (follow form) in an amount not less than $[***] per occurrence.
Section 16. STANDSTILL
     16.1. Standstill Provisions. Upon the Effective Date, and for a period during the Term lasting until the [***] anniversary of the first Launch of the Licensed Product, except as otherwise permitted herein, Pfizer and its Affiliates will not (and will not assist or encourage others to) directly or indirectly in any manner, absent a request by Protalix Parent:
          (a) acquire, or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, gift or otherwise, any direct or indirect beneficial ownership (within the meaning of Rule 13d—3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of or interest in any securities of Protalix Parent entitled to vote on the election of directors (“Voting Securities”), or any direct or indirect rights, warrants or options to acquire, or any securities convertible into or exchangeable for, any Voting Securities of Protalix Parent, except for such beneficial ownership not exceeding [***] percent ([***]%) of all then outstanding Voting Securities;
          (b) make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission (the “SEC”) promulgated pursuant to Section 14 of the Exchange Act);
          (c) form, join or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Voting Securities of Protalix Parent;
[***] Redacted pursuant to a confidential treatment request.

          (d) alone, or in concert with others: make any tender or exchange offer to Protalix Parent’s stockholders, or make any other offer or proposal to Protalix Parent or its stockholders for any merger, consolidation, restructuring, recapitalization or similar transaction with or involving Protalix Parent (a “Business Combination Transaction”), or otherwise seek to control, change or influence the management, board of directors or policies of Protalix Parent, seek to have called any meeting of the stockholders of Protalix Parent, propose or nominate any person as a director of Protalix Parent who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the stockholders of Protalix Parent, provided that actions taken by Pfizer to exercise its rights or comply with its obligations under this Agreement shall not be deemed to violate the foregoing; or
          (e) enter into any arrangement or understanding with others to do any of the actions restricted or prohibited under Sections 16.1(a) through 16.1(d).
     16.2. Exceptions. The foregoing standstill provisions set forth in Sections 16.1(a) through 16.1(e) inclusive (the “Standstill Provisions”) shall not prohibit Pfizer or its Affiliates from (a) any investment in any Voting Securities of Protalix Parent by or on behalf of any pension or employee benefit plan or trust, provided that such investment is directed by independent trustees, administrators or employees, including (i) any direct or indirect interests in portfolio securities held by an investment company registered under the Investment Company Act of 1940, as amended, or (ii) interests in securities comprising part of a mutual fund or broad based, publicly traded market basket or index of stocks approved for such a plan or trust in which such plan or trust invests; (b) acquiring Voting Securities of Protalix Parent held by an entity (other than an entity the sole or principal asset of which is Voting Securities of Protalix Parent) acquired by Pfizer on the date such entity first entered into an agreement to be acquired by Pfizer or acquired after such entity was acquired by Pfizer pursuant to an agreement requiring (but only to the extent requiring) such entity to acquire such Voting Securities, which agreement was in effect on the date such entity first entered into an agreement to be acquired by Pfizer; (c) acquiring any securities of Protalix Parent, as debtor, in a transaction subject to the approval of the United States Bankruptcy Court pursuant to proceedings under the United States Bankruptcy Code; or (d) selling Voting Securities to any Third Party as part of an Acquisition Proposal or Business Combination or voting against any such Acquisition Proposal or Business Combination.
Notwithstanding the foregoing, Pfizer shall not play an active role directly or indirectly or otherwise influence any of the decisions or actions described in, or related to, clause (a) or (b) of this Section 16.2.
     16.3. Termination of Standstill Provisions. Upon the occurrence of a Trigger Event (defined below) with respect to Protalix Parent, Section 16.1 shall automatically terminate and be of no further force or effect, provided that such termination shall not relieve Pfizer from liability for breach of Section 16.1 prior to such termination. For purposes of this Agreement, (a) a “Trigger Event” shall occur with respect to Protalix Parent if (i) Protalix Parent shall have publicly announced that it has entered into, or that it is in discussions or negotiations with respect to, an agreement or agreement in principle with a Third Party (including a Third Party acting in concert with others) with respect to an Acquisition (defined below) or (ii) it shall have been publicly disclosed that any Person or group (defined in Section 13(d)(3) of the Exchange Act), other than Pfizer or its Affiliates, has (A) acquired or agreed to acquire, or (B) commenced or intends to commence a tender offer or an exchange offer to acquire, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of [***] percent ([***]%) or more of the outstanding Voting Securities of Protalix Parent or any rights or options to acquire such beneficial ownership, including from a Third Party; or (iii) it shall have been publicly disclosed that any Person or group, other than Pfizer or its Affiliates, has made an offer or proposal which if effected would result in an Acquisition of Protalix Parent, or is in negotiations or discussions with respect to a transaction which if effected would result in an Acquisition of Protalix Parent, which offer or proposal is not rejected or otherwise recommended against, or in the case of reported negotiations or discussions, not publicly rebutted, by Protalix Parent by the earlier of (a) the relevant time period under applicable Law or (b) ten (10) Business Days, in each case after such offer or proposal becomes public; and (b) “Acquisition” means, with respect to Protalix Parent (i) a Business Combination Transaction, unless, immediately following such Business Combination Transaction all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Voting Securities of Protalix Parent immediately prior to such Business Combination Transaction beneficially own, directly or indirectly (including through one more holding companies or subsidiaries) at least [***] percent ([***]%) of the then-outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination Transaction (including a corporation or other entity that as a result of such transaction owns Protalix Parent or all or substantially all of a Protalix Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination Transaction, of the outstanding Voting Securities of Protalix Parent; (ii) the acquisition, directly or indirectly, by any Person or group (other than Pfizer or its Affiliates) of beneficial ownership of [***] percent ([***]%) or more of the outstanding Voting Securities of Protalix Parent or any rights or options to acquire such beneficial ownership, including from a Third Party, or (iii) the acquisition by a Third Party of all or substantially all of the assets of Protalix or Protalix Parent.
For the purposes of clarity, but without impairment or limitation of Pfizer’s obligations under, and liability for breach of, this Section 16, Pfizer’s possession, and consideration in connection with an Acquisition, of Protalix Confidential Information obtained under this Agreement shall not, by itself, be deemed a breach of Section 9 of this Agreement.
     16.4. Sales Process. Notwithstanding anything to the contrary contained in this Section 16, Protalix Parent agrees that, in the event during the Term it or its authorized representatives is engaged in an auction or other sale process, whether formal or informal, authorized by Protalix Parent’s Board of Directors, whereby proposals are solicited or received from, or being negotiated with, more than one Third Party for a transaction which, if effected, would result in
[***] Redacted pursuant to a confidential treatment request.

the Acquisition of Protalix Parent, Pfizer shall be afforded the opportunity to participate in such process on substantially the same terms as any Third Party invited to so participate, including with respect to the making available of information to, and the terms of confidentiality agreements entered into with, such Third Parties.
Section 17. GOVERNING LAW AND JURISDICTION
     17.1. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, without regard to conflicts of law rules.
     17.2. Jurisdiction. With the exception of those matters referred for resolution by independent accountants under Section 7.5, in the event of any controversy, claim or counterclaim arising out of or relating to this Agreement, the parties shall first attempt to resolve such controversy or claim through good faith negotiations for a period of not less than thirty (30) days following notification of such controversy or claim to the other party. If such controversy or claim cannot be resolved by means of such negotiations during such period, then such controversy or claim shall be resolved by the United States District Court for the Southern District of New York or, in the event federal subject matter jurisdiction is lacking, a New York State court sitting in New York, New York (the “Court”). Each party (a) irrevocably submits to the exclusive jurisdiction of the Court for purposes of any action, suit or other proceeding relating to or arising out of this Agreement and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in the Court, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that the Court does not have any jurisdiction over such party. The provisions of the U.N. Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. Protalix hereby irrevocably designates, appoints and empowers CT Corporation System, 111 Eighth Avenue, New York, NY 10011, as its true and lawful agent and attorney-in-fact in its name, place and stead to receive and accept on its behalf service of process in any action, suit or proceeding in the Court with respect to any matters as to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.
Section 18. MISCELLANEOUS
     18.1. Force Majeure. Neither party hereto shall be liable to the other party for any losses or damages attributable to a default under or breach of this Agreement that is the result of war (whether declared or undeclared), acts of God, revolution, acts of terror, fire, earthquake, flood, pestilence, riot, enactment or change of Law (following the Effective Date), accident(s), labor trouble, shortage of or inability to obtain material equipment or transport or any other cause beyond the reasonable control of such party (each, a “Force Majeure Event”); provided that if such a cause occurs, then the party affected will promptly notify the other party of the nature and likely result and duration (if known) of such cause and use its Commercially Reasonable Efforts
[***] Redacted pursuant to a confidential treatment request.

to avoid or remove such causes of nonperformance as soon as is reasonably practicable. Upon termination of the Force Majeure Event, the performance of any suspended obligation or duty shall promptly recommence. If the event lasts for a period of longer than one (1) month, the parties shall meet and work diligently to implement appropriate remedial measures.
     18.2. Severability. If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not affect the enforceability or validity of the remainder of this Agreement or any of its provisions; provided, however, the parties shall use their respective reasonable efforts to mutually agree to replace the invalid provisions in a manner that best accomplishes the original intentions of the parties.
     18.3. Waivers. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. Neither the waiver by any party of any term or condition of this Agreement nor the failure on the part of any party, in one or more instances, to enforce any of the provisions of this Agreement or to exercise any right or privilege, shall be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.
     18.4. Entire Agreements; Amendments. This Agreement, together with the Quality Agreement(s), sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all agreements or understandings, verbal or written, made between Protalix and Pfizer before the date hereof with respect to the subject matter hereof, including the Confidential Disclosure Agreement between the parties, dated June 11, 2009. All Confidential Information disclosed by either party to the other party prior to the Effective Date will be deemed to have been disclosed pursuant to this Agreement. None of the terms of this Agreement shall be amended, supplemented or modified except in writing signed by the parties.
     18.5. Survival. The provisions of Section 3.3(a) (Non-Assertion of Rights), Section 5.2(b), with respect Pfizer’s obligation to reimburse Protalix’s out-of-pocket expenses, Section 7.1(f) (Reconciliation after Termination), Section 7.5 (Inspection of Records), Sections 9.1 and 9.2 (Confidentiality), Section 10.5 (Disclaimer of Warranty), Sections 14.3 and 14.4 (Continuing and Accrued Obligations; Effect of Termination), Section 15 (Indemnification) and Sections 17.1 and 17.2 (Governing Law and Jurisdiction), as well as (x) any other Sections or defined terms referred to in such Sections or necessary to give them effect and (y) any other provision that by its terms expressly survives termination of this Agreement, shall survive termination of this Agreement and remain in force until discharged in full. Furthermore, any other provisions required to interpret and enforce the parties’ rights and obligations or to wind up their outstanding obligations under this Agreement shall survive to the extent required.
[***] Redacted pursuant to a confidential treatment request.

     18.6. Assignment; Binding Effect.
          (a) Neither this Agreement nor any rights or obligations of either party to this Agreement may be assigned or otherwise transferred by either party without the consent of the other party; provided, however, either party may, without such consent, assign this Agreement, in whole or in part: (i) to any of its respective Affiliates, provided that such assigning party shall remain jointly and severally liable with such Affiliate in respect of all obligations so assigned; (ii) to a Third Party where a party or its Affiliate is required, or makes a good faith determination based on advice of counsel, to divest a Licensed Product in order to comply with Law or the order of any Governmental Authority as a result of a merger or acquisition; or (iii) to a Third Party successor to all or substantially all of the assets of such party whether by merger, sale of stock, all or substantially all of a party’s assets or other similar transaction, so long as such Third Party agrees in writing to be bound by the terms of this Agreement.
          (b) Any purported assignment in violation of this Section 18.5 shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.
          (c) Pfizer may assume this Agreement in any proceeding under the U.S. Bankruptcy Code upon satisfaction of the conditions set forth in U.S. Bankruptcy Code Section 365(b)(1).
          18.7. Independent Contractor. The relationship between Protalix and Pfizer is that of independent contractors. Protalix and Pfizer are not joint venturers, partners, principal and agent, employer and employee, and have no other relationship other than independent contracting parties.
          18.8. Notices. Each communication and document made or delivered by one party to another under this Agreement shall be made in the English language. All notices, consents, approvals, requests or other communications required hereunder given by one party to the other hereunder shall be in writing and made by registered or certified air mail, facsimile, express overnight courier or delivered personally to the following addresses of the respective parties:

If to Protalix:	Protalix Ltd.
2 Snunit Street
Science Park
P.O.B 455
Carmiel 20100, Israel
	Attention:	Chief Executive Officer
	Facsimile:	972-4-988-9489

If to Pfizer:	Pfizer Inc.
235 East 42nd Street
New York, New York, 10017-5755
U.S.A.
	Attention:	President and General Manager of the Established Business Products Unit
	Facsimile:	+1 (212) 351-1049

with a copy to:
	Attention:	Chief Counsel, Established Products Business Unit
	Facsimile:	+1 (212) 351-1049
Notices hereunder shall be deemed to be effective (a) upon receipt if personally delivered, (b) on the tenth (10th) Business Day following the date of mailing if sent by registered or certified air mail and (c) on the second (2nd) Business Day following the date of transmission or delivery to the overnight courier if sent by facsimile or overnight courier. A party may change its address listed above by sending notice to the other party in accordance with this Section 18.8.
     18.9. Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either party. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either party.
     18.10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.
     18.11. Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a party, such party agrees to cause its Affiliates to perform such obligations. Pfizer may use one or more of its Affiliates to exercise its rights or perform its obligations and duties hereunder, provided that Pfizer shall remain liable hereunder for the prompt payment and performance of all of its obligations hereunder.
     18.12. Corporate Integrity Agreement. Protalix acknowledges that (a) Pfizer develops and promotes its products in compliance with the statutes, regulations and written directives of Medicare, Medicaid and all other federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) and with the statutes, regulations, and written directives of the Food and Drug Administration, and (b) Pfizer shall not be obligated to take any action pursuant to this Agreement that it believes, in its sole discretion, constitutes a violation of any of Pfizer’s obligations set forth in subsection (a) above or such Corporate Integrity Agreement.
     18.13. Counterparts. This Agreement may be executed in any counterparts, each of which, when executed, shall be deemed to be an original and which together shall constitute one and the same document.
     18.14. Headings. Headings in this Agreement are included herein for ease of reference only and shall have no legal effect. References to the parties, Sections, Schedules, and Exhibits are to the parties, Sections, Schedules and Exhibits to and of this Agreement unless otherwise specified.
     18.15. Equitable Remedies. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without limitation of other remedies which may be available to a party for breach of this Agreement by the other party, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized officers upon the date set out below.

Protalix Ltd.		Pfizer Inc.

By:	/s/ David Aviezer Name: David Aviezer	By:	/s/ David Simmons Name: David Simmons
	Title: President and CEO		Title: President and General Manager, Established Products BU

Date: November 30, 2009		Date: November 30, 2009

Reference is hereby made to the Exclusive License and Supply Agreement between Protalix Ltd. (“Protalix”) and Pfizer Inc. (“Pfizer”) dated November 30, 2009 (the “Agreement”). Protalix Biotherapeutics, Inc., a Florida corporation (“Protalix Parent”), hereby agrees to unconditionally guarantee the obligations and liabilities of Protalix under the Agreement, including Protalix’s obligations under Section 18.11 to cause its Affiliates to perform obligations imposed on such Affiliates. Protalix Parent hereby acknowledges and agrees that (a) Protalix and Pfizer may amend or modify the Agreement without the requirement of providing notice of such amendment or modification to Protalix Parent or of obtaining Protalix Parent’s consent thereto and (b) Pfizer shall be entitled to interact and deal with Protalix on all matters relating to the Agreement (and any modifications and amendments hereto) without regard to the guaranty made by Protalix Parent hereunder, and that, in each such case, the obligations and liabilities of Protalix Parent under this guaranty shall not be released or otherwise affected or impaired as a result thereof. Protalix Parent hereby confirms to Pfizer that Protalix is a wholly-owned subsidiary of Protalix. If at any time during the Term Protalix ceases to be a wholly-owned subsidiary of Protalix, Protalix Parent will obtain and deliver to Pfizer within thirty (30) days of such event a written agreement of the Person(s) who have become holders of equity securities of Protalix to comply with and be bound by the terms of this guaranty. Protalix Parent agrees that the provisions of Section 17.1 and 17.2 of the Agreement shall apply to this guaranty to the same extent to which they apply to the Agreement.
Protalix Biotherapeutics, Inc.

By:
	Name:	David Aviezer
	Title:	President and CEO

Date: November 30, 2009

EXHIBIT A
AMINO ACID SEQUENCE FOR DRUG SUBSTANCE

	EFARPCIPKS	FGYSSVVCVC	NATYCDSFDP	PTFPALGTFS	RYESTRSGRR	MELSMGPIQA
61	NHTGTGLLLT	LQPEQKFQKV	KGFGGAMTDA	AALNILALSP	PAQNLLLKSY	FSEEGIGYNI
121	IRVPMASCDF	SIRTYTYADT	PDDFQLHNFS	LPEEDTKLKI	PLIHRALQLA	QRPVSLLASP
181	WTSPTWLKTN	GAVNGKGSLK	GQPGDIYHQT	WARYFVKFLD	AYAEHKLQFW	AVTAENEPSA
241	GLLSGYPFQC	LGFTPEHQRD	FIARDLGPTL	ANSTHHNVRL	LMLDDQRLLL	PHWAKVVLTD
301	PEAAKYVHGI	AVHWYLDFLA	PAKATLGETH	RLFPNTMLFA	SEACVGSKFW	EQSVRLGSWD
361	RGMQYSHSII	TNLLYHVVGW	TDWNLALNPE	GGPNWVRNFV	DSPIIVDITK	DTFYKQPMFY
421	HLGHFSKFIP	EGSQRVGLVA	SQKNDLDAVA	LMHPDGSAVV	VVLNRSSKDV	PLTIKDPAVG
481	FLETISPGYS	IHTYLWHRQD	LLVDTM

A-1

EXHIBIT B
PROTALIX PATENT RIGHTS
[***]
[***]   Redacted pursuant to a confidential treatment request.

B-1

EXHIBIT C
THIRD PARTY LICENSES
[***]
[***]   Redacted pursuant to a confidential treatment request.

C-1

EXHIBIT D
DEVELOPMENT PLAN
[***]
[***]   Redacted pursuant to a confidential treatment request.

D-1

EXHIBIT E
CALCULATION OF NET PROFIT/NET LOSS
[***]
[***]   Redacted pursuant to a confidential treatment request.

E-1

EXHIBIT F
PRESS RELEASE

For Immediate Release:	Pfizer Contacts:
December 1, 2009	Joan Campion (Media)
212 733-2798
Joan.Campion@Pfizer.com

Suzanne Harnett (Investors)
212 733-8009
Suzanne.Harnett@Pfizer.com

Protalix Contacts:
Brad Miles (Media)
BMC Communications Group, LLC
Bmiles@bmccommunications.com
917 570 7340

Marcy Nanus (Investors)
The Trout Group, LLC
646 378 2927
Mnanus@troutgroup.com
Pfizer And Protalix Enter Into Agreement To Develop And Commercialize
Gaucher’s Disease Treatment

New Drug Application (NDA) expected to be filed with FDA for novel enzyme replacement therapy with Fast Track Orphan Drug designation
New York, NY, 2009 — Pfizer (NYSE: PFE) and Protalix (NYSE-Amex: PLX) today announced that they have entered into an agreement to develop and commercialize taliglucerase alfa, a plant-cell expressed form of glucocerebrosidase (GCD) in development for the potential treatment of Gaucher’s disease. Under the terms of the agreement, Pfizer will receive exclusive worldwide licensing rights for the commercialization of taliglucerase alfa, while Protalix will retain the exclusive commercialization rights in Israel. Taliglucerase alfa is the first enzyme replacement therapy derived from a proprietary plant cell-based expression platform using genetically engineered carrot cells. With the successful completion of Phase III clinical studies, Protalix is preparing to complete a rolling New Drug Application (NDA) with the

U.S. Food and Drug Administration (FDA). The FDA has granted Orphan Drug designation and Fast Track status, facilitating the development and expediting the review of drugs to treat rare conditions or diseases, as well as an Emergency Use Authorization. The FDA has also requested, and subsequently approved, an Expanded Access Program (EAP) treatment protocol. Taliglucerase alfa is currently being provided to Gaucher’s patients in the U.S. under the EAP protocol, as well as to patients in the European Union under a compassionate use protocol.
“We are excited about this collaboration, which represents a significant step towards bringing, for the first time, a plant-based enzyme replacement treatment option to patients affected by Gaucher’s disease,” commented Dr. David Aviezer, president and CEO of Protalix. “By joining our advances in biologics manufacturing and protein development with Pfizer’s global strengths in patient services and reimbursement we expect to help make taliglucerase alfa an important and cost-effective treatment choice for Gaucher’s patients throughout the world.”
Under the agreement, Pfizer will make an upfront payment of $60 million to Protalix. In addition, Protalix is eligible to receive additional regulatory milestone payments of up to $55 million. Pfizer and Protalix will share future revenues and expenses for the development and commercialization of taliglucerase alfa on a 60 percent/40 percent basis respectively.
“By combining our respective strengths to advance this innovative therapy, Pfizer and Protalix expect to quickly deliver an alternative treatment for people suffering from Gaucher’s disease,” said David Simmons, president and general manager of Pfizer’s Established Products Business Unit. “This agreement supports our goal to meet the needs of many patient populations, including those affected by rare diseases, and brings the best minds together to challenge the most feared diseases of our time.”
Peter L. Saltonstall, President and CEO, National Organization for Rare Disorders (NORD) stated, “NORD is always pleased when treatment options are expanded for people with rare diseases. We welcome Pfizer’s commitment to the rare disease arena, and look forward to working with both Pfizer and Protalix in support of increased options for patients and families affected by rare diseases.”
About Gaucher’s disease
Gaucher’s disease, an inherited condition, is the most prevalent lysosomal storage disorder, with an incidence of about 1 in 20,000 live births. People with Gaucher’s disease do not have enough of an enzyme, β-glucosidase (glucocerebrosidase) that breaks down a certain type of fat molecule. As a result, lipid engorged cells (called Gaucher cells) amass in different parts of the body, primarily the spleen, liver and bone marrow. Accumulation of Gaucher cells may cause spleen and liver enlargement, anemia, excessive bleeding and bruising, bone disease and a number of other signs and symptoms.
About Protalix
Protalix is a biopharmaceutical company focused on the development and commercialization of proprietary recombinant therapeutic proteins expressed through its proprietary plant cell based expression system. Protalix’s ProCellEx(™) presents a proprietary method for the expression of recombinant proteins that Protalix believes will allow for the cost-effective, industrial-scale production of recombinant therapeutic proteins in an environment free of mammalian components and viruses. Protalix is also advancing additional recombinant biopharmaceutical drug development programs. Taliglucerase alfa is an enzyme replacement therapy in development under a Special Protocol Assessment with FDA for Gaucher’s disease.
Pfizer Inc.: Working together for a healthier world™
At Pfizer, we apply science and our global resources to improve health and well-being at every stage of life. We strive to set the standard for quality, safety and value in the discovery, development and manufacturing of medicines for people and animals. Our diversified global health care portfolio includes human and animal biologic and small molecule medicines and vaccines, as well as nutritional products and many of the world’s best-known consumer products. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as the world’s leading biopharmaceutical company, we also collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 150 years, Pfizer has worked to make a difference for all who rely on us. To learn more about our commitments, please visit us at www.pfizer.com.
DISCLOSURE NOTICE: The information contained in this release is as of December 1, 2009, and neither Pfizer nor Protalix assume any obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.
This release contains forward-looking information about taliglucerase alfa, a product candidate that is the subject of a global development and commercialization agreement between Pfizer and Protalix, including its potential benefits and the anticipated filing of a new drug application with the FDA that involves substantial risks and uncertainties. Such risks and uncertainties include, among other things, the uncertainties inherent in research and development; decisions by regulatory authorities regarding whether and when to approve any drug applications that may be filed for such product candidate as well as their decisions regarding labeling and other matters that could affect its availability or commercial potential; and competitive developments.
A further description of risks and uncertainties with respect to Pfizer can be found in Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in its reports on Form 10-Q and Form 8-K. A further description of risks and uncertainties with respect to Protalix can be found in Protalix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and its reports on Form 10-Q.
# # #

EXHIBIT G
INITIAL COMMERCIALIZATION PLAN
[***]
[***] Redacted pursuant to a confidential treatment request

G-1

EXHIBIT H
FORM OF TRADEMARK ASSIGNMENT
TRADEMARK ASSIGNMENT
WHEREAS, Protalix Ltd., a limited liability company incorporated under the laws of Israel with offices located at 2 Snunit Street, Science Park, P.O.B 455, Carmiel 20100, Israel (“Assignor”), is the owner of the Uplyso trademark which has been registered and applied for by Protalix in those countries shown in the attached Schedule.
WHEREAS, Pfizer Inc., a Delaware corporation with offices located at 235 East 42nd Street, New York, New York, 10017, U.S.A. (“Assignee”) desires to acquire all rights and goodwill associated with the Uplyso trademark worldwide, including but not limited to registrations and applications shown in the attached Schedule.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby transfers, releases and assigns to Assignee, effective as of the latest date signed below, all right, title and interest in and to the Uplyso mark, worldwide, together with (1) the goodwill of the business symbolized by this mark, (2) the registrations and/or applications for the Uplyso mark as shown in the attached Schedule, (3) any common law rights in the mark, (4) the right of priority, and (5) all claims for damages by reason of past infringement of the mark and of the respective registrations, and/or applications, with the right to sue for and collect the same for its own use and behalf and for the use and behalf of its successors, assigns and other legal representatives. This Trademark Assignment is intended to be effective worldwide.

Protalix Ltd.
Date: November 30, 2009	By:
		Name:	David Aviezer
		Title:	President and CEO

SUBSCRIBED TO AND SWORN
BEFORE ME ON THIS ___DAY
OF                                         ,

Notary Public

Pfizer Inc.
Date: November 30, 2009	By:
		Name:	David Simmons
		Title:	President and General Manager, Established Products BU

SUBSCRIBED TO AND SWORN
BEFORE ME ON THIS ___DAY
OF                                         ,

Notary Public

Schedule for Trademark Assignment
[***]
[***] Redacted pursuant to a confidential treatment request

EXHIBIT I
COMPLIANCE CERTIFICATE
Reference is hereby made to the Exclusive License and Supply Agreement between Protalix Ltd. (“Protalix”) and Pfizer Inc. (“Pfizer”) dated November 30, 2009 (the “Agreement”).
Pursuant to Section 10.1(t) of this Agreement, Protalix shall certify to Pfizer that:
1.	It has been provided with a copy of Pfizer’s International Anti-Bribery and Anti-Corruption Procedure; and

2.	In connection with this Agreement, it has not made any payments or provided any benefit to a Government Official, as defined in Pfizer’s International Anti-Bribery and Anti-Corruption Principles, to induce such Government Official to make any governmental act or decision to help the Parties obtain or retain business and have not made a payment or offered any item or benefit, regardless of values as improper inducement for such Government Official to approve reimburse, prescribe, or purchase a Product, to influence the outcome of a clinical trial, or other wise improperly to benefit the Pfizer’s business activities.
PROTALIX LTD.

Name: David Aviezer
Title: President and CEO
Date: November 30, 2009

I-1

EXHIBIT J
FORM OF [***] LETTER AGREEMENT
[***]
[***] Redacted pursuant to a confidential treatment request

J-1

EXHIBIT K
[***]
[***]
[***] Redacted pursuant to a confidential treatment request

K-1